UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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FORUM ENERGY TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2020 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

LETTER FROM THE CHAIRMAN OF THE BOARD TO OUR STOCKHOLDERS

Dear Fellow Stockholders,	April 2, 2020

On behalf of your board of directors and management, I am pleased to invite you to attend the annual meeting of stockholders of Forum Energy Technologies, Inc. (the "Company" or "Forum"), which will be held at 8:00 a.m., Central Daylight Time, on May 12, 2020, at our offices located at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.

The year 2019 was certainly challenging for our industry and for the oilfield equipment sector. Oil prices fluctuated throughout 2019 and were on average lower compared to 2018. Furthermore, publicly traded exploration and production and oilfield services companies were, and continue to be, under pressure from investors to reduce capital spending to generate positive free cash flow and return capital to investors. This has led service companies to reduce capital expenditures on new equipment and defer maintenance on existing fleets by utilizing equipment from idle units. In addition, drilling and hydraulic fracturing and other completion activities slowed significantly in the second half of 2019, causing a material reduction in demand for many of our products and, therefore, our revenue.

Despite these strong headwinds, I believe our team has done an admirable job in our three areas of focus: (1) generating strong free cash flow to reduce net debt; (2) emphasizing our winning products to improve on our market position; and (3) improving operating and cost efficiency. I am proud of our team's hard work to achieve significant progress in each of these areas. Forum generated $90 million of free cash flow, representing an annualized free cash yield of greater than 75% on our current equity market capitalization, and a greater than 120% conversion rate of EBITDA to cash. This strong free cash flow generation aided us in reducing net debt by $130 million. In addition, we continued to expand and improve our highly engineered products that outperform our competition in areas including artificial lift, intervention and hydraulic fracturing. These products create value for our customers by reducing the cost of set-up and cycle time at the well site, increasing the effectiveness of our customers' assets, and even increasing the oil production rate. Finally, in respect of improving operating and cost efficiency, we made significant strides in 2019 by reducing our cost structure. In addition, we have implemented process efficiencies that have reduced our direct costs. Highlighted in this proxy statement are some of Forum’s successes during 2019. I encourage you to review the entire proxy statement for a comprehensive look at these achievements.

Alignment of Compensation and Performance:

We believe our compensation program continues to appropriately reward employees in a manner consistent with our long-term goals. We believe strongly in the link between pay and long-term performance and align our executive compensation program with long-term shareholder interests. Over 75% of the Chief Executive Officer's and over 70% of our other named executive officers' target compensation is impacted by the Company’s performance.

Looking Ahead:

We are closely monitoring the impact of current events to ensure the safety of our employees, while we preserve business continuity and work to meet our customers' needs. Our strategy to be a capital light and scalable company remains unchanged. In this regard, the Chief Executive Officer's base salary is being voluntarily reduced by 20% and the base salaries for each other Named Executive Officer is being voluntarily reduced by ten percent. We continue our commitment to generating strong free cash flow throughout the market cycle, as we have done consistently over Forum’s first seven years as a public company. With the right focus, we believe our low capital intensity and our emphasis on winning products, many of which are aimed at cost and operating efficiency for our customers, position us to generate free cash flow on a consistent basis. We have achieved a great deal in what has been a very challenging time, due to our positive culture, and the hard work and dedication of our employees. Thank you for your continued engagement with Forum.

Sincerely,

C. Christopher Gaut

President, Chief Executive Officer and Chairman of the Board

No one gets hurt
Integrity
Forum Core Values
Good place to work
Customer focused

FORUM ENERGY TECHNOLOGIES, INC.

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 12, 2020

The annual meeting of stockholders of Forum Energy Technologies, Inc. will be held at 8:00 a.m., Central Daylight Time, on May 12, 2020, at our offices located at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064, for the following purposes:

	Description:	Board Recommendation:
Proposal 1	Elect the three persons named in this proxy statement as directors for terms of three years.	FOR ALL
Proposal 2	Approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR
Proposal 3	Approve our Second Amended and Restated 2016 Stock and Incentive Plan.	FOR
Proposal 4	Approve an amendment to our Third Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") to effect a reverse stock split of the Company's common stock, using a split ratio of not less than 1-for-10 and not more than 1-for-25, with the exact ratio to be set within that range at the discretion of the board of directors before our 2021 annual meeting of stockholders without further approval or authorization of our stockholders and with our board of directors able to elect to abandon such proposed amendment and not effect the reverse stock split authorized by stockholders, in its sole discretion (the "Reverse Stock Split"), and if the Reverse Stock Split is effected, a corresponding reduction in the number of authorized shares of the Company's common stock (the "Authorized Share Reduction" and together with the Reverse Stock Split, the "Reverse Split Proposal").	FOR
Proposal 5	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.	FOR

Forum’s board of directors has established March 18, 2020 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of ten days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.

We are utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and protecting the environment. On or about the date hereof, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2020 proxy statement and our annual report on Form 10-K for the year ended December 31, 2019. The notice provides instructions on how you can request a paper copy of these documents if you desire. Stockholders are urged, whether or not they expect to be present at the meeting, to vote their shares as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials. Any person giving a proxy has the power to revoke it at any time, and stockholders present at the meeting may withdraw their proxies and vote in person. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

By order of the Board of Directors,

John C. Ivascu
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

April 2, 2020
10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064

IMPORTANT INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS

Registration will begin at 7:30 a.m. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Please bring photo identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting.

As part of our effort to maintain a safe and healthy environment at our annual meeting, we are closely monitoring statements issued by the World Health Organization (who.int) and the Centers for Disease Control and Prevention (cdc.gov) regarding the novel coronavirus disease, COVID-19. For that reason, we reserve the right to reconsider the date, time, and/or means of convening the annual meeting, including, solely by means of remote communications, under Articles II and VII of our By-Laws. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release, posted on our website, and filed with the SEC as additional proxy material. We also encourage attendees to review guidance from public health authorities on this issue and take appropriate actions.

Table of Contents

Page
QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES	1
COST AND METHOD OF PROXY SOLICITATION	2
SECURITY OWNERSHIP	3
PROPOSAL 1: ELECTION OF DIRECTORS	6
DIRECTOR QUALIFICATIONS	7
OUR DIRECTORS	8
CORPORATE GOVERNANCE	17
CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS	24
PROPOSAL 2: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	26
COMPENSATION DISCUSSION AND ANALYSIS	27
COMPENSATION COMMITTEE REPORT	46
EXECUTIVE COMPENSATION	47
EQUITY COMPENSATION PLAN INFORMATION	58
PROPOSAL 3: APPROVAL OF THE FORUM ENERGY TECHNOLOGIES, INC. SECOND AMENDED AND RESTATED 2016 STOCK AND INCENTIVE PLAN	59
PROPOSAL 4: APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND CORRESPONDING REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK	67
PROPOSAL 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	76
AUDIT COMMITTEE REPORT	77
ADDITIONAL INFORMATION	78
APPENDIX A - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION	A-1
APPENDIX B - FORUM ENERGY TECHNOLOGIES, INC. SECOND AMENDED AND RESTATED 2016 STOCK AND INCENTIVE PLAN	B-1
APPENDIX C - PROPOSED AMENDMENT TO THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FORUM ENERGY TECHNOLOGIES, INC.	C-1

FORUM ENERGY TECHNOLOGIES, INC.
10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064

PROXY STATEMENT
FOR
2020 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2020 Annual Meeting of Stockholders of Forum Energy Technologies, Inc. ("Forum" or the "Company") to be held on May 12, 2020, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.

We have elected to provide access to our proxy materials over the Internet and are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet, or to request a printed copy, may be found on the Notice.

All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of the compensation of our named executive officers, the approval of the Second Amended and Restated 2016 Stock and Incentive Plan, the approval of the Reverse Split Proposal, and the ratification of the appointment of our independent registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the proxy card. If no choice is indicated, proxies that are signed and returned will be voted as recommended by our board of directors.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.

QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

The board of directors has established March 18, 2020 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 111,445,351 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock at the annual meeting is necessary to constitute a quorum.

The three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. If any nominee for director receives a greater number of votes "withheld" than votes "for" such election, our board of directors requires that such person must tender his or her resignation. Cumulative voting is not permitted in the election of directors. The approval of the compensation of our named executive officers on an advisory basis and the ratification of the appointment of our independent registered public accounting firm is subject to the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter. Approval of the Second Amended and Restated 2016 Stock and Incentive Plan is subject to our receiving a greater number of votes cast in favor of the plan than votes opposing the proposal, and that votes representing more than 50% of our outstanding shares of common stock are cast on the proposal. Approval of the Reverse Split Proposal is subject to our receiving the affirmative vote of the holders of shares of stock representing a majority of the votes represented by all outstanding shares of stock entitled to vote.

Brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. The New York Stock Exchange ("NYSE"), however, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under NYSE rules, brokers holding shares in "street name" for their beneficial holder clients will have discretion to vote only on the ratification of the appointment of our independent registered public accounting firm and the approval of the Reverse Split Proposal. Brokers cannot vote on the other matters to be considered at the meeting without instructions from the beneficial owners. If you do not instruct your broker how to vote on those matters, your broker will not vote on your behalf.

Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has indicated that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Because the three nominees for director who receive the greatest number of votes cast at the meeting will be elected, abstentions and broker non-votes will not affect the outcome of the voting on the elections. Because the approval of the compensation of our named executive officers on an advisory basis, the approval of the Second Amended and Restated 2016 Stock and Incentive Plan and the ratification of the appointment of our independent registered public accounting firm requires the approval of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the applicable matter, abstentions will have the same effect as votes against these proposals. Because the the Reverse Split Proposal is subject to our receiving the affirmative vote of the holders of shares of stock representing a majority of the votes represented by all outstanding shares of stock entitled to vote, abstentions will have the same effect as votes against this proposal. Broker non-votes, on the other hand, will not affect the outcome of the voting with regard to such proposals.

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the annual meeting by: (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date, or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote as follows:

Proposal 1: "FOR ALL";

Proposal 2: "FOR";

Proposal 3: "FOR";

Proposal 4: "FOR"; and

Proposal 5: "FOR".

COST AND METHOD OF PROXY SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. Proxy materials will be furnished without cost to brokers, dealers and other custodian nominees and fiduciaries to forward to the beneficial owners of shares held in their names.

SECURITY OWNERSHIP

The following table sets forth information as of March 18, 2020 with regard to the beneficial ownership of our common stock by (1) each of our stockholders who is known by us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the "Summary Compensation Table" below and (3) all of our current executive officers and directors as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

Name and Address (1)	Number of Shares Beneficially Owned (2)	Percent of Class
Stockholders owning 5% or more:
SCF-V, L.P. and Related Entities 600 Travis Street, Suite 6600 Houston, TX 77002 (3)	17,780,755	16.0%
BlackRock Inc. 52 East 52nd Street New York, NY 10055 (4)	8,312,833	7.5%
Dimensional Fund Advisers, LP Building One 6300 Bee Cave Road Austin, TX 78746 (5)	5,651,740	5.1%
Directors and Nominees:
C. Christopher Gaut (6)	6,445,692	5.8%
Evelyn M. Angelle (7)	226,296	*
David C. Baldwin (3)(8)	18,436,905	16.5%
John A. Carrig (9)	142,299	*
Michael McShane	147,515	*
Terence M. O’Toole (10)	2,753,190	2.5%
Louis A. Raspino	144,796	*
John Schmitz (11)	2,626,550	2.4%
Andrew L. Waite (3)(12)	18,436,905	16.5%
Other Named Executive Officers:
Pablo G. Mercado	601,409	*
John C. Ivascu	351,756	*
D. Lyle Williams	449,439	*
Michael D. Danford	494,144	*
All executive officers and directors as a group (13 persons)	33,476,141	30.0%

*	Less than 1% of issued and outstanding shares of common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston Texas 77064.

(2)	The number of shares beneficially owned by the directors, director nominees and executive officers listed in the table includes shares that may be acquired within 60 days of March 18, 2020 by exercise of stock options or vesting of restricted stock units is as follows: Mr. Gaut — 3,003,279; Ms. Angelle — 12,617; Mr. Carrig — 6,549; Mr. McShane — 28,786; Mr. Raspino — 6,179; Mr. Mercado — 171,458; Mr. Ivascu — 40,178; Mr. Danford — 209,696; and Mr. Williams — 154,049 and all current executive officers and directors as a group — 3,632,791.

(3)	The number of shares reported is as of December 31, 2019 and is based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission (the "SEC") on February 12, 2020. SCF-V, L.P. is the direct owner of 4,166,574 shares, SCF 2012A, L.P. is the direct owner of 1,941,403 shares, SCF-VI, L.P. is the direct owner of 4,046,515 shares, SCF 2012B, L.P. is the direct owner of 1,113,543 shares and SCF-VII, L.P. (together with SCF-V, L.P., SCF 20212A, L.P., SCF-VI, L.P., SCF 2012B, L.P., "SCF") is the direct owner of 6,512,720 shares. L.E. Simmons, David Baldwin, Andrew Waite and Anthony DeLuca maintain shared voting and dispositive power for the shares beneficially owned by L.E. Simmons & Associates, Incorporated ("LESA"), the ultimate general partner of SCF, our largest shareholder. As a result, they may be deemed to beneficially own the common stock beneficially owned or deemed to be beneficially owned by SCF and may be deemed to have voting and investment control over the securities. Messrs. Simmons, Baldwin, Waite and DeLuca disclaim beneficial ownership of such shares.

(4)	The number of shares reported is as of December 31, 2019 and is based on a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock Inc. The Schedule 13G/A reports sole voting power for 7,744,350 shares of common stock, no shared voting power of common stock, sole dispositive power for 8,312,833 shares of common stock and no shared dispositive power of common stock.

(5)	The number of shares reported is as of December 31, 2019 and is based on a Schedule 13G filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP. The Schedule 13G reports sole voting power for 5,368,153 shares of common stock, no shared voting power for shares of common stock, sole dispositive power for 5,651,740 shares of common stock and no shared dispositive power for shares of common stock.

(6)	Includes 190,574 shares held in trusts, half of which are held for the benefit of Mr. Gaut and half of which are held for the benefit of his spouse. Mr. Gaut is the trustee of the trusts that are for his benefit, and his spouse is the trustee of the trusts that are for her benefit. Mr. Gaut and his spouse no longer maintain a pecuniary interest in such shares. Also includes 97,000 shares held in a Uniform Transfers to Minors Act account, which Mr. Gaut and his spouse maintain joint ownership for the benefit of their granddaughters.

(7)	Includes 18,000 shares of common stock beneficially owned by Ms. Angelle’s spouse.

(8)	Mr. Baldwin is the direct owner of 656,150 shares of common stock that were issued to him in connection with his service on our board of directors or otherwise purchased in the open market. Mr. Baldwin serves as Co-President of LESA and, as such, may be deemed to have voting and investment power over the shares of common stock owned by SCF. Mr. Baldwin disclaims beneficial ownership of such shares.

(9)	Includes 18,000 shares held in trust for the benefit of Mr. Carrig’s children. Mr. Carrig serves as trustee of the trust and disclaims beneficial ownership of the shares held by the trust.

(10)	Includes 86,524 shares of common stock that were issued to Mr. O’Toole in connection with his service on our board of directors. In addition, Tinicum FET, LLC ("Tinicum FET") directly owns 2,666,666 shares of common stock. The manager of Tinicum FET is Tinicum Lantern III L.L.C. ("Tinicum Lantern III"). Mr. O’Toole is a co-managing member of Tinicum Lantern III. As such, Mr. O’Toole may be deemed to have voting and investment power over Tinicum FET’s portfolio. Mr. O’Toole disclaims beneficial ownership of the shares held by Tinicum FET.

(11)	Mr. Schmitz is the direct owner of 45,884 shares of common stock that were issued to him in connection with his service on our board of directors. 2,580,666 shares of common stock are owned directly by B-29 Family Holdings, LLC, a Texas limited liability company ("B-29 Family Holdings"). Mr. Schmitz maintains a 90.69% membership interest in B-29 Family Holdings, which includes a 14.55% interest in B-29 Family Holdings directly held by each of Mr. Schmitz and Mr. Schmitz’s wife, and a 61.59% interest in B-29 Family Holdings indirectly held by Mr. Schmitz, but over which he maintains voting power. As such, Mr. Schmitz may be deemed to have voting and investment power over the shares of common stock owned by B-29 Family Holdings. Mr. Schmitz disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(12)	Mr. Waite serves as Co-President of LESA and, as such, may be deemed to have voting and investment power over the shares of common stock owned by SCF. Mr. Waite disclaims beneficial ownership of such shares.

PROPOSAL 1: ELECTION OF DIRECTORS

The board of directors comprises nine members. These nine members are divided into three classes with three members in Class I, three members in Class II and three members in Class III. The term of each Class II director will expire at the 2020 annual meeting. The term of each Class III director will expire at the annual meeting of stockholders to be held in 2021, and the term of each Class I director will expire at the annual meeting of stockholders to be held in 2022. Our board of directors believes that this number of directors is appropriate for the Company’s current operational and financial profile.

Nominees for Election

The board of directors, upon the recommendation of the Nominating, Governance and Sustainability Committee (the "NG&S Committee"), has nominated for submission to the stockholders Ms. Evelyn M. Angelle and Messrs. John A. Carrig and Andrew L. Waite as Class II directors for a term of three years, each to serve until the annual meeting of stockholders in 2023 or until his or her successor is elected and qualified.

If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors, in its discretion, may designate a substitute nominee. If you have completed your proxy in favor of such unavailable nominee, your vote will be cast for the substitute nominee. Our board of directors has determined that Ms. Angelle and Messrs. Carrig and Waite are "independent" as that term is defined by the applicable NYSE listing standards.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the three nominees receiving the greatest number of votes cast "FOR" will be elected as directors. Your board of directors unanimously recommends a vote "FOR ALL" of the aforementioned three director nominees.

DIRECTOR QUALIFICATIONS

Each of our directors brings a unique background and skill set to our board of directors, creating a diverse group of leaders with a breadth of experience in a variety of areas, including public company leadership, and financial, industry and operations expertise.

Skill / Qualification	Importance
Demonstrated Leadership - CEO, CFO, COO - Public Company Board	Directors with prior experience holding key leadership positions, particularly with public companies, provide us with unique insights. In addition, experience serving on other public company boards of directors is valuable. These people also generally possess leadership qualities and the ability to develop those attributes in others. Their experience developing talent and solving problems in large, complex organizations makes them a valuable asset to our board of directors.
Financial - Capital Markets - Mergers & Acquisitions - Audit & SEC Reporting	Accurate financial reporting and robust auditing are critical to maintain the trust of our stockholders. Five of our directors qualify as audit committee financial experts, if so designated, and all of our directors are financially literate.
Prior Industry Experience - Up-, Mid-, & Downstream - Services Company	Prior industry experience equips board members with an understanding of the risks and opportunities associated with different market factors affecting our business, and enhances their knowledge of regulations and key industry players we must consider. In addition, relevant industry experience improves our business strategy as we navigate complex market conditions.

Summarized below is our board of directors’ assessment of the number of its members who possess the above skills and competencies:

OUR DIRECTORS

Set forth below are the names of, and certain information as of March 18, 2020 with respect to, the three nominees for election as Class II directors and the other members of the board of directors.

Nominees - Class II Directors
Evelyn M. Angelle – Age: 52, Positions: Audit Committee, Chairperson

Ms. Angelle was appointed as a director of Forum in February 2011 and currently serves as the Chairperson of the Audit Committee. Ms. Angelle also serves on the board of directors, and as a member of the audit committee, of STEP Energy Services, Ltd., a public oilfield services company providing specialized coiled tubing, and associated pumping and support equipment. She served as Executive Vice President and Chief Financial Officer of BJ Services, a provider of North American land pressure pumping services, from January 2017 to November 2017. From November 2017 to the present, and from January 2015 to December 2016, Ms. Angelle has been a private investor and philanthropist. From January 2014 through January 2015, Ms. Angelle served as Senior Vice President – Supply Chain for Halliburton, responsible for global procurement, materials, logistics and manufacturing. From April 2003 to December 2013, Ms. Angelle served in various finance and accounting roles for Halliburton, including Senior Vice President and Chief Accounting Officer, and Vice President of Investor Relations.

Before joining Halliburton in 2003, Ms. Angelle worked for 15 years in the audit department of Ernst & Young LLP, where she specialized in serving large, multinational public companies and provided technical accounting and consultation services to clients and other professionals. She is a certified public accountant in Texas and a certified management accountant.

Ms. Angelle serves on various charitable organizations, including on the board of directors and on the executive committees of Junior Achievement of Southeast Texas and Junior Achievement USA.

The board of directors is nominating Ms. Angelle because of her professional experience and her particular knowledge in financial, internal controls and public company disclosure compliance. Ms. Angelle is financially literate and considered by our board of directors to be an audit committee financial expert. In addition, she brings to the board of directors added judgment about supply chain, investor relations and the financial management of large oilfield corporations.

John A. Carrig – Age: 68, Positions: Nominating, Governance and Sustainability Committee, Chairperson; Audit Committee, Member

Mr. Carrig was appointed as a director of Forum in July 2011 and currently serves as the Chairperson of the Nominating, Governance and Sustainability Committee and as a member of the Audit Committee. He retired from ConocoPhillips on March 1, 2011, having most recently served as President and Chief Operating Officer since 2008, where he was responsible for global Exploration and Production, Refining and Marketing, Commercial, Project Development and Procurement and the Health, Safety and Environment functions. Mr. Carrig served as Executive Vice President, Finance, and Chief Financial Officer from 2002 to 2008. Prior to the merger with Conoco Inc. in 2002, Mr. Carrig was with Phillips Petroleum Company, where he was named Senior Vice President and Chief Financial Officer in 2001. In 2000, he joined Phillips' management committee as Senior Vice President and Treasurer. From 1996 to 2000, he was Vice President and Treasurer. Mr. Carrig served as Treasurer in 1995 and Assistant Treasurer in 1994.

He joined Phillips in 1978 as a tax attorney. He has been a private investor and engaged in charitable endeavors since his retirement from ConocoPhillips. Mr. Carrig serves on the board of directors of WPX Energy, Inc., a public oil, natural gas and natural gas liquids producer.

The board of directors is nominating Mr. Carrig because of the length and breadth of his experience in the oil and gas industry, the perspective he brings as a result of his long service as an executive of a major public company with global reach and his strategic, financial and management acumen. In addition, Mr. Carrig brings valuable insight as a result of his long history as a customer for oilfield equipment and services. As a result of his significant professional experience and particular knowledge in finance, accounting, treasury and tax, he is financially literate and considered by our board of directors to be an audit committee financial expert.

Andrew L. Waite – Age: 59, Positions: Nominating, Governance and Sustainability Committee, Member

Mr. Waite was appointed as a director of Forum in August 2010 and currently serves as a member of the Nominating, Governance and Sustainability Committee. Mr. Waite is Co-President of LESA, and has been an officer of that company since 1995. He was previously Vice President of Simmons & Company International, where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and project management positions with the Royal Dutch/Shell Group, an integrated energy company. Mr. Waite currently serves on the board of directors of Nine Energy Service, Inc., a public energy services company; National Energy Services Reunited Corp., a public oilfield services company; MPC Kinetic Holdings Limited, a private company providing services to the energy and resource industry; and Contract Group Pty Ltd, a private company providing turnaround and maintenance services to the energy industry. He also served on the board of directors of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from 2000 to 2006, and Oil States International, Inc., a leading manufacturer of equipment for deepwater production facilities and subsea pipelines and a leading service provider to the oil and gas industry, from 1995 to 2006.

The board of directors is nominating Mr. Waite because of his extensive experience in identifying strategic growth trends in the energy industry and evaluating potential transactions and financial literacy. Further, his service as Co-President of LESA provides a valuable perspective into its insights and assessment of our performance.

Class I Directors
David C. Baldwin – Age: 57, Positions: Nominating, Governance and Sustainability Committee, Member

Mr. Baldwin was appointed as a director of Forum in May 2005 and currently serves as a member of the Nominating, Governance and Sustainability Committee. Mr. Baldwin is Co-President of LESA and has been an officer of that company since 1991. Prior to joining LESA, Mr. Baldwin was a drilling and production engineer with Union Pacific Resources, an independent oil and natural gas exploration and production company. Mr. Baldwin serves as a director of Select Energy Services, Inc., a public energy services company; Nine Energy Service, Inc., a public energy services company; Frontier Tubular Solutions, a private energy services company; and ProDirectional, Inc., a private energy services company; and served as a director of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services.

Mr. Baldwin assists the Board through his extensive experience in both identifying strategic growth trends in the energy industry and evaluating potential transactions and financial literacy. Further, his service as Co-President of LESA provides a valuable perspective into its insights and assessment of our performance.

C. Christopher Gaut – Age: 63, Positions: President, Chief Executive Officer and Chairman of the Board

Mr. Gaut was appointed to serve as President and Chief Executive Officer of Forum in November 2018 and has served as Chairman of the Board since December 2017. Prior to that, from May 2017 to December 2017, he served as Executive Chairman of the Board, and as Chief Executive Officer from May 2016 to May 2017. From August 2010 to May 2016, he served as President, Chief Executive Officer and Chairman of the Board, and as one of our directors since December 2006. He served as a consultant to LESA from November 2009 to August 2010, and an industry advisor from May 2017 to November 2018. Mr. Gaut served at Halliburton Company, a leading diversified oilfield services company, as President of the Drilling and Evaluation Division and prior to that as Chief Financial Officer, from March 2003 through April 2009. From April 2009 through November 2009, Mr. Gaut was a private investor. Prior to joining Halliburton Company in 2003, Mr. Gaut was a Co-Chief Operating Officer of Ensco International, a provider of offshore contract drilling services. He also served as Ensco's Chief Financial Officer from 1988 until 2003.

Mr. Gaut is currently a member of the board of directors of EOG Resources, Inc., a public independent crude oil and natural gas company, and previously served as a director of Valaris plc, a provider of offshore contract drilling services, and Key Energy Services Inc., a well services provider.

Mr. Gaut's experience as our Chief Executive Officer; previous executive leadership roles with energy companies; operational and financial expertise in the oil and gas business; financial literacy; knowledge of the demands and expectations of our customers; and service as a board member of other public companies make him well qualified to serve on our board of directors.

Louis A. Raspino – Age: 67, Positions: Compensation Committee, Chairperson

Mr. Raspino was elected as a director of Forum in January 2012 and currently serves as the Chairperson of the Compensation Committee. He also currently serves as a director, Audit Committee member, Compensation Committee Chairperson and Nominating & Corporate Governance Committee member of Tidewater, a public owner and operator of offshore support vessels in the energy industry. In addition, he serves as a director and member of the Compensation and Audit Committees of American Bureau of Shipping, a private company. He served as Chairman of Clarion Offshore Partners, LLC, a Blackstone affiliate, from October 2015 to October 2017. Mr. Raspino has been a private investor and consultant from June 2011 to the present. Mr. Raspino was named President, Chief Executive Officer and a director of Pride International, Inc., a contract drilling company, in June 2005 and served in that capacity until its acquisition by Ensco plc in May 2011. He joined Pride International in December 2003 as Executive Vice President and Chief Financial Officer. From July 2001 until December 2003, he served as Senior Vice President, Finance and Chief Financial Officer of Grant Prideco, Inc. From February 1999 until March 2001, he held various senior financial positions, including Vice President of Finance for Halliburton Company. From October 1997 until July 1998, he was a Senior Vice President at Burlington Resources, Inc. From 1978, until its merger with Burlington Resources in 1997, he held a variety of positions of increasing responsibility at Louisiana Land and Exploration Company, most recently as Senior Vice President, Finance and Administration and Chief Financial Officer.

The board of directors selected Mr. Raspino because of his significant experience as an executive officer of other energy companies; service as a member of other boards of directors; operational, strategic and financial expertise in the oil and gas business; financial literacy and qualifications as an audit committee financial expert, which make him well qualified to serve on our board of directors.

Class III Directors
Michael McShane – Age: 65, Positions: Lead Independent Director; Compensation Committee, Member

Mr. McShane was appointed as a director of Forum in September 2010 and currently serves as a member of the Compensation Committee and our Lead Independent Director. Mr. McShane also currently serves as an Operating Partner to Advent International, an international private equity fund. Mr. McShane was a director of Spectra Energy Corp, a natural gas infrastructure company, from April 2008 until February 2017; and served as a director of Enbridge, Inc., an energy infrastructure company, following the completion of Enbridge's acquisition of Spectra Energy Corp in February 2017 until October 2018. He was also a director of Complete Production Services, Inc., a provider of specialized oil and gas completion and production services, from March 2007 until February 2012 and has served as a director of Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, since the completion of Superior Energy Services' acquisition of Complete Production Services in February 2012. Mr. McShane has also been a director of Oasis Petroleum Inc., a public exploration and production company, since May 2010. Mr. McShane is currently a director and Chairman of NCS Multistage, a public provider of various downhole completion tools and technologies. Previously, Mr. McShane served as a director, and President and Chief Executive Officer, of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until April 2008, having also served as Chairman of the Board from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President — Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002, and Vice President — Finance from 1987 to 1990 while BJ Services was a division of Baker Hughes Incorporated. Mr. McShane joined BJ Services in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions.

The board of directors selected Mr. McShane because of his expansive knowledge of the oil and gas industry, as well as his relationships with chief executives and other senior management at oil and natural gas companies, and oilfield service companies throughout the world. Mr. McShane is financially literate and qualifies as an audit committee financial expert. He brings to the board of directors his experience as a senior leader and chief financial officer within the oilfield services industry, as well as his leadership as chairman and chief executive officer of a leading North American drill bit technology and drill pipe manufacturer. In addition, Mr. McShane’s service on the board of directors of other listed companies informs his ability to act as Lead Independent Director. Mr. McShane also provides the board of directors with a producer perspective that is valuable in strategic discussions.

Terence M. O'Toole – Age: 61, Positions: Compensation Committee, Member

Mr. O’Toole was appointed as a director of Forum in April 2012 and currently serves as a member of the Compensation Committee. Mr. O’Toole is the founder of Macanta Investments LLC and co-founder of Fremont Macanta LLC, both private investment entities. He is a Vice President of Tinicum Incorporated, the management company of each of Tinicum L.P., Tinicum Capital Partners II, L.P., and Tinicum Capital Partners II Add-On, L.P. (and each of their affiliated partnerships), together all such partnerships referred to herein are the "Tinicum Partnerships". Prior to joining the Tinicum Partnerships in January 2006, Mr. O’Toole spent twenty-one years at Goldman, Sachs & Co., where he was a partner, a member of the investment committee and the partnership committee, and the chief operating officer of the principal investment area. Mr. O’Toole is currently a member of the board of directors of Tinicum portfolio company Skyway Towers Holdings II LLC, a developer, owner and operator of wireless communications towers in the United States; Alegacy Equipment LLC, in which Fremont Macanta has an investment; and is Chairman of Peak Media Properties LLC, in which Macanta has an investment.

Mr. O’Toole’s experience in evaluating and completing numerous acquisitions, his extensive knowledge of financial markets and financial literacy make him well qualified to serve on our board of directors. In addition, Mr. O’Toole’s experience serving on the boards of directors of other companies provides him with exposure to a variety of governance practices and has proven valuable in board deliberations. Further, his service as Vice President of Tinicum provides a valuable perspective into one of our stockholder’s insights and assessment of our performance.

John Schmitz – Age: 59, Positions: Audit Committee, Member

Mr. Schmitz was appointed as a director of Forum in September 2010 and currently serves as a member of the Audit Committee. Mr. Schmitz has served as Chairman of the Board of Directors of Select Energy Services, Inc., a public oil and gas services company, from December 31, 2019 to the present, and, from November 2017 to December 31, 2019, he served as Executive Chairman. Prior to this, Mr. Schmitz served as Chairman and Chief Executive Officer of Select Energy Services, Inc., beginning in 2007 until November 2017. In addition to his Board service at Forum and Select Energy Services, Inc., Mr. Schmitz serves on the boards of multiple private oil and gas companies. Prior to his current involvement at Select Energy Services, Inc., Mr. Schmitz served as the North Texas Division Manager for Complete Production Services, Inc., a provider of specialized services and products focused on helping oil and gas companies develop hydrocarbon reserves, reduce costs and enhance production. Mr. Schmitz is also the founder and President of (i) B-29 Family Holdings, LLC, the family office representing the business interests of Mr. Schmitz and certain family members, (ii) B-29 Investments, LP, the private equity arm of Mr. Schmitz's family office, and (iii) Sunray Capital, LP, a subsidiary of B-29 Investments, LP that contains privately-held interests in various oil and gas investments.

Mr. Schmitz’s keen insight into both emerging trends in North American shale plays and the types of equipment needed to service producers’ requirements and financial literacy make him well qualified to serve on our board of directors. He also has knowledge of other manufacturers’ capabilities and their reputations for quality and deliverability, providing a valuable perspective on our evaluation of potential acquisitions. Further, Mr. Schmitz’s position with B-29 Family Holdings, LLC provides a valuable perspective into one of our stockholder’s insights and assessment of our performance.

DIRECTOR COMPENSATION

Generally

The Compensation Committee periodically commissions Pearl Meyer & Partners, LLC ("Pearl Meyer"), its independent compensation consultant, to conduct a market-based director compensation study. In December 2019, the study prepared by Pearl Meyer indicated that total non-executive director compensation was positioned competitively with the applicable market median. As a result, the Compensation Committee determined that it was appropriate not to recommend any changes to the existing level of non-employee director compensation.

Directors’ fees

In 2019, all non-executive officer directors were eligible to receive an annual cash retainer of $70,000. However, in order to further align each director’s interests with those of our other stockholders, each board member voluntarily declined the cash retainer portion of their board service compensation and instead elected to receive this compensation in the form of restricted stock or restricted stock units, as described below. The Chairperson of the Audit Committee received an annual cash retainer of $20,000, and the other members of that committee received an annual cash retainer of $10,000. The Chairperson of the Compensation Committee received an annual cash retainer of $15,000, and the other members of that committee received an annual cash retainer of $7,500. The Chairperson of the NG&S Committee received an annual cash retainer of $10,000, and the other members of that committee received an annual cash retainer of $5,000. The Lead Independent Director received an annual cash retainer of $20,000. We do not pay meeting fees to our directors. Fees for service as Lead Independent Director or on committees were paid in cash.

Director equity-based compensation

Each non-executive director received equity-based compensation in the form of restricted stock or restricted stock units in 2019. The form of award to a director was at the election of that director. Awards of restricted stock and restricted stock units for 2019 are more fully described in the table below. The annual award made in February 2019 totaled an amount equal to $220,000 (rounded up to the nearest whole share) as calculated based on the stock price at the close of trading on the grant date. The 2019 annual awards vested twelve months from the date of grant. A director was permitted to elect to defer settlement of restricted stock units, in which case such settlement will occur upon his or her termination from service or, if earlier, up to 10 years following the date of grant. In addition, in 2019, Messrs. Baldwin and Waite voluntarily agreed to take a 50% reduction in their total annual director compensation and receive such amount in the form of either restricted stock or restricted stock units.

The following table provides information on Forum’s compensation for non-executive directors in 2019:

Non-Executive Director Compensation for the Year Ended December 31, 2019
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Evelyn M. Angelle	20,000	220,000	240,000
David C. Baldwin	—	112,500	112,500
John A. Carrig	20,000	220,000	240,000
Michael McShane	27,500	220,000	247,500
Terence M. O’Toole	7,500	220,000	227,500
Louis A. Raspino	15,000	220,000	235,000
John Schmitz	10,000	220,000	230,000
Andrew L. Waite	—	112,500	112,500

(1)	Under the Deferred Compensation Plan, directors were permitted to elect to defer the annual cash retainer earned for their service as a member of the board of directors in 2019. Mr. Carrig elected to defer receipt of his 2019 director fees over a three-year period beginning in the year of his separation from service as a director.
(2)	The amounts in the "Stock Awards" column represent the grant-date fair value in 2019 as determined in accordance with the FASB Accounting Standards Topic 718. On February 15, 2019, Ms. Angelle and Messrs. Carrig and Waite received grants of restricted stock units, and Messrs. Baldwin, McShane, O’Toole, Raspino and Schmitz received grants of restricted stock, each at the grant date price of $6.59. For additional information, see Note 15 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2019.

As of December 31, 2019, the total number of shares of common stock subject to outstanding stock option awards and restricted stock or restricted stock unit awards held by each non-executive director is as follows:

Name	Option Awards	Restricted Stock Units/Restricted Stock (1)
Evelyn M. Angelle	12,617	85,042
David C. Baldwin	—	17,072
John A. Carrig	6,549	85,042
Michael McShane	28,786	33,384
Terence M. O’Toole	—	53,389
Louis A. Raspino	6,179	33,384
John Schmitz	—	33,384
Andrew L. Waite	—	64,237

(1)	In 2019, Ms. Angelle and Messrs. Carrig, O’Toole and Waite held vested, but unsettled, grants of restricted stock units totaling 51,658; 51,658; 20,005; and 47,265, respectively. Ms. Angelle has elected to defer settlement of the restricted stock units until the earlier of 10 years from the date of grant or her separation from service as a director. Messrs. O’Toole and Waite have elected to defer settlement of such restricted stock units until each of their dates of separation from service as a director on our board of directors. Mr. Carrig, with respect to 20,005 restricted stock units, elected to defer settlement of the restricted stock units until the earlier of 10 years from the date of grant or his separation from service as a director, and with respect to 31,635 restricted stock units, elected to defer settlement of such restricted stock units until the date of his separation from service as a member of our board of directors.

Director deferred compensation

During 2019, non-executive directors were eligible to participate in our deferred compensation plan. Under the terms of the plan, a director was permitted to defer all or any portion of his or her annual incentive award and cash retainer paid for services as a director. All deferred cash amounts are credited with earnings through the date paid based on the rate selected by the Compensation Committee with a minimum return rate equal to the prime rate as published in the Wall Street Journal plus one percentage point. The interest rate on deferred compensation for 2019 was 7.0% per annum. Upon a "change in control event" within the meaning of Internal Revenue Code Section 409A, all account balances will be fully vested. A "Change in Control" under the Forum Energy Technologies, Inc. Amended and Restated 2016 Stock and Incentive Plan (the "Amended 2016 Plan") would constitute a change in control event within the meaning of Internal Revenue Code Section 409A. In December 2019, the interest rate on deferred compensation was increased to 8.0% per annum to take into account the interest rate associated with our unsecured debt. In addition, the Compensation Committee, as administrator, determined that in order to reduce the Company's future debt obligations it would be in our best interests to suspend the deferred compensation plan effective December 31, 2019 with respect to any new contributions. As a result of this action, our directors are no longer eligible to defer board retainer or committee fees, and eligible employees are no longer permitted to defer base salary or bonus awards.

CORPORATE GOVERNANCE

We are committed to adhering to sound principles of ethical conduct and good corporate governance. We have adopted corporate governance policies and practices that are consistent with prevailing governance standards and many "best practices."

Core Values. Our Core Values of No One Gets Hurt, Integrity, Customer Focus and Good Place to Work are the foundation of our Company’s culture. It is the belief of our board of directors and management that by adhering to these values we are able to protect the Company’s reputation and maximize stockholder value. Our Core Values inform the way that we do business, establish the framework for our governance programs and dictate the way management is expected to interact internally and externally.

Board of Directors. The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board of directors has delegated certain authority to our Audit Committee, Compensation Committee, and NG&S Committee. The board of directors also delegated, and may in the future delegate, certain authority to other committees from time to time. During 2019, the board of directors held six meetings. Each director attended at least 85% of the total number of meetings of the board of directors and committee meetings on which he or she served. Directors are expected to attend all meetings of the board of directors and meetings of committees on which they serve, and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are encouraged to attend annual meetings of our stockholders. All of our directors attended the annual meeting of stockholders in 2019.

Board Culture. The board of directors has established and continues to focus on developing a culture that results in the arrival at decisions through meaningful and fulsome discussion, where all views are considered and readily challenged. It is the belief of our board of directors that a strong culture affects all facets of the organization. The directors also hold management to the highest standards and challenge them to maximize shareholder value and ensure adherence to our Core Values.

Code of Conduct. Our board of directors has adopted a Code of Conduct (the "Code of Conduct"), which applies to all of our directors, officers, employees and others working on Forum’s behalf. The Code of Conduct describes the responsibility of these individuals to comply with the legal and ethical requirements governing our business conduct, including:

•	Protecting our assets and those of our customers;

•	Fostering a safe and healthy work environment;

•	Dealing fairly with customers and other third parties;

•	Conducting international business properly;

•	Reporting misconduct; and

•	Guarding employees from harassment and retaliation.

The Code of Conduct is supplemented by our other corporate policies, including our Financial Code of Ethics, which sets forth the ethical principles by which our principal executive officer ("CEO"), principal financial officer ("CFO"), principal accounting officer ("PAO"), controllers and other senior financial and accounting officers are expected to conduct themselves when carrying out their duties and responsibilities.

Any waivers to our Code of Conduct or Financial Code of Ethics can only be made by the board of directors or a committee thereof. Any amendment to, or waiver from, a provision of the Code of Conduct or Financial Code of Ethics that (i) applies to our CEO, CFO, PAO, controllers or other persons performing similar functions to the foregoing, and (ii) relates to any element of the code of ethics definitions, as enumerated in Item 406(b) of SEC Regulation S-K will be posted on the Company’s website at www.f-e-t.com within four business days following the date of the amendment or waiver. There have been no waivers of the Code of Conduct or Financial Code of Ethics.

Directors, officers and employees are required to annually certify that they have read, understand and will comply with the Code of Conduct. The Code of Conduct and the Financial Code of Ethics are available on our website at www.f-e-t.com under "Corporate Governance" in the "Investors" section.

Stock Ownership Requirements. To further align the interests of the directors with the long-term interests of stockholders, our board of directors has adopted a Stock Ownership Requirements Policy that requires our non-executive directors to own shares equal to five times the annual base cash retainer in effect as of January 1 of each year. Each of our directors currently meets the requirements set forth in the policy. All directors are expected to reach the requisite level of target ownership within five years of joining our board of directors in an individual capacity (other than pursuant to an agreement with a stockholder of the Company). Actual shares of stock, restricted stock, restricted stock units (including deferred stock units), earned but unvested performance shares and certain shares owned by key stockholders affiliated with such directors are counted in satisfying the stock ownership guidelines. In addition, as described more fully in the Compensation Discussion & Analysis section under "Other practices, policies and guidelines," our named executive officers are required to own specified amounts of our stock, set at a multiple of each such officer’s base annual salary. Each of our named executive officers currently satisfies the stock ownership requirements set forth in the policy. Given the significant amount of shares required to be held, we believe the policy is effective in aligning the interests of our directors, named executive officers and other key officers with those of our stockholders without imposing a minimum holding period or other requirement after vesting.

Corporate Governance Guidelines. The board of directors is committed to sound principles of corporate governance and has established Corporate Governance Guidelines (the "Corporate Governance Guidelines") that it believes are consistent with our Core Values, and that assist the board of directors in effectively exercising its responsibilities. The Corporate Governance Guidelines provide a framework for our company’s governance and the board of director’s activities, covering such matters as director independence, director integration and continuing education, director responsibilities, director access to independent advisers and management, annual evaluations of the board of directors and its committees, and other corporate governance practices and principles. Our board of directors periodically, and at least annually, reviews and, as appropriate, revises the Corporate Governance Guidelines to ensure that they reflect the board of director’s corporate governance objectives and commitments. The Corporate Governance Guidelines are available on our website at www.f-e-t.com under "Corporate Governance" in the "Investors" section.

❖	Eight of our nine directors are independent. Mr. Gaut does not qualify as an independent director given his service as our President and Chief Executive Officer.

❖	Two directors have been formally designated by our board of directors as audit committee financial experts, five would qualify as such, if so designated, and all of our directors qualify as financially literate, if so designated.

❖	We have five directors who have served or are serving as a Chief Executive Officer and five directors who have served as a Chief Financial Officer of an energy company.

Director Independence. Our Corporate Governance Guidelines provide that a majority of the members of the board of directors and all of the members of the Audit Committee and the Compensation Committee must qualify as "independent directors" in accordance with the NYSE listing standards. In addition, it is the policy of the board of directors that all Audit Committee members also satisfy the criteria for independence under applicable provisions of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") and applicable SEC rules. No director is considered independent unless the board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board of directors must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The board of directors considers all facts and circumstances it deems relevant in making independence determinations.

Our board of directors has determined that eight of our current directors (Ms. Angelle and Messrs. Baldwin, Carrig, McShane, O’Toole, Raspino, Schmitz and Waite) qualify as "independent directors" in accordance with the listing standards of the NYSE and that each member of the Audit Committee and the Compensation Committee qualifies as "independent" under the Exchange Act and applicable SEC rules. Mr. Gaut does not qualify as independent given his service as our President and Chief Executive Officer.

In making its subjective determination that each such director is independent, the board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to our company and management. The board of directors considered the transactions in the context of the NYSE’s objective listing standards, our Corporate Governance Guidelines, and the additional standards established for members of audit committees and compensation committees.

In connection with its determination as to the independence of Messrs. Baldwin and Waite, our board of directors considered the relationships between Forum and SCF and its affiliates. In addition, in connection with its determination as to the independence of Mr. Schmitz, our board of directors considered the relationships between us and companies affiliated with Mr. Schmitz. For a description of the agreements and transactions between us and each of SCF and its affiliates, and Mr. Schmitz's affiliates, please see "Conflicts of Interest and Related Person Transactions." Our board of directors believes that these transactions and relationships do not adversely affect Messrs. Baldwin’s, Schmitz's or Waite’s ability or willingness to act in the best interests of Forum and its stockholders or otherwise compromise each such director’s independence. None of our directors serves as a director, executive officer or employee of a non-profit organization to which we made payments or contributions in excess of $25,000 over the last three fiscal years.

Separation of Chairman and CEO Roles. Our bylaws give the board of directors the flexibility to determine whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate. In November 2018, our board of directors elected to combine the roles of Chief Executive Officer and Chairman of the Board, both of which are held by Mr. Gaut. Given the Company’s emphasis on reducing costs in line with revenue in order to maximize free cash flow, a significant area of focus among our stockholders, the board of directors believes that having Mr. Gaut fill both roles is the best leadership structure for us at this time. In addition, Mr. Gaut has a significant level of experience as a chief executive and board chairman. During periods in which the roles of Chairman of the Board and Chief Executive Officer are combined, our Corporate Governance Guidelines provide that there must be a Lead Independent Director. Mr. McShane is our Lead Independent Director, a position he has held since May 2017. As Lead Independent Director, he presides over the executive sessions of the non-management directors. Our board of directors believes that the appointment of a Lead Independent Director is a governance best practice, regardless of whether the roles of Chief Executive Officer and Chairman of the Board have been combined. As such, since the Company’s initial public offering in 2012, a Lead Independent Director has been appointed at all times.

Executive Sessions. The non-management directors meet regularly in executive session without management participation before and after regularly scheduled board of directors meetings. In addition, our Corporate Governance Guidelines provide that, if the group of non-management directors includes a director who is not independent under NYSE listing standards, the independent directors will meet in executive session at least once annually. As Lead Independent Director, Mr. McShane presides over these meetings of the independent directors. Our Corporate Governance Guidelines provide that, if the Lead Independent Director ceases to be independent, then the presiding director will be chosen by a vote of the non-management directors or independent directors, as the case may be. In 2019, our board of directors held at least one executive session at each of its regularly scheduled meetings.

Board’s Role in Risk Oversight. Our board of directors is actively involved in oversight of risks that could affect us and in ensuring that regular assessments of risk are a priority. This oversight function is conducted primarily through committees of our board of directors, but the full board of directors retains responsibility for general oversight of risks. The Audit Committee is charged with oversight of our system of internal controls and risks relating to financial reporting, regulatory and accounting compliance, and litigation. Our board of directors satisfies its oversight responsibility through full reports from the Audit Committee chairperson regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks. Management has implemented an enterprise risk management process that includes key leaders within the organization and that is reviewed on an annual basis by the Audit Committee to ensure consistency of risk considerations in making business decisions. In addition, we have an independent internal audit department reporting directly to the Audit Committee that reviews adherence to established policies, procedures and accounting controls. The Compensation Committee also oversees risks related to our compensation programs and management retention matters. The NG&S Committee oversees the composition and leadership structure of the board of directors; corporate governance risks; our environmental, social and governance (ESG) program; information technology matters, including our cybersecurity program; and our overall risk management framework.

Accounting and Auditing Concerns. The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Communication with the Board. Stockholders and other interested parties may make their concerns known confidentially to the board of directors or the non-management directors by submitting a communication in an envelope addressed to the "Board of Directors," a specifically named non-management director or the "Non-Management Directors" as a group, in care of: John C. Ivascu, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, 10344 Sam Houston Park Drive, Houston, Texas 77064. All such communications will be conveyed, as applicable, to the Chairman of the Board, the full board of directors, the specified non-management director or the non-management directors as a group, as applicable.

Trading, Hedging and Pledging Matters. Our Insider Trading Policy applies to all directors, officers, and employees of the Company who receive or are aware of material, non-public information regarding (i) the Company and (ii) any other company with publicly-traded securities, including the Company's customers, joint-venture or strategic partners, competitors, vendors and suppliers, obtained in the course of employment by or in association with the Company. Our Insider Trading Policy prohibits all directors, officers and employees from engaging in short-term (i.e., short-swing trading) or speculative transactions involving Company stock. Our Insider Trading Policy prohibits the purchase or sale of puts, calls, options and other derivative securities based on Company stock. Our Insider Trading Policy also prohibits short sales, margin accounts, hedging transactions, pledging of Company stock as collateral and, with the exception of Rule 10b5-1 trading plans as noted below, standing orders placed with brokers to sell or purchase Company stock. Our Insider Trading Policy prohibits our directors, officers and employees from purchasing or selling Company stock while in possession of material, non-public information. As such, and in addition to our pre-clearance procedures, our directors, executive officers and certain other employees may only buy or sell Company securities in the public market during the period beginning two full trading days after the release of the Company's quarterly earnings and ending fifteen days prior to the end of the next fiscal quarter. However, we do permit our directors and employees to adopt and use Rule 10b5-1 trading plans. This allows directors, officers and employees to sell and diversify their holdings in Company stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material non-public information concerning the Company, and thereafter sell shares of Company stock in accordance with the terms of their stock trading plans.

Environmental and Social Commitment.

Environmental: In addition to receiving regular reports regarding the Company’s overall safety performance and the actions being taken to achieve the highest level of safety for our employees and customers, the NG&S Committee oversees the Company’s environmental programs and policies. We believe our environmental programs and policies are appropriate for our size, maturity as a publicly traded company and current market conditions. We are continuously assessing the size and adequacy of our environmental program. We have allocated additional resources to ensure a greater level of focus on the improvement of our environmental initiatives. Through these additional resources, we have focused our attention on the Company’s carbon footprint, continued compliance in jurisdictions where we operate and the implementation of environmental programs. Since our 2019 annual meeting of stockholders, we have made improvements to our enterprise level environmental policy and encourage our suppliers to place greater emphasis in this area. In 2019, there were no reportable spills of hazardous waste as defined by the Environmental Protection Agency's regulations.

Social: The safety of our employees and customers is our first priority. It is our goal to ensure that "No One Gets Hurt," one of our Core Values. Each of our employees is empowered to request a "Stop Work" in the event that they observe an unsafe working environment. Since our initial public offering in 2012, we have achieved a steady decrease in our total recordable incident rate by setting aggressive targets and holding our fellow employees to a high standard. In order to further enhance our safety program, we initiated a system to track near-misses and first-aid incidents. In addition, we continue to include safety as a performance measure in our short-term incentive plan in order to further incentivize safe conduct. In 2019, the target Total Recorded Incidence Rate ("TRIR") under our short-term incentive plan was 1.00, and we achieved a TRIR of 1.03. Through our focus in this area, our TRIR has decreased by 58% since our initial public offering.

We are focused on the ethical procurement of products and materials through our supply chain management program. Historically, we focused on our compliance with the U.K. Anti-Slavery Act and other similar regulations. In 2019, through the implementation of our Human Rights Policy Statement and Supplier Code of Conduct, we expanded our focus in this area to ensure that we and our suppliers protect the human rights of our employees and contractors. It is our expectation that the Human Rights Policy Statement and Supplier Code of Conduct will serve as the backbone for further improvements in this area.

We are also focused on creating value for our stockholders through our commitment to the communities in which we operate. In 2019, Forum and its employees contributed to numerous charitable and community initiatives, and our employees volunteered in numerous community service projects and activities. On a national level, we are supporters of the American Heart Association, including through various company sponsored charity events. On a local level, Forum is a participant in programs offered by Junior Achievement of Southeast Texas, in order to help foster work-readiness, entrepreneurship and financial literacy in school-aged children.

Furthermore, we are committed to the professional growth of our employees. Through the Company’s succession planning program, our board of directors periodically receives a report regarding the development of high potential employees and actions that are being taken to further their professional development. Our Chief Financial Officer, General Counsel, and Senior Vice President - Operations positions are occupied by executives who were mentored by previous named executive officers. In addition, through the Company’s Women’s Initiative ("WIN"), special focus is given to the development of women in the energy industry. WIN provides members of our executive team an opportunity to act as mentors to women colleagues and provide career support.

Conflict Minerals Policy. Our Conflict Minerals Policy (the "Conflict Minerals Policy") is another part of our commitment to being a responsible corporate citizen and complying with SEC regulations requiring publicly traded companies to file annual reports disclosing certain "conflict minerals" (defined as tin, tungsten, tantalum and gold, or their derivatives) that originate from the Democratic Republic of Congo and its adjoining countries and that are necessary to the functionality of products we manufacture or contract to manufacture. We are committed to the responsible sourcing of materials, products and components and to exercising diligence over our sourcing practices so as not to support human rights abuses. We have taken steps to establish a due diligence framework and compliance program and have implemented the Conflict Minerals Policy across the Company. We also communicate to our suppliers our expectation that they will cooperate with our efforts in this area. A copy of the Conflict Minerals Policy is available on our website at www.f-e-t.com under "Corporate Governance" in the "Investor" section.

Stockholder Engagement and Investor Outreach. Through the year, we meet with analysts and institutional investors to inform and share our perspective, and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events, and group and one-on-one meetings throughout the year.

Organization of the Committees of the Board of Directors

Audit Committee. The Audit Committee currently consists of Ms. Evelyn M. Angelle (Chairperson) and Messrs. John A. Carrig and John Schmitz. The board of directors has determined that Ms. Angelle and Mr. Carrig are each an "audit committee financial expert" as defined by applicable SEC rules. The Audit Committee’s purposes are, among other things, to assist the board of directors with overseeing:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The qualifications, independence and performance of our independent auditors; and

•	The effectiveness and performance of our internal audit function.

The Audit Committee held eight meetings during 2019. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.f-e-t.com as described above.

Compensation Committee. The Compensation Committee currently consists of Messrs. Louis A. Raspino (Chairperson), Michael McShane and Terence M. O’Toole. Each of Messrs. Raspino, McShane and O’Toole is a "non-employee director" as defined under Rule 16b-3 of the Exchange Act. The purposes of the Compensation Committee are, among others, to:

•	Review, evaluate and approve our agreements, plans, policies and programs to compensate our corporate officers and directors;

•	Review and discuss with our management the matters reported in the Compensation Discussion and Analysis included in this proxy statement, in accordance with applicable rules and regulations; and

•	Perform such other functions as the board of directors may assign to the Compensation Committee from time to time.

The Compensation Committee held four meetings during 2019. The board of directors has adopted a written charter for the Compensation Committee, which is available on our website at www.f-e-t.com as described above.

Nominating, Governance and Sustainability Committee. The NG&S Committee consists of Messrs. John A. Carrig (Chairperson), David C. Baldwin and Andrew L. Waite. The purposes of the NG&S Committee are, among others, to:

•	Advise the board of directors and make recommendations regarding appropriate corporate governance practices, and assist the board of directors in implementing those practices;

•	Assist the board of directors by identifying individuals qualified to become members of the board of directors, and recommending director nominees to the board of directors;

•	Advise as to the appropriate composition of the board of directors and its committees; and

•	Perform such other functions as the board of directors may assign to the NG&S Committee from time to time.

The NG&S Committee held three meetings during 2019. The board of directors has adopted a written charter for the NG&S Committee, which is available on our website at www.f-e-t.com as described above. In February 2020, the Board of Directors delegated oversight of sustainability matters to the NG&S Committee. In addition to the purposes outlined above, the Board delegated to the NG&S Committee the review of relevant metrics, emerging trends, our overall performance, risks and opportunity assessments and managent processes related to the Company's ESG program.

Although the board of directors does not have a formal diversity policy, the NG&S Committee, when assessing the qualifications of prospective nominees to the board of directors, considers diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity.

Each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the Company’s best interests and our stockholders, are also factors.

The NG&S Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the NG&S Committee, the stockholder should submit the recommendation in writing to the Chairperson, Nominating, Governance and Sustainability Committee, in care of John C. Ivascu, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064. The recommendation should contain the following information:

•	The name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	The principal occupation or employment of the nominee;

•	The number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	Any other information the stockholder may deem relevant to the committee’s evaluation.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

Compensation Committee Interlocks and Insider Participation. During the fiscal year ended December 31, 2019, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors. In addition, none of the members of our Compensation Committee (1) was an officer or employee of Forum during 2019, (2) was formerly an officer of the Company or (3) had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

CONFLICTS OF INTEREST AND RELATED PERSON TRANSACTIONS

Procedures for approval of related person transactions

A "related person transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A "related person" means:

•	Any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	Any person who is known by us to be the beneficial owner of more than 5% of our common stock;

•	Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and

•	Any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Our board of directors has adopted a written related person transactions policy, pursuant to which the Audit Committee reviews all material facts of all related party transactions and either approves or disapproves entry into the transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee takes into account, among other factors, the following: (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction and (3) whether the transaction is material to us.

SCF Registration Rights Agreement

Demand Registration Rights. Under the Registration Rights Agreement dated August 2, 2010 we entered into with SCF (as amended to date, the "Registration Rights Agreement"), SCF currently has the right to demand on four occasions that we register with the SEC all or any portion of SCF’s Registrable Securities (as such term is defined in the Registration Rights Agreement) so long as the Registrable Securities proposed to be sold on an individual registration statement have an aggregate gross offering price of at least $20 million (or at least $10 million if we are then eligible to register such sale on a Form S-3 registration statement (or any comparable or successor form) (a "Demand Registration"). Holders of SCF’s Registrable Securities may not require us to effect more than one Demand Registration in any six-month period. Any demand request by SCF with a reasonably anticipated aggregate offering price of $100 million may be for a "shelf" registration statement pursuant to Rule 415 under the U.S. Securities Act of 1933 (the "Securities Act"); provided that any such "shelf" registration statement demand request will count as two demand requests.

Piggyback Registration Rights. If we propose to file a registration statement under the Securities Act, relating to an offering of our common stock (other than a registration statement filed relating to securities offered in connection with benefit plans or acquisitions or any registration statement filed in connection with an exchange offer or offering solely to our stockholders), holders of Registrable Securities can request that we include in such registration, and any related underwriting, all or a portion of their Registrable Securities.

Holdback Agreements. Each holder of Registrable Securities is subject to certain lock-up provisions that restrict transfer during the period beginning 14 days prior to, and continuing for a period not to exceed 90 days from any underwritten public offering of our equity securities, except as part of such registration (subject to an extension of such lock-up period in certain circumstances).

Registration Procedures and Expenses. The Registration Rights Agreement contains customary procedures relating to underwritten offerings and the filing of registration statements. We have agreed to pay all registration expenses incurred in connection with any registration. All underwriting discounts and selling commissions and stock transfer taxes applicable to securities registered by holders and fees of counsel to any such holder (other than as described above) will be payable by holders of Registrable Securities.

Indemnification and Contribution. The Registration Rights Agreement also contains customary indemnification and contribution provisions by us for the benefit of holders participating in any registration. Each holder participating in any registration agrees to indemnify us in respect of information provided by such holder to us for use in connection with such registration; provided that such indemnification will be limited to the net proceeds actually received by such indemnifying holder from the sale of Registrable Securities.

Tinicum Registration Rights Agreement

Concurrently with our initial public offering, we issued 2,666,666 shares of our common stock at the public offering price less the underwriting discount in a private placement to Tinicum. In connection with the private placement, Tinicum obtained piggyback registration rights on the same terms described above with respect to SCF.

Transactions with our significant stockholders, directors and officers

During 2019, a subsidiary of Forum sold certain products and equipment to Nine Energy Service, Inc. ("Nine Energy"), and Forum recognized revenue in an amount totaling approximately $9.3 million. SCF owns a majority interest in Nine Energy, and Messrs. David C. Baldwin and Andrew L. Waite are Co-President of LESA, the ultimate general partner of SCF. These sales were made based on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for 2019 for Forum and approximately 1% of Nine Energy’s 2019 consolidated gross revenues.

Also during 2019, a subsidiary of Forum sold and purchased products and equipment to and from Endurance Lift Holdings LLC ("Endurance Lift"), and Forum recognized revenue and made payments in an aggregate amount totaling approximately $1.0 million from such sales and purchases. Mr. Schmitz is the Chief Executive Officer of Endurance Lift. These sales and purchases were made based on arms-length terms between the parties and represent less than 1% of the consolidated gross revenues for 2019 for Forum and less than 1% of Endurance Lift’s 2019 consolidated gross revenues.

PROPOSAL 2: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

❖	Consistently receiving an approval rating for the "Say-on-Pay" vote in excess of 90%.

❖	Over 75% of Chief Executive Officer total executive compensation was at-risk and tied to the Company's performance.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This item, commonly referred to as a "say-on-pay" vote, provides you, as a stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

Our executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. Under our program, our named executive officers are rewarded for strong corporate performance, the achievement of annual goals and the realization of increased stockholder value. Please read "Compensation Discussion and Analysis" and "Executive Compensation" for additional details about our executive compensation programs, including information about the fiscal year 2019 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation program for our named executive officers to ensure the program achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe our executive compensation program achieves the following objectives:

•	Motivate our executives to achieve key safety, operating, and financial performance goals that enhance long-term stockholder value;

•	Reward outstanding performance in achieving these goals without subjecting us to excessive or unnecessary risk; and

•	Establish and maintain a competitive executive compensation program that enables us to attract, motivate and retain experienced and highly capable executives who will contribute to our long-term success.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement and ask that our stockholders approve the following non-binding resolution at the annual meeting:

"RESOLVED, that the stockholders of Forum Energy Technologies, Inc. (the "Company") approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other narrative discussion in the proxy statement for the 2020 Annual Meeting of Stockholders of the Company."

As an advisory resolution, our stockholders’ vote on this proposal is not binding on the board of directors or us. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our named executive officers remain with our board of directors and the Compensation Committee. We expect, however, that our Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our named executive officers.

Vote Required and Board Recommendation

Approval of the proposal requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote. Your board of directors recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis, or CD&A, provides information about our compensation objectives and policies for the executives who served as our principal executive officer, our principal financial officer and each of the next three most highly compensated executive officers who were serving as such on December 31, 2019, and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion.

Throughout this discussion, the following individuals are referred to as the "NEOs" and are included in the Summary Compensation Table:

•	C. Christopher Gaut — President, Chief Executive Officer and Chairman of the Board
•	Pablo G. Mercado — Senior Vice President and Chief Financial Officer
•	John C. Ivascu — Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
•	D. Lyle Williams — Senior Vice President, Operations
•	Michael D. Danford — Senior Vice President, Human Resources

Leadership Succession

In February 2019, Mr. James L. McCulloch announced his desire to transition from his position as Executive Vice President and General Counsel, and an executive officer of the Company until his retirement from the Company on March 1, 2020. In connection with Mr. McCulloch's transition, Mr. John C. Ivascu was appointed to serve as Senior Vice President, General Counsel and Secretary on February 15, 2019. Mr. Ivascu was subsequently appointed to serve as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary on March 1, 2020.

Business Highlights

We have adopted an executive compensation program that is designed to attract and retain talented executive officers, and align their interests with those of our stockholders over the long term, taking into account the volatile markets in which we do business. In addition to holding management accountable for accomplishing financial results, we insist on the highest standards of ethical conduct and operational safety, which we believe will position us for long-term success.

In 2019, we accomplished the following under the direction of management:

•	Reduced our net debt position by $130 million on a year over year basis, achieved annualized free cash flow of over $90 million and maintained a strong financial liquidity position with approximately $58 million of cash on hand and approximately $229 million available under our undrawn credit facility at year end;
•	Reduced inventory by $64 million; and
•	Achieved a Company-wide TRIR of 1.03, tying the Company's record TRIR set during 2018; and continued our Company's strong safety performance through the institution of programs aimed at protecting our employees and consultants.

Compensation Highlights

With respect to our 2019 compensation programs, the Compensation Committee took several key actions impacting our NEOs, including the following:

•	Approved market-based increases in compensation; despite these increases, total compensation continues to be substantially below market median;
•	Authorized the grant of Stock Appreciation Rights ("SARs") to members of executive management; such awards include an exercise price that is 125% of the fair market value of the Company's common stock on the date of grant and include a threshold requiring that the average closing price of our common stock over the twenty days prior to settlement be greater than $5.00;
•	Performance awards tied to our total shareholder return, and, together with the SARs, constituted 63% of NEO long-term incentive compensation for 2019;
•	Established challenging 2019 non-equity incentive plan performance objectives, which paid out at 59% of target; and
•	Suspended the deferred compensation plan to reduce the Company's future debt obligations.

Advisory Vote on Executive Compensation and Shareholder Outreach

At our 2019 annual meeting of stockholders, we received support in favor of our executive compensation plan of approximately 92%. Our Compensation Committee believes this affirms stockholders’ continued approval of the Company’s approach to executive compensation.

The Compensation Committee values stockholders’ input on the design of our executive compensation program. The Compensation Committee also believes that our programs are structured to deliver pay that is commensurate with performance. Plan and performance-based equity awards can generate a range of payouts based on the attainment of established goals, thus holding management accountable for producing profitable growth and creating value for our stockholders.

Based upon the strong level of stockholder support for our programs expressed through our 2019 vote, and the views of our Compensation Committee on our current approach to executive compensation, we did not make any significant structural or philosophical changes to our programs.

Compensation and Governance Highlights

We believe that our pay practices reflect good compensation, governance and market practice. To support our compensation and governance philosophy, we adopted the following practices:

What We Do:		What We Don't Do:
☑	Emphasis on Variable Compensation. Over 75% of our CEO's target compensation and over 70% of our NEO's target compensation is variable.	☒	Prohibition on Hedging/Pledging. Our Insider Trading Policy specifically prohibits directors, officers and employees, including our NEOs, from entering into hedging type transactions in our stock or pledging our stock.
☑	CEO Equity Value Performance-Based. 55% of CEO equity incentive opportunity is contingent upon relative TSR performance or achievement of specific levels of absolute stock price.	☒	No Excise Tax Gross-Ups. As a matter of company policy, excise tax gross ups are not included in employment agreements or severance agreements.
☑	Stock Ownership Requirements. Our NEOs and non-employee directors have specific minimum ownership obligations, including a requirement that our CEO must hold equity with a value greater than or equal to 6x his base salary.	☒	No Guaranteed NEO Bonuses. Non-equity incentives are awarded only after achievement of pre-determined safety, financial, operational or individual objectives.
☑	Clawbacks. Both our annual cash incentive compensation program and our Amended 2016 Plan have recoupment features.	☒	No Perquisites. We do not provide any perquisites to our NEOs that are not also offered to all employees of the Company.
☑	Annual Compensation Risk Assessment. To ensure that our programs are designed to motivate strong performance without encouraging excessive and unnecessary risk-taking, we conduct annual assessments led by the Committee’s independent compensation consultant.	☒	No Repricing. Our plans prohibit repricing or cash buyout of underwater stock options without shareholder approval.
☑	Independent Compensation Consultant. The Compensation Committee engages an independent advisor on topics related to board of director and executive compensation, and annually requires formal certification from the advisor of its independence.	☒	No Single Trigger Change-in-Control Benefits. Cash severance and accelerated vesting of equity incentives require both the consummation of a change-in-control and a qualifying termination of employment.

Key Components of our Compensation Philosophy

Our overall compensation philosophy is to provide competitive pay that rewards strong corporate performance over the longer-term, in alignment with stockholder interests. Our philosophy in respect of cash compensation is that target total cash should be at or near the market median. Base salaries will typically be set below the market median while our annual incentive award targets are designed to be above the market median. The result of this design is to provide our executives the opportunity to earn cash compensation at or near the market median in a year in which our performance has met our target goals. We believe that this philosophy provides a strong incentive for our executives to achieve our annual corporate goals.

During 2019, in granting our annual equity awards, we considered the competitive market level for awards, as well as each individual’s experience level and performance, when determining the appropriate amount of equity to grant. We believe that long-term, variable compensation should account for a significant portion of total compensation. Our objective is to be a high growth, high performing oilfield products company and we therefore have linked a significant portion of our executives’ compensation to the long-term interests of our stockholders through the issuance of performance-based shares using relative total stockholder return, or "TSR," as our measure, SARs, and restricted stock units. We anticipate that the capital accumulation opportunities resulting from our long-term grants will be at or above the market median and will represent a significant portion of total compensation to each NEO.

The charts below illustrate our emphasis on incentivizing our executives through long-term, variable compensation awards. Over 75% of the Chief Executive Officer’s and over 70% of our other NEOs’ target compensation is impacted by the Company’s performance. 63% of the Chief Executive Officer’s 2019 long-term incentive grants were in the form of performance-based awards (performance units and SARs).

Pay and Performance Alignment

Consistent with our emphasis on variable and performance-based compensation, the actual compensation realized or realizable by our NEOs may vary significantly from the reported or "target" compensation opportunity in our program. The chart below demonstrates the alignment of CEO realizable pay with performance over each of the past five years and in aggregate over the period by comparing CEO target compensation to the realizable value of that compensation as of December 31, 2019. As shown, over the past five years, CEO realizable compensation has been approximately 70% below target on average.

Target compensation for each year includes (1) base salary, (2) target annual cash incentive opportunity, and (3) the target/grant-date value of equity incentives granted during the year.

Realizable compensation for each year includes (1) base salary, (2) actual annual cash incentive paid, (3) the face value of restricted stock as of December 31, 2019, (4) the in-the-money value of options and SARs as of December 31, 2019, (5) the value of performance units earned over the period as of December 31, 2019, and (6) for performance unit awards whose performance period have not been completed, the face value of the target number of units as of December 31, 2019.

Elements of Our Executive Compensation Program

Material elements of total direct compensation for 2019 for NEOs are listed below, together with the objectives that we believe each element supports.

Elements	Objectives
Base Salary • Fixed annual cash salary paid to the executive	• Provide a competitive fixed payment to the executive for his or her service, experience and skills • Set at a reasonable level that allows us to attract and retain top talent
Annual Cash Incentive Opportunity • Cash bonus opportunity • Payable based upon achievement of annual financial and operational goals and personal performance objectives

•   Align the compensation of executives with our annual financial and non-financial performance and achievement of EBITDA, inventory turns, safety and personal performance objectives

•   Reward the executive for achievement of performance objectives for the year

Long-Term Incentive Grants

•   Equity incentive awards vested over multiple years;

•   In 2019, provided through a combination of

- Time-vested restricted stock units;

- Performance-vested stock units based on relative TSR performance; and

- Premium-priced stock appreciation rights

•   Align the compensation of executives with our performance by linking realized value directly to our relative and absolute stock price performance

•   Provide strong retention value with multi-year vesting

•   Promote alignment between our executives by encouraging development of long-term equity ownership

Other elements of executive compensation, which are designed to be market-competitive and are necessary to attract and retain key talent include retirement benefits, comprising deferred compensation and participation in our 401(k) Plan, and severance benefits.

Compensation Methodology and Process

The process established for determining executive compensation for each of the NEOs includes open discussions among the Compensation Committee, its compensation consultant, the CEO and the board of directors.

Role of Management in Setting Compensation

Our CEO is consulted in the Compensation Committee’s determination of compensation matters related to the executive officers reporting directly to the CEO. Each year, the CEO makes recommendations to the Compensation Committee regarding such components as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making recommendations, the CEO considers such components as experience level, individual performance, overall contribution to company performance and market data for similar positions. The Compensation Committee takes the CEO’s recommendations under advisement, but the Compensation Committee makes all final decisions regarding such individual compensation. Our CEO’s compensation is reviewed and discussed by the Compensation Committee, which then makes recommendations regarding his compensation to the independent members of our board of directors, led by the Lead Independent Director, as applicable. Our board of directors ultimately makes decisions regarding the CEO’s compensation.

Our CEO attends all Compensation Committee meetings and is excused from any meeting when the Compensation Committee deems it advisable to meet in executive session or when the Compensation Committee meets to discuss items that would impact the CEO’s compensation. The Compensation Committee may also consult other employees, including other NEOs, when making compensation decisions, but the Compensation Committee is under no obligation to involve the NEOs in its decision-making process.

Role of the Compensation Committee in Setting Compensation

The Compensation Committee is, under its charter, responsible for designing, implementing and administering our executive compensation programs and, in doing so, the Compensation Committee is guided by the compensation philosophy stated above.

On an annual basis the Compensation Committee reviews and approves total compensation for our executive officers, and recommends CEO compensation to the independent members of our board of directors through a process including:

•	Selecting and engaging an external, independent consultant;
•	Meeting separately from management with its independent consultant;
•	Reviewing and selecting companies to be included in our peer groups;
•	Reviewing plans and related compensation programs for the presence of any risk elements;
•	Reviewing market data and trends on all major elements of executive compensation; and
•	Reviewing performance results against operating plans and incentive plan targets.

A complete listing of our Compensation Committee’s responsibilities is included in its charter, which is available for review on our corporate website at www.f-e-t.com under "Corporate Governance" in the "Investor" section.

Role of the Compensation Consultant in Setting Compensation

The Compensation Committee has engaged the services of Pearl Meyer as its independent executive compensation consultant. Pearl Meyer operates exclusively as a compensation consultant and has more than twenty years of experience as an organization. Many of its senior consultants have experience of longer than thirty years. It serves a large number of companies and compensation committees in the energy industry and, as a result, it maintains an extensive compensation database that it uses to supplement information obtained from publicly available sources. Certain of the Compensation Committee members have worked with representatives of Pearl Meyer in the past and value the firm’s collective knowledge and capabilities, and its ability to develop compensation programs that incentivize executives and align performance with company strategies and stockholders’ interests. The Compensation Committee selected Pearl Meyer on the basis of its reputation, capabilities and experience.

Pearl Meyer’s current role is to advise the Compensation Committee on matters relating to executive compensation to help guide, develop and implement our executive compensation programs. Pearl Meyer reports directly to the Compensation Committee. Pearl Meyer may perform work for Forum outside of the scope of its engagement by the Compensation Committee, but the committee reviews and approves all such assignments to ensure that the independence of its compensation consultant is not compromised. In 2019, the Company did not pay Pearl Meyer for any services outside the scope of the Compensation Committee’s engagement. The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a review of its relationship with Pearl Meyer in 2019 and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, and SEC and NYSE rules and regulations. In making this determination, the Compensation Committee considered that during 2019:

•	Pearl Meyer did not provide any services to the Company or management other than services requested by or with the approval of the Compensation Committee, and its services were limited to executive and director compensation consulting;
•	The Compensation Committee meets regularly in executive session with Pearl Meyer outside the presence of management;
•	Pearl Meyer maintains a conflicts policy, which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence;
•	Fees paid to Pearl Meyer by Forum during 2019 were less than 1% of Pearl Meyer’s total revenue;
•	None of the Pearl Meyer consultants working on matters with us had any business or personal relationship with Compensation Committee members (other than in connection with working on matters with us);
•	None of the Pearl Meyer consultants working on matters with us (or any consultants at Pearl Meyer) had any business or personal relationship with any of our executive officers; and
•	None of the Pearl Meyer consultants working on matters with us owns shares of our common stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Comparator Compensation Peer Group

We have developed a comparator compensation peer group, which is composed of specific peer companies within the energy industry with whom we may compete for executive talent. Our peer group was developed with the assistance of Pearl Meyer and is used to analyze our NEO compensation levels and overall program design. This compensation peer group is used to determine direct market levels of the main elements of executive compensation (base salary, annual incentives, long-term incentives, as well as total direct compensation). The peer group is also used to gauge industry practices regarding the structure and mechanics of annual and long-term incentive plans, employment agreements, severance and change in control policies and employee benefits. The composition of the peer group is reviewed by the Compensation Committee on an annual basis to ensure that we have and maintain an appropriate group of comparator companies. In August 2018, with the advice of Pearl Meyer, the Compensation Committee assessed the compensation peer group and determined to add Frank’s International.

Criteria for selecting peer companies for compensation benchmarking is based on a number of factors. The peer companies selected should reflect an optimum mix of the criteria listed below in their relative order of importance:

Competitive market:

•	Competing Talent — companies with executive talent similar to that valued by us;
•	Direct Competitors — companies in the same or similar industry sector for products or services; and
•	Competing Industry — companies in the same general industry sector having similar talent pools.

Size and demographics:

•	Firms with competitive posture that are generally similar in revenue or market cap size and whose median revenue for the group approximates our revenue;
•	Firms with a competitive posture and comparable area of operations;
•	Firms in the same or similar competitive posture that experience similar market cycles; and
•	Firms that serve the same sector of the industry.

The Compensation Committee, based on Pearl Meyer’s analysis and our internal analysis, determined to use the following peer group of 14 companies to evaluate and compare our compensation practices in 2019:

2019 Compensation Peer Group Companies
Apergy Corporation Basic Energy Services Core Laboratories NV Dril-Quip, Inc. Exterran Corporation	Frank’s International NV Helix Energy Solutions Group Key Energy Services Nine Energy Services Oceaneering International	Oil States International Patterson-UTI Energy Superior Energy Services TETRA Technologies

		2019 Revenue ($MM)	12/31/19 Mkt Cap ($MM)
Compensation Peer Group Summary	25th Percentile	$1,324.8	$1,622.5
	50th Percentile	$981.7	$1,076.3
	75th Percentage	$686.1	$240.8
Forum 2019		$1,064.2 59th Percentile	$185.3 21st Percentile

Performance Peer Group

We have also developed a performance peer group with the assistance of Pearl Meyer. The performance peer group is only used to determine payouts for our performance share awards by measuring our TSR relative to that of the performance peer group. The composition of the performance peer group is also reviewed by the Compensation Committee on an annual basis to ensure that we have and maintain an appropriate group of companies. See "—Performance Shares" below for a description of performance award payouts.

The performance peer selections were primarily based on who we believe are our most direct competitors—those companies who are in the same industry sector, and compete with us in regards to the products or services we offer and/or for investment capital. Given that the Philadelphia Stock Exchange Oil Service Sector is designed to track the performance of the overall oilfield services sector, the Compensation Committee believes it is a useful measure of the Company’s performance. Our performance peer group, which was used to determine payout levels for our 2019 performance-based awards is as follows:

2019 Performance Peer Companies
Apergy Corporation Cactus, Inc. Dril-Quip Inc. Exterran Corporation TechnipFMC plc	Hunting plc National Oilwell Varco Inc. Oceaneering International Inc. Oil States International Inc. Superior Energy Services Inc.

Our performance peer group, which will be used to determine payout levels for our 2020 performance-based awards, was unchanged from the 2019 group.

Role of Market Data

Pearl Meyer uses compensation data gathered from the compensation peer group as well as supplemental data from published market surveys to benchmark our executive compensation. The supplemental survey data allow the Compensation Committee to consider compensation levels through the broader energy industry compared to the oilfield services industry focused data of the peer group. Survey data also provides market norms for executive positions, which may not be reported as NEOs in the peer group data.

Our review of market data focuses on the main elements of executive compensation: base salary, annual incentive opportunity, long-term compensation and total direct compensation. The graphic below sets forth the data we consider:

We review both target and actual compensation paid, but our primary focus is on target compensation because we want to provide our executives with the opportunity to earn competitive levels of compensation. How our plans ultimately payout is contingent upon management’s performance.

The Compensation Committee periodically commissions Pearl Meyer to conduct a market-based compensation study. The most recent study used in connection with the determination of 2019 total compensation was completed in November 2018 and reviewed again in February 2019. That study indicated that our NEO base salaries, target total cash and target total direct compensation are on average below the market median. Except in the case of promotions, the Compensation Committee determined not to meaningfully adjust executive compensation due to market conditions.

Elements of Compensation for Our NEOs

Base Salary

Base salary is the fixed annual compensation we pay to each NEO for performing specific job responsibilities and is based on the executive’s level of experience and requisite skills. It represents the minimum income a NEO may receive in any year. Base salaries are determined for each NEO based on the executive’s position and responsibility. We review the base salaries for each NEO annually as well as at the time of any promotion or significant change in job responsibilities. In connection with each review, we also consider individual and company performance over the course of that year. The severance agreements we maintain with the NEOs (described in greater detail below) provide that base salaries will generally not be reduced during the annual review unless the decrease is in connection with a similar reduction applicable to all of our executive officers, and if so, the decrease could be a reduction of up to 10% of the executive’s base salary.

The table below shows base pay amounts for each NEO as of December 31, 2018 and 2019, and April 5, 2020:

NEO	2018 Salary	2019 Salary	Change	2020 Salary (3)	Change
C. Christopher Gaut (1)	750,000	750,000	0%	600,000	(20)%
Pablo G. Mercado	360,000	410,000	13.8%	369,000	(10)%
John C. Ivascu (2)	N/A	335,000	N/A	301,500	(10)%
D. Lyle Williams	320,000	320,000	0%	288,000	(10)%
Michael D. Danford	300,000	300,000	0%	270,000	(10)%
(1)	Mr. Gaut served as Chief Executive Officer of the Company until May 16, 2017 and as Executive Chairman of the Board until December 31, 2017. Mr. Gaut transitioned to serve as non-Executive Chairman of the Board on December 31, 2017. In November 2018, Mr. Gaut was appointed as the Company’s President and Chief Executive Officer, replacing Mr. Iyyanki who resigned from such positions. Mr. Gaut continues to serve as the Chairman of the Board. In connection with Mr. Gaut’s appointment, his employment agreement was terminated, and his salary was set at $750,000.
(2)	In February 2019, Mr. Ivascu was appointed to serve as our Senior Vice President, General Counsel and Secretary and his compensation was set based on the market median. Mr. Ivascu was subsequently appointed to serve as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary on March 1, 2020. Prior to 2019, Mr. Ivascu was not a NEO.
(3)	Each Named Executive Officer voluntarily reduced their base salary from the 2019 amount reported above.

Annual Incentive Awards

Our annual incentive awards are formulaic and performance based. The payout potential at each level of our plan is expressed as a percentage of an executive’s base salary as set forth in the table below. Each year the Compensation Committee reviews bonus targets as well as target and actual total cash compensation paid to the NEOs in our peer group to gauge the competitive level of our targets and ultimate payouts.

Executive Management Incentive Plan

Our Executive Management Incentive Plan (the "EMIP") for 2019 was designed to incentivize and reward key executives having a significant impact on our achievement of overall corporate performance goals. The Compensation Committee, or board of directors in the case of the Chief Executive Officer, approved the NEO participants and their target bonus levels for the EMIP and will continue to do so in future years.

The following table sets out our target and maximum bonus levels for 2019 for our NEOs expressed as a percentage of the individual’s base salary earned during the year:

Executive	Target bonus (% of base)	Maximum bonus (% of base)
C. Christopher Gaut	110%	220%
Pablo G. Mercado	75%	150%
John C. Ivascu	70%	140%
D. Lyle Williams	60%	120%
Michael D. Danford	60%	120%

2019 EMIP

The 2019 EMIP has a built-in threshold such that zero bonus is paid if we achieve anything less than the entry level of the established performance goals for the year. When actual performance is greater than the target performance level in an amount set forth in the 2019 EMIP, referred to as "over-achievement," the participant is eligible to receive up to the maximum bonus in the above table, an amount of up to two times the target award. The following graph summarizes the payout of the established performance goals.

EMIP Performance Metrics

Performance for the 2019 EMIP was measured in terms of EBITDA, safety, free cash flow and business objectives comprised of SG&A management and inventory reduction. These metrics were chosen because the Compensation Committee, and board of directors in the case of the Chief Executive Officer, concluded that using EBITDA, free cash flow and business objectives as measures align the interests of the executives with those of our stockholders. Safety, one of our Core Values, continues to be chosen as a measure given its importance to our customers and to our reputation. The weighting for the four 2019 EMIP metrics were as follows:

Performance Measure	Weighting
EBITDA	40%
Safety	10%
Free Cash Flow	20%
Business Objectives - SG&A (15%) - Inventory Reduction (15%)	30%

EBITDA and Free Cash Flow

The EBITDA and free cash flow measures were derived from the 2019 financial plan set by our board of directors. The calculation of the EBITDA measure takes into account adjustments for non-operating items in a manner consistent with Forum's earnings releases.

Business Objectives (SG&A and Inventory Reduction)

The Business Objectives measure is intended to encourage an increased focus on key aspects of our business strategy, including maintaining SG&A in-line with the Company's performance and reducing inventory levels. This measure is subject to the Compensation Committee's, or the board of directors', full discretion and will be based on the Company's overall performance in respect of each measure. The SG&A measure will exclude depreciation and amortization, and take into account adjustments for non-operating items in a manner consistent with Forum's earnings releases.

Safety Performance

The safety measure was based on the TRIR, which is a measure of the recordable workplace injuries that occur during the year, calculated by multiplying the number of recordable injuries in a calendar year by 200,000 (100 employees working 2,000 hours per year), and dividing this value by the total man-hours actually worked in the year. The safety measures were designed to incentivize improvements in TRIR for the Company as a whole and for each product line. The safety measure for our NEOs is based on the Company’s consolidated TRIR safety performance.

The target for each product line was established with reference to past safety performance and the average TRIR for the oil and gas manufacturing industry, as reported in 2010 by the U.S. Department of Labor. Threshold and over-achievement levels were set at points recommended by management to create stretch goals while at the same time incentivizing each product line throughout the year rather than as a percentage of target TRIR.

2019 EMIP Payout

The table below sets forth the components and calculation of the total performance payout factor under our 2019 MIP, including target and actual performance and performance metric weightings.

Performance Measure	2019 Target	2019 Achievement	Percent of Target Earned	Times Weight	Equals Weighted Percent of Target Earned
EBITDA ($MM)	$127.8	$73.2	0%	40%	0%
Safety (TRIR)	1.00	1.03	90%	10%	9%
Free Cash Flow ($MM)	$100.2	$90.0	75%	20%	15%
SG&A ($MM)	$217.9	$200.5	110%	15%	17%
Inventory Reduction ($MM)	$60.1	$64.4	125%	15%	19%
TOTAL					59%

In accordance with the terms of the EMIP, each performance measure other than personal performance is adjusted as necessary for acquisitions consummated during the year and other non-recurring items as determined by the Committee to be appropriate. Based on the EMIP measures for each executive, performance resulted in the payments set forth below.

Awards under our 2019 EMIP were determined following an analysis of our financial results for 2019.

Executive	EMIP Target ($)	EMIP Payment ($)	EMIP Payment as % of Target	2019 Payment as % of Base Salary at 12/31/2019
C. Christopher Gaut	825,000	$486,750	59%	65%
Pablo G. Mercado	307,500	$181,425	59%	44%
John C. Ivascu	234,500	$138,355	59%	41%
D. Lyle Williams	192,000	$113,280	59%	35%
Michael D. Danford	180,000	$106,200	59%	35%

2019 Long-Term Equity Based Incentives

We believe that long-term equity awards are the strongest link between executive pay and stockholder interests. They represent, therefore, a significant portion of our NEO total compensation. Long-term equity awards are granted pursuant to the Amended 2016 Plan. We grant restricted stock units as part of our equity-based incentive package for competitive purposes, to balance the compensation risk associated with performance-based awards and to provide value in equity that is tied to retention by placing a vesting requirement on the restricted stock unit grants. We include performance-based awards in the mix of equity granted to our NEOs. New in 2019, we made a special grant of SARs to further incentive performance while retaining key members of management. Grants to our NEOs were made up of restricted stock units, performance based shares and performance based stock appreciation rights, which are designed to motivate our executives and align them with the interests of our stockholders. In addition, subject to exceptional circumstances, incentive awards include double-trigger vesting provisions. While single-trigger vesting is prevalent among members of our peer group, we believe double trigger vesting is more in line with the expectations of our stockholders and would still permit us to offer attractive compensation to our NEOs. It has been our historical practice and expectation that on a going forward basis incentive awards will also include multi-year vesting provisions.

LTI Vehicle	Performance Orientation	Vesting	Percent of 2019 LTI Value
			CEO	Other NEOs
Restricted Stock Units	- Realized value varies with stock price	1/3 vests annually for three years	45.5%	44.5%
Performance Share Units (PSUs)	- Shares earned based on TSR performance relative to peer group over a three-year period - Subject to modification based on absolute TSR performance	Earned award vests after a three-year performance period	45.5%	44.5%
Stock Appreciation Rights (SARs)	- Settlement amount varies with stock price - Exercise price set 25% above fair market value at grant - Exercise contingent upon achievement of $5.00 stock price prior to vesting (>3.4x fair market value on date of grant)	100% cliff vests after three years	9.0%	11.0%

Performance Shares

Performance shares provide an additional incentive to our NEOs. Performance share payout will be calculated at the end of each year over a three year period based on TSR relative to our performance peer group. The table below shows the award multipliers applied to our target based upon relative TSR performance. The table below shows the impact on payout multipliers as peers are removed from the group. Please see the "—Performance Peer Group" section above for a description of our performance peer group.

Rank Against Peers	Award Multiplier (10 peers)	Award Multiplier (9 peers)	Award Multiplier (8 peers)
1	2.00	2.00	2.00
2	1.80	1.75	1.75
3	1.60	1.50	1.50
4	1.40	1.25	1.25
5	1.20	1.00	1.00
6	1.00	1.00	0.75
7	0.80	0.75	0.50
8	0.60	0.50	0.25
9	0.40	0.25	0.00
10	0.20	0.00
11	0.00

The resulting multipliers shown above, and ultimate number of shares delivered to our NEOs, are determined at the conclusion of the three-year performance period by calculating the TSR relative to the performance peer group. Under each performance share agreement, the payout is capped at a multiplier of 1.00 if absolute total shareholder return is negative, even if our TSR performance is ranked higher relative to our peers. In addition, the agreements provide for a payout with a minimum multiplier of 1.00 if absolute TSR is greater than or equal to 20%.

2019 Awards

Our Compensation Committee, and our board of directors in respect of Mr. Gaut, granted equity-based compensation awards in 2019 to each of the NEOs.

Executive	Restricted Stock Unit Awards	Performance Share Unit Awards (1)	Stock Appreciation Rights	Grant Date Value ($)
C. Christopher Gaut	113,809	113,809	775,000	1,998,657
Pablo G. Mercado	66,388	66,388	425,000	1,160,652
John C. Ivascu	43,627	43,627	400,000	785,998
D. Lyle Williams	39,833	39,833	425,000	729,170
Michael D. Danford	36,039	36,039	325,000	648,243
(1)	Reflects shares that will be earned at target. Payout of shares varies from 0% of the target award if relative TSR performance does not meet the threshold and up to 200% of the target award if relative TSR performance is at the maximum level.

Our equity-based compensation awards granted in 2019 were approximately equal to the median as compared to our compensation peer group. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. We have not previously nor do we plan to grant options with a grant date prior to the date the grant is approved.

Update on Performance Awards

Our 2018 through 2019 TSR and 2019 TSR was (89.2%) and (67.6%), respectively, which ranked ninth and tenth among our two- and three-year performance peer groups (shown below). This performance resulted in the application of a 0.00x, multiplier to our target on the third tranche of the 2017 performance award and a 0.25x multiplier to our target on the second tranche of the 2018 performance award. The 2019 performance award is subject to a three-year performance period and, therefore, not eligible for vesting in 2019.

2020 Long-Term Equity Based Incentives

Our Compensation Committee, and our board of directors in respect of Mr. Gaut, granted equity-based compensation awards in February 2020. The table below summarizes the amount of such grants to each NEO.

Executive	Restricted Stock Unit Awards	Grant Date Value ($)
C. Christopher Gaut	1,286,000	1,234,560
Pablo G. Mercado	287,224	275,735
John C. Ivascu	216,000	207,360
D. Lyle Williams	168,824	162,071
Michael D. Danford	157,376	151,081

Our equity-based compensation awards granted in February 2020 were approximately at or below the market median as compared to our compensation peer group. The restricted stock units will vest equally over a three-year period.

Employee Benefits

Our 401(k) Plan is designed to allow all employees, including the participating NEOs, to contribute on a pre-tax or Roth after-tax basis. Each participant may elect to contribute up to 75% of his or her compensation to the 401(k) Plan as pre-tax or Roth after-tax contributions (but limited by the statutory maximum of $19,000 for 2019). Additionally, participants age 50 years and older may make a "catch-up contribution" to the 401(k) Plan each year up to an amount set by statute ($6,000 for 2019).

We have the discretion to provide a profit sharing contribution to each participant depending on the Company’s performance for the applicable year. There were no profit sharing contributions made in 2019. We match 100% of each NEO's contributions up to 3% of cash compensation, and 50% of each NEO's contributions up to the next 2% of cash compensation. Due to statutory limits on the amounts contributed to qualified plans, our NEOs did not receive the full potential matching contribution under the 401(k) Plan.

We also provide medical, dental and vision coverage to all of our full-time employees, as well as basic life and disability coverage.

Other Practices, Policies and Guidelines

Perquisites

We do not provide for any perquisites or any other personal benefits for our executive officers that are not available to other employees.

Clawbacks

Both our non-equity incentive compensation program and our Amended 2016 Plan have clawback provisions.

Risk Assessment

Our board of directors has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The Compensation Committee performs this assessment annually and if a likelihood of a material risk exists, it will enlist additional resources for a full assessment.

Our compensation philosophy and culture support the use of base salary, certain performance-based compensation and benefit plans that are generally consistent in design and operation throughout our organization and with all levels of employees. These compensation policies and practices are centrally designed and administered. In addition, the following specific factors reduce the likelihood of excessive risk taking:

•	Our overall compensation levels are competitive with the market;
•	Our compensation mix comprises (i) fixed components like salary and benefits, (ii) annual incentives that reward our overall financial performance and safety and (iii) long term incentives to more closely tie executive compensation to stockholder interests and provide for it to be at-risk based on performance;
•	We intend to always have a strategic long term plan;
•	Our annual corporate goals will be established with specific consideration given to behavioral risk;
•	We design our compensation plans so that no material risks are created between or across product lines;
•	We seek to implement appropriate performance measures each year, whether absolute or relative;
•	We have established maximum payouts to cap any performance incentives in place; and
•	We have clawback provisions built into our non-equity incentive compensation program and Amended 2016 Plan.

In summary, although a portion of the compensation provided to NEOs is based on our performance, we believe our compensation programs do not encourage excessive and unnecessary risk-taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short-term and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions.

Executive Stock Ownership Requirements

To further align the interests of our NEOs with the long-term interests of stockholders, our board of directors adopted a Stock Ownership Requirements Policy that requires our executive officers to own shares equal to specified amounts of our common stock, set at a multiple of the officers’ base annual salary in effect as of January 1 of each applicable year. Targets are based on the following multiples of base salary:

Officer	Multiple
CEO	6x
Executive Vice Presidents	4x
Corporate Senior Vice Presidents	3x

NEOs are expected to reach this level of target ownership within five years of becoming subject to the policy, or within three years of a promotion to a higher target multiple. Actual shares of stock, restricted stock, restricted stock units (including deferred stock units) and earned but unvested performance shares may be counted in satisfying the stock ownership guidelines. Shares issuable upon exercise of unexercised stock options and SARs are not counted. A NEO who is not in compliance with the policy may only sell shares to pay the applicable taxes related to an award of restricted stock or restricted stock units, the value of which does not exceed such tax liability, or to pay the exercise price or applicable taxes upon the exercise of stock options, retaining shares received upon exercise net of shares sold to cover the exercise prices or taxes, as applicable. As of January 1, 2020, each of our NEOs continued to be in compliance with the requirements set forth under the policy. We believe the significant amount of shares required to be held pursuant to the policy aligns the interests of our executives and those of our stockholders. We further believe that this is more effective than imposing a minimum holding period and that imposing such a holding period would be unduly restrictive for executive officers and impact our ability to attract and retain top talent.

Severance Agreements

We entered into severance agreements with each of Messrs. Gaut, Mercado, Ivascu, Williams and Danford, effective December 19, 2018, February 16, 2018, February 15, 2019, September 1, 2018 and February 16, 2018, respectively. None of the contracts provide for excise tax protections in the event of a change in control. All of our NEOs are party to a severance agreement with us.

The severance agreements set forth obligations each party has in the event of termination of employment. We believe that severance protections, particularly in the context of a change in control transaction, play a critical role in attracting and retaining key executive officers. Providing this type of protection is common in the oilfield services industry. In addition, these benefits serve our interests by promoting a continuity of management and aligning management’s interests with those of our stockholders in the context of an actual or threatened change in control transaction.

Other material terms of these agreements are set forth below under "Executive Compensation." The severance provisions within the agreements are set forth in detail in "Executive Compensation — Potential payments upon termination and change in control" below.

Nonqualified Deferred Compensation Plan

Our non-qualified deferred compensation plan permits eligible participants, including our NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations. The plan was adopted in consultation with Pearl Meyer, which advised the Compensation Committee that such a plan was a competitive practice. In February 2015, the Compensation Committee determined it was appropriate to suspend matching contributions on participant deferrals under the Deferred Compensation Plan. In December 2019, the plan was suspended with respect to any deferrals after December 31, 2019.

Prior to its suspension, the plan provided officers with an opportunity to defer up to 50% of his or her base compensation and all or any portion of his or her bonus. All deferred amounts were credited with earnings through the date paid. The Compensation Committee annually approves an interest rate to be paid on all deferred compensation amounts for the year. The interest rate on deferred compensation for 2019 was 7.0% per annum. In December 2019, the interest rate on deferred compensation was increased to 8.0% per annum to take into account the interest rate associated with our unsecured debt.

Each NEO is 100% vested in all previous matching contributions as a result of having satisfied the service requirements provided under the plan. Benefits under the plan are paid at the participant’s election upon termination of employment in a cash lump sum or in annual installments over a period not longer than five years. The Compensation Committee is responsible for administering this plan. In addition to those employees designated by the plan, our CEO is permitted to designate additional employees who may participate in this plan.

Upon a "change of control" within the meaning of the Amended 2016 Plan, all account balances will be fully vested.

Employee Stock Purchase Plan

In 2017, we adopted an employee stock purchase plan, which provides our eligible employees, including our NEOs, an option to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Internal Revenue Code. Generally, the purchase price is equal to 85% (or such other percentage that is not lower than 85% as designated by the Compensation Committee prior to the commencement of an offering period) of the market price of common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower, as designated by the Compensation Committee from time to time. Offering periods generally consist of six-month periods, or such other periods as may be determined from time to time by the Compensation Committee. Employees will be limited to a maximum payroll deduction of up to 30% of eligible compensation and may not purchase more than $12,500 in shares each offering period. In December 2019, the board of directors elected to suspend the employee stock purchase plan.

Accounting and Tax Considerations

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such compensation does not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences. We intend to design such arrangements to comply with (or be exempt from) Section 409A to the extent that the design is also appropriate for our business goals with respect to that arrangement.

All equity awards to our employees, including executive officers, and to our directors are granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB Accounting Standards Codification, Topic 718, "Compensation — Stock compensation."

Section 162(m) of the Internal Revenue Code limits the annual tax deduction to $1,000,000 for compensation paid by a publicly held company to its Chief Executive Officer and each of its three other most highly compensated NEOs other than the Chief Financial Officer, unless certain performance-based requirements are met. Under the Tax Cuts and Jobs Act of 2017 (the "2017 Tax Act"), effective for our taxable year beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation was no longer available, except with respect to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. In addition, the "covered employees" subject to Section 162(m) limitations were expanded to include our Chief Financial Officer, and once one of our NEOs is considered a covered employee, such officer will remain a covered employee so long as he or she receives compensation from us. To the extent practicable, we preserve deductions related to existing compensation arrangements that are eligible for transition relief under the 2017 Tax Act, but we reserve the right to use our judgment to authorize compensation payments that are not deductible under Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Forum’s management the matters reported in the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Louis A. Raspino, Chairperson
Michael McShane
Terence M. O’Toole

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during the periods indicated below by our principal executive officers, principal financial officers and each of the next three most highly compensated executive officers who were serving as such on December 31, 2019. The tables following the summary compensation table provide additional detail with respect to actual compensation, grants of plan-based awards, the value of outstanding equity awards as of December 31, 2019, the value of options exercised and stock awards that vested during 2019, deferred compensation and estimates of changes in post-employment benefits.

Summary compensation table for 2019

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Performance Share Awards (2) ($)(A)	Restricted Stock / Restricted Stock Unit Awards (3) ($) (B)	Stock Awards (4) ($) (A+B)	Option and Stock Appreciation Rights Awards (3) ($)	Non-Equity Incentive Plan Comp (1)(5) ($)	All Other Comp (6) ($)	Total ($)
C. Christopher Gaut (7) President, Chief Executive Officer and Chairman of the Board	2019	752,060	—	1,099,236	750,001	1,849,237	149,420	486,750	11,200	3,248,667
	2018	279,121	—	1,439,550	1,419,000	2,858,550	—	35,007	9,886	3,182,564
	2017	676,854	—	1,112,380	999,995	2,112,375	1,000,001	466,060	10,800	4,266,090
Pablo Mercado Sr. Vice President and Chief Financial Officer	2019	406,841	—	641,215	437,497	1,078,712	81,940	181,425	11,200	1,760,118
	2018	352,055	—	229,697	240,000	469,697	229,997	130,680	11,000	1,193,429
	2017	293,374	—	140,908	226,570	367,478	126,669	74,104	10,800	872,425
John C. Ivascu (8) Sr. Vice President, General Counsel and Secretary	2019	327,299	—	421,376	287,502	708,878	77,120	138,355	7,618	1,259,270
D. Lyle Williams Sr. Vice President— Operations	2019	322,637	—	384,731	262,499	647,230	81,940	113,280	10,117	1,175,204
	2018	319,143	—	160,788	168,000	328,788	160,993	92,928	10,943	912,795
Michael D. Danford (8) Sr. Vice President, - Human Resources	2019	302,473	—	348,086	237,497	585,583	62,660	106,200	11,200	1,068,116
	2018	301,648	—	145,513	152,040	297,553	145,634	87,120	11,000	842,955
	2017	293,374	—	177,979	159,996	337,975	159,999	97,475	10,800	899,623

(1)	The amounts disclosed in this column include amounts voluntarily deferred under the Forum Energy Technologies, Inc. Deferred Compensation and Restoration Plan.
(2)	The amounts in this column reflect the aggregate grant date fair value of Performance Share Awards at the target amount, calculated in accordance with FASB Accounting Standards Topic 718. At the maximum amount, these values for Messrs. Gaut, Mercado, Ivascu, Williams and Danford would be $2,198,471, $1,282,430, $842,751, $769,462, and $696,173, respectively. In February 2020, we issued 1,667; 1,167; and 1,056 shares of common stock to each of Messrs. Mercado, Williams and Danford, respectively, in connection with the vesting of performance awards granted in February 2018 and February 2019. Mr. Gaut was not a recipient of a performance award in 2018. Mr. Ivascu was not the recipient of a performance award in February 2017 or February 2018. For additional information, see Note 15 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2019.
(3)	The amounts disclosed in the "2019," "2018" and "2017" rows represent the grant date fair value of restricted stock, restricted stock units, and stock options or stock appreciation rights as determined in accordance with FASB Accounting Standards Topic 718. All 2017 equity awards were granted based on the fair market value of a share of our common stock being $20.10. Other assumptions with respect to stock options included: (a) an exercise price of $20.10; (b) an expected term of 6.25 years; (c) volatility of 42.65%; (d) a dividend yield of 0.0%; (e) a risk free investment rate of 2.11%; and (f) a Black-Scholes value of $8.95. For additional information, see Note 14 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2017. All 2018 equity awards were granted based on the fair market value of a share of our common stock being $12.00. Other assumptions with respect to stock options included: (a) an exercise price of $12.00; (b) an expected term of 6.25 years; (c) volatility of 44.07%; (d) a dividend yield of 0.0%; (e) a risk free investment rate of 2.74%; and (f) a Black-Scholes value of $5.62. For additional information, see Note 14 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2018. All 2019 equity awards were granted based on the fair market value of a share of our common stock being $6.59. Other assumptions with respect to stock appreciation rights included: (a) an exercise price of $1.45; (b) an expected term of three years; (c) a hurdle price of $5.00; (d) volatility of 60.31%; (e) a dividend yield of 0.00%; (f) a risk free investment rate of 1.51%; and (g) a Monte Carlo value of $0.1928. For additional information, see Note 15 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2019.

(4)	The amounts disclosed in this column represent the aggregate grant-date fair value of restricted stock, restricted stock unit awards and performance share awards, as applicable and as reflected in columns A and B.
(5)	Amounts in the "2019," "2018" and "2017" rows reflect the EMIP award payments that we made to each individual during the first quarter of 2020, 2019 and 2018, respectively.
(6)	All amounts reflected in this column for 2019 represent contributions that we made to each individual’s 401(k) Plan account.
(7)	In May 2017, Mr. Gaut transitioned to serve as Executive Chairman of the Board. On December 31, 2017, Mr. Gaut transitioned to serve as non-executive Chairman of the Board. Mr. Gaut did not receive compensation for service as a director in 2017. On November 30, 2018, Mr. Gaut was appointed President and Chief Executive Officer.
(8)	Effective February 15, 2019, Mr. Ivascu was appointed to serve as Senior Vice President, General Counsel and Secretary. Mr. Ivascu was subsequently appointed to serve as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary on March 1, 2020. Prior to 2019, Mr. Ivascu was not a NEO.

Summary of actual CEO compensation

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Performance Share Awards (2) ($)(A)	Restricted Stock / Restricted Stock Unit Awards (3) ($) (B)	Stock Awards (4) ($) (A+B)	Non-Equity Incentive Plan Comp (1)(5) ($)	All Other Comp (6) ($)	Total ($)
C. Christopher Gaut President, Chief Executive Officer and Chairman of the Board	2019	752,060	—	—	633,864	633,864	486,750	11,200	1,883,874

(1)	The amounts disclosed in this column include amounts voluntarily deferred under the Forum Energy Technologies, Inc. Deferred Compensation and Restoration Plan.
(2)	The amounts disclosed in the rows represent the aggregate fair value of the Performance Share Awards that vested in 2019, calculated in accordance with FASB Accounting Standards Topic 718.
(3)	The amounts disclosed in the rows represent the aggregate fair value of restricted and stock restricted stock unit awards, as applicable, on their vesting date, in accordance with FASB Accounting Standards Topic 718.
(4)	The amounts disclosed in this column represent the aggregate fair value of restricted stock, restricted stock unit awards and performance share awards, as applicable, on the vesting date of such awards, as reflected in columns A and B. M. Gaut did not exercise any options during 2019.
(5)	Amounts in the rows reflect the EMIP award payments that we made to Mr. Gaut during the first quarter of 2020.
(6)	All amounts reflected in this column for 2019 represent contributions that we made to Mr. Gaut's 401(k) Plan account.

Grants of plan-based awards for 2019

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Non-Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (3)(4)	All Other Option Awards and SARs: Number of Securities Underlying Options and SARs (3)(5)	Exercise or Base Price of Option Awards (5) ($/Share)	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)				Awards (6) ($)
C. Christopher Gaut (7)					—	825,000	1,650,000
	2/15/2019								—	—	—
	2/15/2019							113,809			750,001
	2/15/2019	28,452	113,809	227,618							1,099,236
	10/31/2019								775,000	1.45	149,420
Pablo G. Mercado					—	307,500	615,000
	2/15/2019								—	—	—
	2/15/2019							66,388			437,497
	2/15/2019	16,597	66,388	132,776							641,215
	10/31/2019								425,000	1.45	81,940
John C. Ivascu					—	234,500	469,000
	2/15/2019								—	—	—
	2/15/2019							43,627			287,502
	2/15/2019	10,907	43,627	87,254					400,000	1.45	421,376
	10/31/2019										77,120
D. Lyle Williams					—	192,000	384,000
	2/15/2019								—	—	—
	2/15/2019							39,833			262,499
	2/15/2019	9,958	39,833	79,666							384,731
	10/31/2019								425,000	1.45	81,940
Michael D. Danford					—	180,000	360,000
	2/15/2019								—	—	—
	2/15/2019							36,039			237,497
	2/15/2019	9,010	36,039	72,078					325,000	1.45	348,086
	10/31/2019										62,660

(1)	The amounts in this column represent the estimated future payouts under the long-term incentive plan for performance awards approved by the Committee during 2019. The performance awards were granted to the Company’s executive officers and are based upon our TSR, measured over a one-, two- and three-year performance period. These awards are settled in the Company’s shares of common stock upon the attainment of specified performance goals based on relative TSR. If the minimum threshold for the performance period is not met, no amount will be paid for that period. Payments are calculated by linear interpolation for performance between the threshold and target, and between the target and maximum for each component. For additional information about performance awards, please read "Compensation Discussion and Analysis — Elements of compensation for our NEOs."
(2)	These columns represent awards under our 2019 EMIP. For additional information about the EMIP, please read "Compensation Discussion and Analysis — Elements of compensation for our NEOs."
(3)	All awards in this column were made pursuant to our 2016 Plan. For additional information about the 2010 and 2016 Plan, please read "Compensation Discussion and Analysis — Elements of compensation for our NEOs — Long-Term Equity Based Incentives."
(4)	This column consists of restricted stock units, which vest in four equal annual installments beginning on the first anniversary of the grant date.
(5)	This column represents an award of stock appreciation rights ("SARs") granted pursuant to the Amended 2016 Plan . Each SAR represents a contingent right to receive the excess, if any, of the fair market value of one share of our common stock over the exercise price upon vesting. The SARs vest on the third anniversary of the date of grant (10/31/2019) and will settle in common stock or, at the Company's election, in cash, as soon as practicable thereafter, subject to a threshold condition that the average closing price of a share of the Company's common stock over the twenty trading days prior to the settlement date is equal to or greater than $5.00. The SARs will be forfeited upon a termination of employment prior to vesting, except in limited circumstances. In connection with the award hereunder, the Company's board of directors amended the 2019 EMIP to provide that the award recipient will receive a maximum payout of 75% of the target payout under such plan.

(6)	Represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.
(7)	50% of Mr. Gaut’s 2018 stock incentive award that was granted in connection with his service as our President and Chief Executive Officer was performance based. In connection with Mr. Gaut’s appointment as our President and Chief Executive Officer, he received an incentive award comprised of performance shares that are subject to our total shareholder return (50%) and restricted stock units (50%). In February 2018, prior to his appointment as our President and Chief Executive Officer, Mr. Gaut received a restricted stock unit award in connection with his service as a non-executive officer director.

Outstanding equity awards at 2019 fiscal year end

The table below sets forth awards that were granted under the Amended 2016 Plan and prior to the adoption thereof. Expiration dates are also shown for each individual award.

	Option Awards				Stock Awards		Equity Incentive Plan Awards
	Number of securities underlying unexercised options		Option exercise	Option expiration	Number of shares of stock that have not	Market value of shares of stock that have not vested (1)	Unearned shares that have not vested (2)	Market value of unearned shares that have not vested (1)
	exercisable	unexercisable	price	date	vested	($)	(#)	($)
C. Christopher Gaut	2,002,609	—	$7.68	8/1/2020	29,953 (6)	50,321	107,598	180,765
	194,250	—	$20.00	4/12/2022	24,876 (7)	41,792
	126,850	—	$26.05	2/21/2023	200,000 (11)	336,000
	132,851	—	$26.96	2/21/2024	113,809 (9)	191,199
	170,710	—	$18.68	2/20/2025
	219,157	73,053 (3)	$9.39	2/19/2026
	55,866	55,866 (4)	$20.10	2/20/2027
	—	775,000 (12)	$1.45	10/31/2029
Pablo G. Mercado	30,700	—	$15.35	12/2/2021	3,373 (6)	5,667	20,456	34,366
	27,380	—	$20.00	4/12/2022	3,151 (7)	5,294
	14,270	—	$26.05	2/21/2023	3,000 (10)	5,040
	14,959	—	$26.96	2/21/2024	15,000 (8)	25,200
	19,220	—	$18.68	2/20/2025	66,388 (9)	111,532
	24,675	8,225 (3)	$9.39	2/19/2026
	7,076	7,077 (4)	$20.10	2/20/2027
	10,707	32,123 (5)	$12.00	2/16/2028
	—	425,000 (12)	$1.45	10/31/2029
John C. Ivascu	22,200	—	$13.68	6/6/2021	4,260 (13)	7,157	10,907	18,323
	10,878	—	$20.00	4/12/2022	4,976 (7)	8,360
	7,100	—	$13.92	8/27/2025	15,626 (8)	26,252
	—	400,000 (12)	$1.45	10/31/2029	43,627 (9)	73,293
D. Lyle Williams	44,300	—	$7.68	8/1/2020	3,373 (6)	5,667	12,817	21,533
	4,995	—	$17.84	2/28/2022	3,151 (7)	5,294
	31,080	—	$20.00	4/12/2022	3,496 (10)	5,873
	15,170	—	$18.68	2/21/2025	10,500 (8)	17,640
	24,675	8,225 (3)	$9.39	2/19/2026	39,833 (9)	66,919
	7,076	7,077 (4)	$20.10	2/20/2027
	7,495	22,485 (5)	$12.00	2/16/2028
	—	425,000 (12)	$1.45	10/31/2029
Michael D. Danford	74,000	—	$7.68	8/1/2020	3,373 (6)	5,667	11,785	19,799
	27,380	—	$20.00	4/12/2022	3,980 (7)	6,686
	14,270	—	$26.05	2/21/2023	9,503 (8)	15,965
	14,959	—	$26.96	2/21/2024	36,039 (9)	60,546
	19,220	—	$18.68	2/20/2025
	24,675	8,225 (3)	$9.39	2/19/2026
	8,938	8,939 (4)	$20.10	2/19/2027
	6,780	20,340 (5)	$12.00	2/16/2028
	—	325,000 (12)	$1.45	10/31/2029

(1)	Amounts in this column were calculated by assuming a market value of our common stock of $1.68 per share, the closing price of our common stock on December 31, 2019.
(2)	The number of unearned performance share awards and market value of unearned performance share awards disclosed in these columns assume that each unearned performance share award grant is paid out at the threshold level of performance in our common stock using the closing share price on December 31, 2019, except where the performance during the completed fiscal years over which performance for each grant is measured has exceeded the threshold, in which case the amounts are based on the next higher performance measure (target or maximum). Performance unit award grants are based upon a three-year cycle with vesting at the end of the cycle. The performance awards may only be settled in common stock.

(3)	Options vested on February 19, 2020.
(4)	Options vest annually in equal installments over a two-year period on each of February 20, 2020 and 2021.
(5)	Options vest annually in equal installments over a three-year period on each of February 16, 2020, 2021 and 2022.
(6)	Restricted stock vests on February 19, 2020.
(7)	Restricted stock units vest annually in equal installments over a two-year period on each of February 20, 2020 and 2021.
(8)	Restricted stock units vest annually in equal installments over a three-year period on each of February 16, 2020, 2021 and 2022.
(9)	Restricted stock units vest annually in equal installments over a three-year period on each of February 15, 2020, 2021, and 2022.
(10)	Restricted stock units vest over a two-year period on each of June 1, 2020, and 2021.

(11) Restricted stock units vest over a two-year period on each of December 19, 2020, and 2021.

(12)	Stock appreciation rights vests at the end of a three-year period on October 31, 2022.
(13)	Restricted stock units vest over a one-year period on February 19, 2020.

Options exercised and stock vested in the 2019 fiscal year

Values shown in the table below were calculated by multiplying the number of shares of restricted stock or restricted stock units that vested by the market value of our common stock on the date of vesting and stock options exercised by the difference between the market value of our common stock on the date of exercise and the exercise price of such stock options.

	Stock Awards		Option Awards
	Number of shares acquired on vesting	Value realized on vesting	Number of shares acquired on vesting	Value realized upon exercise
C. Christopher Gaut	169,945	$ 633,864	—	—
Pablo G. Mercado	13,143	$ 82,454	—	—
John C. Ivascu	13,581	$ 88,243	—	—
D. Lyle Williams	11,534	$ 71,153	—	—
Michael D. Danford	10,224	$ 67,386	—	—

CEO Pay Ratio

As mandated by the Dodd-Frank Act, Item 402(u) of Regulation S-K requires us to disclose the ratio of the compensation of our Chief Executive Officer to the total compensation of our median employee. We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value.

In determining Mr. Gaut’s compensation for purposes of calculating the pay ratio, we used his base salary and 2019 EMIP bonus, which resulted in total annual compensation of $3,248,667.

We identified our median employee by: (i) calculating the annual total compensation described below for each of our employees, (ii) ranking the annual total compensation of all employees, except for the Chief Executive Officer, from lowest to highest and (iii) selecting the median employee from that ranked list. Our median employee, excluding Mr. Gaut, had 2019 annual total compensation of $58,350. As a result, the ratio of Mr. Gaut’s 2019 total annualized compensation to our median employee’s 2019 total annual compensation was approximately 56 to 1.

For purposes of determining the median of the total annual compensation of all employees of the Company and its consolidated subsidiaries for the year ended December 31, 2019, excluding our Chief Executive Officer, the applicable SEC rules require us to identify the median employee by using either annual total compensation for all such employees or another consistently applied compensation measure. We chose December 31, 2019 as the date to identify our median employee. We included all employees of the Company and its consolidated subsidiaries as of December 31, 2019, whether employed on a full-time, part-time or seasonal basis and whether employed in the U.S. or a non-U.S. jurisdiction. We applied the exchange ratio published by Thomson Reuters on December 31, 2019 to convert compensation paid in foreign currencies to U.S. Dollars. We did not use statistical sampling or include any cost of living adjustments for purposes of this determination.

After identifying the median employee based on the process described above, we calculated annual total compensation for that employee in the same manner as for the "Total Compensation" shown for our Chief Executive Officer in the "Summary Compensation Table." Pay elements that were included in the annual total compensation for each employee are:

•	Salary earned in fiscal year 2019; and

•	Non-equity incentive awards received in fiscal year 2019.

We believe that the above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In addition, because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above. Other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pension benefits

We maintain a 401(k) Plan for our employees, including our NEOs, but our NEOs do not participate in a defined benefit pension plan.

Non-qualified deferred compensation

In 2013, we adopted a non-qualified deferred compensation plan that permits eligible participants, including our NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations. In February 2015, the Compensation Committee determined it was appropriate to suspend matching contributions on participant deferrals under the deferred compensation plan. In December 2019, the plan was suspended with respect to any deferrals after December 31, 2019.

The plan provides that a participant may defer up to 50% of his base compensation and all or any portion of his bonus. All deferred amounts are credited with earnings through the date paid. The Compensation Committee recommends to the board of directors annually the interest rate to be paid on all deferred compensation amounts for the year. The interest rate on deferred compensation for 2019 was 7.0% per annum. In December 2019, the interest rate on deferred compensation was increased to 8.0% per annum to take into account the interest rate associated with our unsecured debt.

Each NEO is 100% vested in all prior matching contributions as a result of having satisfied the service requirements. Benefits under the plan are paid upon termination of employment in a cash lump sum or in annual installments over a period not longer than five years, as the participant elects. The Compensation Committee is responsible for administering this plan.

Upon a "change of control" within the meaning of the Amended 2016 Plan, all account balances will be fully vested.

The following table provides detail with respect to each defined contribution that provides for the deferral of compensation on a basis that is not tax-qualified:

Name	Aggregate Balance at Fiscal Year Beginning	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End (3)
C. Christopher Gaut	2,774,076	—	—	194,182	—	2,968,258
Pablo G. Mercado	14,992	—	—	1,049	—	16,041
John C. Ivascu	11,756	—	—	823	—	12,579
D. Lyle Williams	138,735	—	—	7,312	35,852	110,195
Michael D. Danford	217,672	29,136	—	16,796	—	263,604

(1)	The amounts disclosed in this column are included in the "Salary" column for each NEO in the Summary Compensation Table.
(2)	The amounts disclosed in this column represent earnings on invested funds in each NEO’s individual deferred compensation account. None of the amounts disclosed in this column are included in the Summary Compensation Table.
(3)	The aggregate balances shown in this column includes amounts that were reported in previous years as compensation for Messrs. Gaut, Mercado,, Williams and Danford. Mr. Ivasscu was not an NEO prior to 2019.

Severance agreements

On February 16, 2018, Messrs. Mercado and Danford entered into severance agreements with us. On September 1, 2018, Mr. Williams entered into a severance agreement with us. On December 19, 2018, Mr. Gaut entered into a severance agreement with us, which superseded his prior employment agreement dated February 16, 2018. On February 15, 2019, Mr. Ivascu entered into a severance agreement with us. Our severance agreements as a matter of policy do not provide for excise tax protections in the event of a change in control.

Under the severance agreements, if the executive’s employment is terminated pursuant to such executive's resignation for good reason or by our action for any reason other than the executive’s death or disability or for cause (such termination events, each a "Qualifying Termination Event"), subject to the executive’s execution and nonrevocation of a release within the period specified in the applicable agreement, the executive will be entitled to receive certain severance payments and benefits from us. Please see the "Potential payments upon termination and change in control" section below for a more detailed description of the terms and payments provided under each of the severance agreements upon certain terminations of employment.

Potential payments upon termination and change in control

The severance agreements we maintain with our NEOs will provide them with severance benefits upon certain terminations of employment, and the individual award agreements that govern our stock option, restricted stock awards, performance shares and stock appreciation rights under the applicable incentive plan contain accelerated vesting provisions that will apply upon a Change in Control (as defined below).

Under each of Messrs. Gaut's, Mercado's, Ivascu's, Williams's and Danford's severance agreements, if the executive incurs a Qualifying Termination Event, subject to the executive's execution and nonrevocation of a release within the period specified in the severance agreement, he will be entitled to receive the following benefits: (1) a lump sum payment of an amount equal to two (or three if the termination is within two years after a change in control) multiplied by the sum of (A) his annual base salary at the time of the termination plus (B) his annual base salary multiplied by his highest target bonus opportunity in the year of termination or the two preceding years, payable on the date that is 60 days after the date of termination; (2) a lump sum payment of an amount equal to his unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives; (3) a lump sum payment of an amount equal to his bonus for the calendar year in which his termination occurs, if any, based on the applicable performance criteria, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives; and (4) if he elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under the Company’s group health plans for up to eighteen months.

The severance agreements provide that the "severance multiple" in clause (1) above is two unless the individual’s termination of employment occurs on or within two years after the occurrence of a Change in Control, in which case the "severance multiple" is three. The agreements provide that any payments or benefits to which the executive may be entitled (whether under the agreement or otherwise), which would be subject to a parachute payment excise tax under Section 4999 of the Code will be reduced to an amount that would no longer create a parachute payment or be paid in full, whichever produces the better net after-tax position for the executive. If the executive is terminated for any reason other than those described above, the applicable agreement states that the executive will continue to receive his compensation and benefits to be provided by us until the date of termination, and the compensation and benefits will terminate contemporaneously with the termination of his employment. Under the terms of the agreements, subject to certain exceptions, the executives may not compete in the market in which we and our respective affiliates engage during his employment and for two years following the termination of his employment.

The agreements define the term "Good Reason" as any of the following events: (1) a material decrease in annual base salary (other than as part of a decrease of up to 10% for all of our executive officers); (2) if the executive is not the Chief Executive Officer, a material diminution in the executive’s authority, duties or responsibilities (other than certain changes in management structure primarily affecting reporting responsibility); (3) if the executive is the Chief Executive Officer at the time of the event, the executive ceases to be employed in such position; or (4) an involuntary relocation of the geographic location of the executive’s principal place of employment by more than 75 miles. "Disability" is generally defined as an executive’s inability to perform his duties or fulfill his obligations under the severance agreement by reason of any physical or mental impairment for a continuous period of not less than three months, as determined by the Company and certified in writing by a competent medical physician selected by the Company. The agreements state that a termination for "Cause" will occur when the executive has (a) engaged in gross negligence or willful misconduct in the performance of his duties with respect to us, (b) materially breached any material provision of his agreement or any written corporate policy, (c) willfully engaged in conduct that is materially injurious to us or (d) been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude.

In terms of the severance benefits payable to our NEOs under the circumstances described above that are based on the "severance multiple," the following table sets out the formula for determining the amount of such benefits for the NEOs under the agreements, as described above.

Executive	Base salary as of December 31, 2019 ("B")	2019 annual bonus target ("T") as a percent of base	Severance amount for termination not within 2 years after a change in control	Severance amount for termination within 2 years after a change in control
C. Christopher Gaut	$ 750,000	110	2 times (B+T)	3 times (B+T)
Pablo G. Mercado	$410,000	75	2 times (B+T)	3 times (B+T)
John C. Ivascu	$ 335,000	70	2 times (B+T)	3 times (B+T)
D. Lyle Williams	$320,000	60	2 times (B+T)	3 times (B+T)
Michael D. Danford	$ 300,000	60	2 times (B+T)	3 times (B+T)

"Change in Control" is generally defined in the severance agreements to occur upon (1) the acquisition by an individual, entity or group (within the meaning of the Exchange Act) of the beneficial ownership of fifty percent or more of either (a) our then outstanding shares of common stock, or (b) the combined voting power of our then outstanding voting securities entitled to vote in our election of directors; (2) the date the individuals who, immediately following the time when our stock became publicly traded, constitute our board of directors (and certain approved individuals who become directors after such time) cease to constitute a majority of the board of directors; or (3) the consummation of a corporate transaction (merger, reorganization, consolidation or a sale of all or substantially all of our assets) unless, following that transaction, all or substantially all of the individuals and entities that were the beneficial owners of our outstanding common stock and outstanding voting securities prior to the transaction still beneficially own more than fifty percent of those shares of common stock or voting power of the resulting entity following the transaction and at least a majority of the members of the board of directors of the ultimate parent entity resulting from the transaction were members of our board of directors at the time of the execution of the agreement that led to the transaction.

The restricted stock, restricted stock unit, SARs and stock option award agreements under our 2016 Plan have accelerated vesting provisions in the event of a Change in Control that is followed by a termination of employment under certain circumstances. If a Change in Control and qualifying termination of employment occurs during the period of time that the award is still outstanding, any unvested portion of the award will immediately vest. With respect to the performance share awards, in the event of a Change in Control (as defined in the 2016 Plan) all performance share awards will vest and be earned at the target level for each applicable performance period. In respect of the SARs, in the event of a Change of Control, all of the SARs will vest and be settled as of the date of the executive’s termination of employment if the executive's employment with the Company is terminated as a result of a Qualifying Termination Event following a Change in Control and prior to the scheduled settlement date. Settlement of the SARs would be subject to such additional terms as determined by the board of directors in its sole discretion on or prior to the date of the Change in Control, including, without limitation, whether the SARs become vested on a full or pro-rata basis and whether the threshold condition is reduced or disregarded.

Quantification of payments

The table below discloses the amount of compensation and/or benefits due to our NEOs in the event of their termination of employment and/or in the event we undergo a Change in Control. The amounts disclosed assume such termination and/or the occurrence of such Change in Control was effective December 31, 2019, and uses the closing price of our common stock on that date. The column titled "Termination without cause, for good reason or due to non-extension by company not within a two-year period following a change in control" utilizes the two times (B+T) formula above while the column titled "Termination without cause, for good reason or due to non-extension by company within a two-year period following a change in control" utilizes the three times (B+T) formula. COBRA premiums reflected below are based upon the monthly premiums in effect for each of the NEOs with respect to medical, dental and vision expenses effective as of January 1, 2020 for a period of eighteen months. The amounts below constitute estimates of the amounts that would be paid out to our NEOs upon their respective terminations and/or upon a Change in Control under such arrangements, but final amounts can only be determined with certainty upon the actual event. The actual amounts to be paid out are dependent on various factors, which may or may not exist at the time a NEO is actually terminated and/or a Change in Control actually occurs. Therefore, such amounts and disclosures should be considered "forward-looking statements."

NEO	Termination due to death or disability ($)	Termination without cause, for good reason or due to non-extension by company not within a two-year period following a change in control ($)	Termination without cause, for good reason or due to non-extension by company within a two-year period following a change in control ($)	Change in control without termination ($)
C. Christopher Gaut
Salary	N/A	1,500,000	2,250,000	—
Bonus Amounts	N/A	1,650,000	2,475,000	—
COBRA Premiums	N/A	15,285	15,285	—
Accelerated Equity Vesting (1)	573,425	N/A	1,688,622	1,688,622
Total	573,425	3,165,285	6,428,907	1,688,622
Pablo G. Mercado
Salary	N/A	820,000	1,230,000	—
Bonus Amounts	N/A	615,000	922,500	—
COBRA Premiums	N/A	22,579	22,579	—
Accelerated Equity Vesting (1)	115,562	N/A	387,945	387,945
Total	115,562	1,457,579	2,563,024	387,945
John C. Ivascu
Salary	N/A	670,000	1,005,000	—
Bonus Amounts	N/A	469,000	703,500	—
COBRA Premiums	N/A	22,203	22,203	—
Accelerated Equity Vesting (1)	73,000	N/A	280,355	280,355
Total	73,000	1,161,203	2,011,058	280,355
D. Lyle Williams
Salary	N/A	640,000	960,000	—
Bonus Amounts	N/A	384,000	576,000	—
COBRA Premiums	N/A	22,579	22,579	—
Accelerated Equity Vesting (1)	82,073	N/A	286,953	286,953
Total	82,073	1,046,579	1,845,532	286,953
Michael D. Danford
Salary	N/A	600,000	900,000	—
Bonus Amounts	N/A	360,000	540,000	—
COBRA Premiums	N/A	12,970	12,970	—
Accelerated Equity Vesting (1)	72,479	N/A	242,809	242,809
Total	72,479	972,970	1,695,779	242,809
Total	916,539	7,803,616	14,544,300	2,886,684

(1)	Calculated based on (i) the difference between the closing price of our common stock on December 31, 2019 ($1.68) and the exercise price of unvested stock options as of such date, in the case of stock options, and (ii) the closing price of our common stock on December 31, 2019 ($1.68), in the case of restricted stock, restricted stock units or performance shares.
(2)	Each of our NEO’s compensation may be reduced such that no portion of such amounts and benefits received are subject to an excise tax under Section 4999 of the Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued under our existing equity compensation plans as of December 31, 2019.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders (1)	5,033,060	$ 12.29	4,751,949(2)
Equity compensation plans not approved by security holders	—	—	—
Total	5,033,060	$ 12.29	4,751,949

(1)	Consists of the Amended 2016 Plan and the Employee Stock Purchase Plan. The Employee Stock Purchase Plan was suspended in January 2020.
(2)	Shares remaining available for issuance under the Amended 2016 Plan with respect to awards (other than outstanding awards) could be issued in the form of stock options, stock appreciation rights, stock awards and stock units. From January 1, 2020 through March 18, 2020, we have issued an additional 2,370,360 awards under the Amended 2016 Plan in the form of restricted stock units, restricted stock and performance shares assuming achievement of targets set by the board of directors. In 2019, we issued 540,281 shares of common stock under our Employee Stock Purchase Plan.

PROPOSAL 3: APPROVAL OF THE FORUM ENERGY TECHNOLOGIES, INC.
SECOND AMENDED AND RESTATED 2016 STOCK AND INCENTIVE PLAN

Our board of directors has unanimously adopted a resolution to submit to a vote of our stockholders the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan, as amended and restated and adopted by our board of directors on February 21, 2020 contingent upon stockholder approval (the "Second Amended 2016 Plan"), as set forth in Appendix B to this proxy statement. The Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan (the "2016 Plan") was approved by stockholders at the 2016 annual meeting to preserve tax deductions available under section 162(m) of the Internal Revenue Code. At that time, we did not seek approval for additional shares beyond those previously approved by our stockholders in 2010. In 2019, our stockholders also revised the 2016 Plan, approved the amendment and restatement of the 2016 Plan, in the form of the Amended 2016 Plan, and authorized for grant an additional 2.9 million shares. However, due to a dramatic decrease in the fair market value of our common stock over the last year, a greater number of shares were required to meet the requirements of our annual long-term incentive awards to management. Our annual long-term incentive program is a key tool for attracting and retaining top executive talent. The Second Amended 2016 Plan replenishes the pool of shares of our common stock available for issuance by adding 1.2 million shares. As of March 18, 2020, the Amended 2016 Plan had 2,679,434 shares of our common stock available for future awards.

Vote Required and Board Recommendation

If the votes cast in person or by proxy at the annual meeting in favor of Proposal 3 exceed the votes cast opposing the proposal, the Second Amended 2016 Plan will be approved; provided that votes representing more than 50% of Forum’s outstanding shares of common stock are cast on the proposal. If stockholders do not approve the Seconded Amended 2016 Plan, Forum will continue to have the authority to grant awards under the Amended 2016 Plan. Your board of directors unanimously recommends a vote "FOR" approval of the Second Amended 2016 Plan, taking into account the following:

•	Forum believes that its employees, directors and consultants are recognized as the best in the industry and that equity-based compensation is critical to their recruitment and retention.

•	The Committee believes that awards under the Second Amended 2016 Plan are a strategically favorable means of assuring employee, director and consultant alignment with stockholders.

•	Forum believes that awards under the Second Amended 2016 Plan support our "pay for performance" philosophy and motivate employees, directors and consultants both to achieve short-term business goals and to enhance long-term stockholder value.

Important Considerations

The Second Amended 2016 Plan includes an aggregate equity and cash compensation limit, whether paid pursuant to the plan or otherwise, applicable to non-employee directors, contains a prohibition against "liberal share counting" or "liberal share recycling", and prohibits the actual payout of dividends (or dividend equivalents) on unvested equity awards. The Second Amended 2016 Plan also includes the following important features:

(1)	Stock options and stock appreciation rights may not have an exercise price less than fair market value on the date of grant and may not have an exercise period in excess of 10 years;

(2)	The exercise price of an option or stock appreciation right may not be reduced nor may an option or stock appreciation right be exchanged for cash, an option or stock appreciation right with a lower exercise price or a new award without prior stockholder approval;
(3)	Awards under the Second Amended 2016 Plan payable in shares of common stock are subject to a minimum restricted period or vesting period of one year, provided that five percent of shares available for award are not subject to such minimum vesting or restriction period;
(4)	The Second Amended 2016 Plan does not provide for automatic single-trigger vesting upon a change in control; rather, the Second Amended 2016 Plan provides for double trigger vesting such that awards automatically vest only if a participant is involuntarily terminated without cause or terminates with good reason within two years after a change in control;
(5)	Awards under the Second Amended 2016 Plan are subject to Forum’s Stock Ownership Requirements Policy; and
(6)	Awards to executive officers under the Second Amended 2016 Plan are subject to a recoupment or clawback feature that is tied to a financial restatement resulting from fraud or willful misconduct. This feature may be expanded pursuant to any applicable law, securities exchange listing standards or additional Forum policies.

Historical Grant Practices

The following is a summary of options and full-value shares granted over the last three fiscal years:

Year	Options/SARs [1]	Full-Value Shares [2]	Weighted Avg. Shares Outstanding
2019	6,352,000	1,377,354	110,099,868
2018	504,930	1,756,003	108,770,744
2017	278,958	1,638,843	98,688,873

(1)	In 2019, the Company issued stock appreciation rights to members of executive management. Such awards include an exercise price that is 125% of the fair market value of the Company's common stock on the date of grant and include a threshold requiring that the average closing price of a share of our common stock over the twenty trading days prior to settlement is greater than $5.00.
(2)	Full-value shares include restricted stock and restricted stock units granted, and performance shares earned during the year.

As of March 18, 2020, the Company had 11,218,279 vested and unvested appreciation awards without dividend equivalents outstanding with a weighted average exercise price of $6.02 and weighted average remaining term of 2.3 years, and 4,623,395 outstanding full value awards, including restricted stock, restricted stock units and performance awards. In addition, as of March 18, 2020, we had 111,445,351 common shares outstanding. We do not have any convertible equity, convertible debt or warrants outstanding.

Summary of the Second Amended 2016 Plan

The following summary of the Seconded Amended 2016 Plan is qualified by reference to the full text thereof, which is attached as Appendix B to this proxy statement.

Shares of Common Stock Reserved

When adopted, the 2016 Plan reserved for awards the number of shares of common stock reserved but not issued under the Forum Energy Technologies, Inc. 2010 Stock and Incentive Plan, as amended from time to time. The approval of the Amended 2016 Plan in 2019 added 2,900,000 shares of common stock reserved for grants under the plan. If approved by our stockholders, the Second Amended 2016 Plan will reserve an additional 1.2 million shares of common stock, resulting in a total of 4,474,025 shares of common stock reserved for awards under the Second Amended 2016 Plan. To the extent that an award is forfeited, cancelled, settled in cash, expires unexercised, lapses or the rights of a holder otherwise terminate, shares of common stock subject to such award will again become available for awards under the Second Amended 2016 Plan. Notwithstanding the forgoing, shares of common stock surrendered in payment of the exercise price or purchase price of an award, shares withheld for payment of applicable taxes associated with awards, and shares reacquired in the open market and otherwise using the proceeds of the exercise of options will not again be available for awards under the Second Amended 2016 Plan.

Award Limitations

Awards under the Second Amended 2016 Plan are subject to the following maximum limitations:

•	No participant may receive in any one calendar year awards denominated in shares, options or stock appreciation rights with respect to more than 2 million shares of common stock;
•	No participant may be granted in any one calendar year cash awards having a grant date value in excess of $20,000,000;
•	Any payment pursuant to a performance award shall be paid no later than 10 years after the grant date of such award; and
•	No non-employee director may be granted, in any one calendar year, awards under the Second Amended 2016 Plan (valued as of the date of grant) and cash compensation granted under the Second Amended 2016 Plan or otherwise having an aggregate value in excess of $950,000.

Minimum Vesting Restrictions

Except for awards under the Second Amended 2016 Plan that are payable solely in cash, all awards under the Second Amended 2016 Plan are subject to a minimum vesting period of one year from the date of grant (the "Minimum Restrictions"). Notwithstanding the forgoing, the one-year minimum vesting provisions do not apply to 5% of the total shares available for awards under the Second Amended 2016 Plan. On a going forward basis, we are committed to including multi-year vesting schedules in all award grants, except for extraordinary circumstances.

Stock Ownership Requirements Policy

Awards under the Second Amended 2016 Plan are subject to Forum’s Stock Ownership Requirements Policy (the "Stock Ownership Policy"). Refer to the disclosure of the policy under "Executive Stock Ownership Requirements" of this proxy statement. The Stock Ownership Policy provides that our Chief Executive Officer must maintain a level of ownership in us that is greater than or equal to six times his or her annual base salary. In addition, the Stock Ownership Policy includes similar holding requirements for our executive officers and directors, although at lower multiples of annual salary or retainer. As of January 1, 2020, all of the Company’s executive officers and directors are in compliance with the Stock Ownership Policy. Given that the Stock Ownership Policy requires a significant number of shares to be held, which clearly aligns directors and executives with the interests of stockholders, we believe that this is more effective than imposing a minimum holding period. We also believe that imposing such a holding period in addition to the Stock Ownership Policy would be unduly restrictive for executive officers.

Eligibility for Participation

All employees and consultants of Forum and its affiliates and all non-employee directors of Forum are eligible for awards under the Second Amended 2016 Plan.

Administration

The Second Amended 2016 Plan is administered by the Compensation Committee of Forum’s board of directors or any other committee that may be designated by the board of directors (the board of directors or such designated committee, as applicable, are referred to herein as the "Committee"). The Committee will select the employees, consultants and non-employee directors who will receive awards, determine the time that awards will be granted and the type and terms of awards to be granted, interpret and administer the Second Amended 2016 Plan, prescribe rules and regulations relating to the Second Amended 2016 Plan and to make all other determinations necessary or advisable for administering the Second Amended 2016 Plan. Our Chief Executive Officer may be delegated authority to administer the Second Amended 2016 Plan, including making awards thereunder, however, neither the board of directors nor the Committee may delegate to any person the authority to grant awards to, or take other action with respect to, participants who are subject to Section 16 of the Exchange Act .

Subject to the express terms of the Second Amended 2016 Plan, the Committee may accelerate the vesting or exercisability of an award, eliminate or make less restrictive the restrictions contained in an award and waive restrictions or other provisions in an award. This represents a continuation of the authority previously granted to the Committee by our stockholders. Our executives receive long-term equity awards, which form a substantial percentage of their annual compensation. Our equity award agreements generally provide for forfeiture of unvested awards upon termination of employment. If the Committee does not retain the ability to accelerate vesting or waive restrictions on awards, which may be desirable when "good actors" choose to retire, the retention value of equity grants to executives at or close to retirement age would be lost. On a historical basis, the Committee has exercised its discretion to accelerate awards only three times, each in connection with the retirement of executives, since our initial public offering in 2012. Each executive was a key player in our founding and development.

Terms, Conditions and Limitations of Awards

Stock Options. Stock options are subject to such terms and conditions as may be established by the Committee and are not inconsistent with the Second Amended 2016 Plan. The option exercise price cannot be less than the fair market value per share of the common stock on the date of grant, and stock options may not be exercised more than 10 years after the date of grant. Stock options granted to employees may be incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code, nonqualified stock options or a combination thereof. Directors are not eligible for ISOs but may be granted nonqualified stock options. The Committee may neither lower a granted option’s exercise price nor exchange a granted option for cash, an option with a lower exercise price or a new award without stockholder approval.

Stock Appreciation Right. The Committee may grant an award that is in the form of a stock appreciation right ("SAR"). A SAR is the right to receive an amount of common stock or cash equal to the appreciation in value of a specified number of shares of common stock over a particular period of time. SARs are subject to such terms and conditions as may be established by the Committee and are not inconsistent with the Second Amended 2016 Plan. The SAR exercise price cannot be less than the fair market value per share of the common stock on the date of grant, and SARs may not be exercised more than 10 years after the date of grant. The Committee may neither lower an awarded SAR’s exercise price nor exchange an awarded SAR for cash, a SAR with a lower exercise price or a new award without stockholder approval.

Restricted Stock Award. The Committee may grant an award of common stock to participants subject to certain forfeiture restrictions. In addition to the Minimum Restrictions, such forfeiture restrictions may include (i) the attainment of one or more performance measures, (ii) the attainment of a specified employment term, (iii) the occurrence of an event or (iv) any combination of the above. The Committee has the sole discretion to determine forfeiture restrictions, which may vary among different participants and awards. Participants may receive dividends with respect to common stock subject to a restricted stock award and may vote such shares, but they may not sell, transfer, pledge, or otherwise dispose of the common stock until the forfeiture restrictions have lapsed. Notwithstanding the foregoing, no dividends may be paid to participants prior to the expiration of the forfeiture restrictions on the underlying shares of common stock. A participant is not required to make a payment for common stock received pursuant to a restricted stock award unless required by applicable law.

Restricted Stock Unit Award. The Committee may grant restricted stock units to participants, which may be payable in cash, shares of common stock or a combination thereof. Restricted stock unit awards will be subject to certain forfeiture restrictions. In addition to the Minimum Restrictions, such forfeiture restrictions may include (i) the attainment of one or more performance measures, (ii) the attainment of a specified employment term, (iii) the occurrence of an event or (iv) any combination of the above. The Committee has the sole discretion to determine forfeiture restrictions and it may vary the forfeiture restrictions for each award. In the Committee’s discretion, cash dividend equivalents may be paid on restricted stock unit awards but the recipients of such awards will not otherwise be entitled to the privileges and rights of stockholders unless the award is denominated in common stock and until common stock is delivered to the participants. No dividend equivalents may be paid to participants prior to the expiration of the forfeiture restrictions on the underlying restricted stock units.

Bonus Stock Award. The Committee may grant participants unrestricted shares of common stock on such terms and conditions as the Committee shall determine. Bonus stock awards are not subject to the Minimum Restrictions and are limited to no more than 5% of the total shares available for awards under the Second Amended 2016 Plan. In its sole discretion, the Committee will determine the purchase price, if any, for common stock issued as a bonus stock award.

Performance Awards. A performance award is subject to the achievement of one or more performance measures over a performance period determined by the Committee. The Committee may grant a performance award consisting of any type of award or combination of awards. In its discretion, the Committee may adjust the amount of cash or shares payable pursuant to a performance award. A participant is not entitled to the privileges and rights of a stockholder for performance awards covering shares of common stock until such shares are delivered to the participant. The term "performance measures" means the measures established by the Committee that are to be achieved with respect to an award, which may be absolute, relative to one or more other companies, relative to one or more indices, or measured by reference to Forum alone, an affiliate, an individual, a business unit of Forum or an affiliate, or Forum together with one or more of its affiliates.

The performance measures may include one or more of the following: (i) the price of a share of common stock, (ii) earnings per share, (iii) market share, (iv) sales, (v) operating income or operating income margin, (vi) net income or net income margin (before or after taxes), (vii) cash flow or return on investment, (viii) the earnings or earnings margin before or after interest, taxes, depreciation, and/or amortization, (ix) the economic value added, (x) the return on capital, assets, or stockholders’ equity, (xi) the total stockholders’ return, (xii) working capital efficiency, (xiii) safety performance, (xiv) after-tax operating income, (xv) capital efficiency, (xvi) cash from operations, (xvii) cost ratios, (xviii) cost reductions, (xix) customer growth, (xx) debt reduction, (xxi) earnings per share growth, (xxii) increase in cash flow, (xxiii) increase in cash flow return, (xxiv) increased revenue, (xxv) internal rate of return, (xxvi) net cash flow, (xxvii) net cash flow before financing activities, (xxviii) net income per share, (xxix) proceeds from dispositions, (xxx) project completion time and budget goals, (xxxi) return on equity, (xxxii) return on net assets, (xxxiii) return on capital compared to cost of capital, (xxxiv) return on capital employed, (xxxv) return on invested capital, (xxxvi) revenue ratios, (xxxvii) shareholder value, (xxxviii) total market value, (xxxix) such other criteria as determined by the Committee, or (xl) any combination of the foregoing.

The Committee determines, at the time the award is granted, which measures to use with respect to an award and the weighting of the objectives if more than one is used. A performance measure may include multiple measuring levels, with the size of the performance award based on the level attained. A performance measure need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.

Cash Award. The Committee may grant an award in cash. Any such cash award shall be subject to performance measures as determined by the Committee.

Other Terms and Limitations

Transferability. Awards under the Second Amended 2016 Plan, other than ISOs, generally will not be transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or with the consent of the Committee. ISOs generally will not be transferable other than by will or the laws of descent and distribution and will be exercisable during the participant’s lifetime only by such participant or the participant’s guardian or legal representative.

Adjustments to Awards Following Grant. In limited circumstances, awards granted under the Second Amended 2016 Plan may be adjusted. If Forum recapitalizes, reclassifies its stock, or otherwise changes its capital structure, the number and class of shares of common stock or other property covered by an award shall be adjusted as if the grantee of such an award held the stock covered by the award immediately prior to the recapitalization, and the shares available for grant and share limits under the Second Amended 2016 Plan shall also be adjusted to reflect the change.

In the event (i) of a merger, consolidation or reorganization, (ii) of a sale of substantially all of Forum’s assets, (iii) of liquidation of Forum, (iv) of an acquisition by a person of more than 50% of Forum’s outstanding voting stock or (v) of a contested election where the members of Forum’s board of directors immediately prior to such contested election cease to constitute a majority of the board of directors, the Committee shall effect one or more of the following to prevent diminution or enlargement of the intended benefits under the Second Amended 2016 Plan: (a) accelerate the vesting and exercisability of awards; (b) require participants to surrender some or all of their outstanding awards in exchange for cash; or (c) make adjustments to the then outstanding awards (as well as shares available for grant under the Second Amended 2016 Plan and share-based Second Amended 2016 Plan limits) as the Committee deems appropriate to reflect the event, including adjusting the awards to include securities of the surviving or acquiring corporation or other property.

Tax Withholding. Forum has the right to deduct any taxes required by law to be withheld from all awards and to require any payments required to enable it to satisfy its withholding obligations.

Change in Control. If a participant’s employment with Forum is terminated involuntarily by Forum without "cause" (as defined in the Second Amended 2016 Plan) or by the participant for "good reason" (as defined in the Second Amended 2016 Plan) within two years after a "change in control" of Forum (as defined in the Second Amended 2016 Plan), then any award held by the participant at the time of termination that is not a performance award will become fully vested and exercisable and any such award that is a performance award shall become vested and deemed to be earned at the target level.

Clawback. Awards under the Second Amended 2016 Plan to our executive officers are subject to recoupment or clawback in the event of a financial restatement by Forum to the extent that the Committee determines, in its discretion, that such restatement is a result of fraud or willful misconduct. Furthermore, Forum may adopt additional clawback policies and procedures, including those with retroactive effect.

Amendment and Termination. The board of directors may terminate the Second Amended 2016 Plan at any time with respect to shares of common stock that have not been granted under the Second Amended 2016 Plan. The board of directors may alter or amend the Second Amended 2016 Plan from time to time provided that no change in the Second Amended 2016 Plan materially impairs a participant’s rights with respect to awards previously granted without the participant’s consent. No amendment or alteration shall be effective prior to stockholder approval to the extent the board of directors determines such approval is required by applicable laws, regulations or exchange requirements.

Determinable New Plan Benefits

Awards to our officers and other employees under the Second Amended 2016 Plan will be made in accordance with future decisions of the Committee following the general guidelines of the Second Amended 2016 Plan. As a result, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. Although not necessarily indicative of future grants that may be made under the Second Amended 2016 Plan, please see the "Grants of plan-based awards for 2019" section above with respect to awards under the Amended 2016 Plan to our NEOs in 2019.

Federal Income Tax Consequences

Options. The Internal Revenue Code provides that a participant receiving a nonqualified option ordinarily does not realize taxable income upon the grant of the option. A participant does, however, realize compensation income taxed at ordinary income tax rates upon the exercise of a nonqualified option to the extent that the fair market value of the common stock on the date of exercise exceeds the option price. When the participant sells the shares acquired pursuant to a nonqualified option, any gain or loss will be short-term or long-term capital gain or loss.

The grant of an ISO does not result in taxable income to a participant. The exercise of an ISO also does not result in taxable income, provided that the circumstances satisfy the requirements in the Internal Revenue Code. However, the exercise of an ISO may give rise to alternative minimum tax liability for the participant. In addition, if the participant does not dispose of the common stock acquired upon exercise of an ISO during the statutory holding period, then any gain or loss upon subsequent sale of the common stock will be a long-term capital gain or loss. The statutory holding period lasts until the later of two years from the date the ISO is granted or one year from the date the common stock is transferred to the participant pursuant to the exercise of the ISO.

If the statutory holding period requirements for an ISO are satisfied, Forum may not claim any federal income tax deduction upon either the exercise of the ISO or the subsequent sale of the common stock received upon exercise. If these requirements are not satisfied (a "disqualifying disposition"), the amount of ordinary income taxable to the participant is the lesser of: (i) the fair market value of the common stock on the date of exercise minus the option price; or, (ii) the amount realized on disposition minus the option price. Any gain in excess of that amount is capital gain, while any loss recognized will be a capital loss.

For nonqualified options, Forum is generally entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant.

Restricted Stock and Bonus Stock Awards. A participant acquiring a restricted stock award or a bonus stock award will generally recognize ordinary income equal to the fair market value of the shares on the vesting date of the restricted stock or the grant date of bonus stock, less the amount paid, if any, by the participant. Under Section 83(b) of the Internal Revenue Code, a participant may elect to include in ordinary income at the time restricted stock is first issued, the excess of the fair market value of the stock at the time of issuance over the amount paid, if any, by the participant. In this event, any subsequent change in the value of the shares will be recognized for tax purposes as capital gain or loss upon disposition of the shares. A participant makes a Section 83(b) election by filing the election with the IRS no later than 30 days after the restricted stock is transferred to the participant. With a Section 83(b) election, the participant will not be entitled to any loss deduction if the shares with respect to which a Section 83(b) election was made are later forfeited. Absent a Section 83(b) election, any cash dividends or other distributions paid with respect to the restricted stock will be included in the participant’s ordinary income as compensation at the time of receipt and subsequent appreciation or depreciation will be recognized as capital gain or loss. Forum will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from restricted stock or bonus stock awards under the Second Amended 2016 Plan.

Stock Appreciation Rights and Restricted Stock Units. Generally, a participant will not recognize any taxable income upon the award of SAR or restricted stock unit. At the time the participant receives the payment for the SAR or the restricted stock unit, the fair market value of shares of common stock or the amount of any cash received in payment for such awards generally is taxable compensation to the participant as ordinary income. Forum will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from SARs or restricted stock units under the Second Amended 2016 Plan.

Performance Awards and Cash Awards. A participant will generally not recognize any taxable income upon the grant of performance awards or cash awards. Upon settlement of such awards, participants normally will recognize ordinary income in the year of receipt equal to the amount of cash and the fair market value of any common stock received. Forum will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant recognizes ordinary income from performance awards or cash awards under the Second Amended 2016 Plan.

Certain Tax Code Limitations on Deductibility

After amendment by the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1,000,000 in any taxable year after 2017 to any individual who, in 2017 or later, is a company’s principal executive officer, principal financial officer or any of a company’s three other most highly compensated executive officers (other than the principal executive officer or the principal financial officer). Prior to amendment by the Tax Cuts and Jobs Act of 2017, the deduction limitation under Section 162(m) of the Internal Revenue Code did not apply to "performance-based compensation." Forum previously structured the 2016 Plan so that resulting compensation could be designed to qualify as performance-based compensation. To the extent that prior awards under the 2016 Plan qualify for the performance-based compensation and grandfathered treatment under the Tax Cuts and Jobs Act of 2017, Forum intends to preserve the terms of such awards, in which case Forum may become entitled to a deduction related to such awards in excess of $1,000,000.

The exercisability of an option or SAR, the elimination of restrictions on restricted stock, or the payment of bonus stock awards, performance awards or restricted stock units, may be accelerated as a result of a change in control. If any of the foregoing occurs, and the total parachute payments to the participant are not sufficiently reduced under terms of the Second Amended 2016 Plan, an excess parachute payment under the Internal Revenue Code could result, triggering a 20% excise tax (in addition to income tax otherwise owed) payable by the participant. Forum will not be entitled to a deduction for that portion of any "parachute payment" that is subject to the excise tax.

Section 409A of the Internal Revenue Code of 1986

Section 409A to the Internal Revenue Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding timing of payouts, advance election of deferrals and restrictions on acceleration of payouts results in immediate taxation of any amounts deferred to the extent not subject to a substantial risk of forfeiture. In addition, tax on the amounts included in income as a result of not complying with Section 409A are increased by an interest component as specified by statute, and the amounts included in income are also subject to a 20% excise tax.

In general, to avoid a Section 409A violation, amounts deferred may only be paid out on separation from service, disability, death, a specified time, a change in control (as defined by the Treasury Department) or an unforeseen emergency. Furthermore, the election to defer generally must be made in the calendar year prior to performance of services, and any provision for accelerated payout other than for reasons specified by the Treasury may cause the amounts deferred to be subject to early taxation and to the imposition of the excise tax. Section 409A is broadly applicable to any form of deferred compensation other than tax-qualified retirement plans and bona fide vacation, sick leave, compensatory time, disability pay or death benefits, and may be applicable to certain awards under the Second Amended 2016 Plan. Forum intends that any awards granted under the Second Amended 2016 Plan be exempt from or satisfy the requirements of Section 409A to avoid the imposition of excise tax thereunder.

THE ABOVE SUMMARY OF THE EXPECTED EFFECT OF THE FEDERAL INCOME TAX UPON PARTICIPANTS IN THE SECOND AMENDED 2016 PLAN IS NOT COMPLETE, AND FORUM RECOMMENDS THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR ADVICE. MOREOVER, THE ABOVE SUMMARY IS BASED UPON CURRENT FEDERAL INCOME TAX LAWS, WHICH ARE SUBJECT TO CHANGE. THE TAX TREATMENT UNDER FOREIGN, STATE OR LOCAL LAW IS NOT COVERED IN THE ABOVE SUMMARY.

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND CORRESPONDING REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK

We are seeking stockholder approval of an amendment to our Certificate of Incorporation, to implement, at the discretion of our Board (but prior to the Company’s 2021 annual meeting of stockholders), a reverse stock split of the issued and outstanding shares of our common stock, par value $0.01 per share. This split would combine a whole number of outstanding shares of our common stock in a range of not less than ten shares and not more than twenty-five shares, into one share of common stock at any time (the "Reverse Stock Split"). The amendment will also reduce the number of authorized shares of common stock in proportion to the reduction of the issued shares (the "Authorized Share Reduction" and, together with the Reverse Stock Split, the "Reverse Split Proposal").

Our board of directors unanimously adopted resolutions approving, declaring advisable and recommending to our stockholders for their approval an amendment to our Certificate of Incorporation to effect the Reverse Split Proposal. Approval of the Reverse Split Proposal includes the approval of the amendment to the Company’s Certificate of Incorporation set forth in Appendix C to this Proxy Statement.

If the Reverse Split Proposal is approved by the stockholders, the board of directors will have the authority, in its sole discretion, without further action by the stockholders, to effect the Reverse Split Proposal at any time prior to the Company’s 2021 annual meeting of stockholders. Even if the stockholders approve the Reverse Split Proposal, the board of directors may determine in its discretion not to effect the Reverse Split Proposal and abandon the amendment to the Certificate of Incorporation if the board of directors does not deem it to be in the best interests of our stockholders. The board of directors believes that granting this discretion provides the board of directors with maximum flexibility to act in the best interests of our stockholders.

The board of directors believes that stockholder approval of a range of Reverse Stock Split ratios (rather than a single exchange ratio) is in the best interests of the Company’s stockholders because it provides the board of directors with the flexibility to achieve the desired results of the Reverse Stock Split and because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. The board of directors’s decision as to whether and when to effect the Reverse Split Proposal, as well as the ratio it selects for the Reverse Stock Split, will be based on a number of factors, including:

•	existing and expected trading prices and trading volumes for our common stock;
•	actual and forecasted results of operations, and the likely effect of such results on the market price of our common stock;
•	the projected impact of the Reverse Stock Split ratio on trading liquidity in our common stock;
•	the potential devaluation of our market capitalization as a result of the Reverse Stock Split;
•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;
•	the continued listing requirements of the NYSE; and
•	prevailing market, industry and general economic conditions.

Following the Reverse Stock Split, the number of our outstanding shares of common stock will be significantly reduced. Except for any adjustments for fractional shares as described below, our stockholders will hold the same percentage of our outstanding common stock immediately following the Reverse Stock Split as they held immediately prior to the Reverse Stock Split. The Reverse Stock Split will not change the relative voting power of our stockholders and will affect all of our stockholders uniformly. We currently have no outstanding shares of preferred stock. Except for the shares issuable upon the exercise or conversion of outstanding awards under our equity incentive plans, we do not currently have any plans, proposals or arrangements to issue any of our authorized but unissued common stock.

The Reverse Split Proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our board of directors or our stockholders.

There are certain risks associated with the Reverse Split Proposal, and we cannot accurately predict or assure the Reverse Split Proposal will produce or maintain the desired results. For more information on the risks associated with the Reverse Split Proposal, see "Certain Risks Associated with the Reverse Split Proposal". However, our board of directors believes that the benefits to the Company and our stockholders outweigh the risks and recommends that you vote in favor of the Reverse Split Proposal.

Background and Reasons for the Reverse Split Proposal

The primary purpose for effecting the Reverse Stock Split, should the board of directors choose to effect one, would be to increase the market price of each share of our common stock. By effectively condensing a number of pre-split shares into one share of common stock, the market price of a post-split share is generally greater than the market price of a pre-split share. The board of directors believes that, should the appropriate circumstances arise, effecting the Reverse Stock Split would, among other things, help us to:

•	Increase the per share price of our common stock;
•	Meet continued NYSE listing requirements;
•	Appeal to a broader range of investors to generate greater investor interest in the Company; and
•	Provide other potential benefits.

Increase the Per Share Price of our Common Stock. The primary purpose for effecting the Reverse Stock Split, should our board of directors choose to effect it, would be to increase the per share price of our common stock.

In determining to seek authorization for the Reverse Split Proposal, our board of directors considered that by effectively condensing a number of pre-split shares into one share of common stock, the market price of a post-split share is generally greater than the market price of a pre-split share. Our board of directors believes that the increased market price of our common stock that may result from implementing the Reverse Stock Split may improve marketability and liquidity of our common stock and may encourage interest and trading in our common stock.

Meet Continued NYSE Listing Requirements. Our common stock is listed on the NYSE under the symbol "FET." For our common stock to continue trading on the NYSE, we must comply with various listing standards, including that the common stock maintain a minimum average closing price of at least $1.00 per share during a consecutive trading period. On March 10, 2020, the NYSE provided notice to the Company that the decline in the market price of the common stock caused it to be out of compliance with this requirement. As required by the NYSE, the Company notified the NYSE of its intent to cure the deficiency and restore its compliance with the NYSE continued listing standards. In general, a listed company has a period of six months following the receipt of the notice to regain compliance. If the common stockholders approve the Reverse Split Proposal, the price condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above such level for at least the following 30 trading days. Failure to comply with this listing requirement may lead to delisting from the NYSE, which could have a material adverse effect on our financial condition and common stock. We believe that a higher market price that should result from a Reverse Stock Split will help us maintain compliance with the NYSE listing requirements.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company. An increase in the market price of our common stock may make it more attractive to investors. Many brokerage firms have internal policies and practices that have the effect of discouraging individual brokers from recommending lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our common stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. We believe that the Reverse Stock Split, if effected, may make our common stock a more attractive and cost-effective investment for many investors, which may enhance the liquidity of our common stock for our stockholders.

Provide Other Potential Benefits. Currently, the fees that we pay to list our shares on the NYSE are based on the number of shares we have outstanding. Also, the fees that we pay for custody and clearing services, the fees that we pay to the SEC to register securities for issuance and the costs of our proxy solicitations are all based on or related to the number of shares being held, cleared or registered, as applicable. Reducing the number of shares that are outstanding and that will be issued in the future may reduce the amount of fees and taxes that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the shares.

Reasons for the Authorized Share Reduction

As a matter of Delaware law, effecting the Reverse Stock Split does not require a change in the number of authorized shares of common stock. However, our board of directors believes that effecting the Authorized Share Reduction in connection with any Reverse Stock Split will maintain alignment with market expectations regarding the number of shares of our authorized common stock in comparison to the number of shares issued or reserved for issuance, and ensure that we do not have what certain stockholders might view as an unreasonably high number of authorized shares available for issuance.

Certain Risks Associated with the Reverse Split Proposal

The Reverse Stock Split May Not Increase the Market Price of our Common Stock or May Lead to a Decrease in our Overall Market Capitalization. Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as commodity prices for oil and gas, our financial results, market conditions and the market perception of our business, may adversely affect the market price of the common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of the common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split, including for reasons unrelated to the Reverse Stock Split. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of shares of common stock outstanding following the Reverse Stock Split.

We May Not Satisfy the Continued Listing Requirements Following the Reverse Stock Split. While we intend to monitor the average closing price of our common stock and consider available options if our common stock does not trade at a level likely to result in us maintaining compliance, no assurances can be made that we will in fact be able to comply and that common stock will remain listed on the NYSE. If our common stock is delisted from the NYSE, such delisting could negatively affect the market price of our common stock, reduce the number of investors willing to hold or acquire our common stock, limit our ability to issue additional securities or obtain additional financing in the future, affect our ability to provide equity incentives to our employees, and might negatively impact our reputation and, as a consequence, our business.

The Reverse Stock Split May Decrease the Liquidity of our Common Stock. The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase as a result of the Reverse Stock Split.

The Reverse Stock Split May Result in Some Stockholders Owning "Odd Lots". If the Reverse Stock Split is implemented, it may result in some stockholders owning "odd lots" of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in "round lots" of even multiples of 100 shares. Accordingly, the Reverse Stock Split may not achieve the desired results of increasing marketability of our common stock as described above.

Principal Effects of the Reverse Split Proposal

If our stockholders approve the Reverse Split Proposal and the board of directors elects to effect such proposal, our issued and outstanding shares of common stock would decrease at the Reverse Stock Split ratio of not less than one-for-ten (1:10) and not more than one-for-twenty-five (1:25). The Reverse Stock Split would be effected simultaneously for all of our common stock, and the exchange ratio would be the same for all shares of common stock. The Reverse Stock Split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company or relative voting or other rights that accompany the shares of common stock, except to the extent that it results in a stockholder receiving cash in lieu of fractional shares. The Reverse Stock Split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Exchange Act.

In addition to the change in the number of shares of common stock outstanding, the Reverse Stock Split will also result in a proportionate reduction in the number of shares of common stock available for future awards under the Second Amended 2016 Plan. Under the terms of our outstanding equity awards, the Reverse Stock Split would proportionately reduce the number of shares of common stock issuable upon exercise or vesting of such awards in the same ratio as the Reverse Stock Split, and correspondingly, would proportionately increase the exercise or purchase price, if any, of all such awards. The number of shares of common stock issuable upon exercise or vesting of outstanding equity awards and the exercise or purchase price related thereto, if any, would be equitably adjusted in accordance with the terms of the Second Amended 2016 Plan, and all predecessor plans, which may include rounding the number of shares of common stock issuable down to the nearest whole share, with no cash payment being made in respect of such rounding, and the exercise or purchase price of such equity awards rounded up to the nearest whole cent, in each case in compliance with the requirements of Section 424 and 409A of the Code, as applicable, and the Treasury Regulations issued thereunder.

The following table contains approximate information relating to our common stock, based on share information as of March 18, 2020:

	Current	After Reverse Stock Split if 1:10 Ratio is Selected	After Reverse Stock Split if 1:25 Ratio is Selected
Authorized common stock	296,000,000	29,600,000	11,840,000
Common stock issued and outstanding	111,445,351	11,144,535	4,457,814
Common stock issuable pursuant to outstanding awards under the 2016 Plan, as amended, and predecessor plans	9,977,953	997,795	399,118
Common stock reserved for issuance for future grants under the 2016 Plan, as amended	2,679,434	267,943	107,177
Common stock authorized but unissued and unreserved/unallocated	176,341,012	17,634,101	7,053,640

Procedure for Implementing the Reverse Split Proposal

If the Reverse Split Proposal is approved by our stockholders, our board of directors, in its sole discretion, will determine whether to effect the Reverse Split Proposal taking into consideration the factors discussed above. If our board of directors believes that the Reverse Split Proposal is in our best interests and the best interests of our stockholders, our board of directors will then implement the Reverse Split Proposal.

The Reverse Split Proposal would be effected by filing a certificate of amendment to our Certificate of Incorporation with the Secretary of State of Delaware. A copy of the proposed form of amendment is attached to this proxy statement as Appendix C. Upon the filing of the certificate of amendment, and without any further action on the part of the Company or our stockholders, the authorized shares of our common stock would be reduced in proportion to the ratio of the Reverse Stock Split and the outstanding shares of common stock held by stockholders of record as of the effective date of the Reverse Stock Split would be converted into a lesser number of shares of common stock calculated in accordance with the reverse stock split ratio of not less than one-for-ten (1:10) and not more than one-for-twenty-five (1:25).

For example, if a stockholder presently holds 100 shares of our common stock, he or she would hold 10 shares of common stock following a one-for-ten Reverse Stock Split, or four shares of common stock following a one-for-twenty-five Reverse Stock Split, in each case with an additional amount of cash in lieu of fractional shares as described below under "Fractional Shares." Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.

The Reverse Stock Split and Authorized Share Reduction would become effective at the time the certificate of amendment to the Certificate of Incorporation is filed with the Secretary of State of Delaware and becomes effective, with the exact timing to be determined at the discretion of our board of directors. Stockholders would be notified that the Reverse Split Proposal had been effected as soon as practicable after the effective date.

After the effective time of the Reverse Stock Split, our common stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

If the board of directors elects to implement the Reverse Stock Split, then for purposes of implementing the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered "Book-Entry" Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of our common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a periodic statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action to receive whole shares of post-Reverse Stock Split common stock, because the exchange will be automatic.

Exchange of Stock Certificates

If the Reverse Stock Split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical stock certificates) will be requested to exchange their old stock certificate(s) ("Old Certificate(s)") for shares held in book-entry form through the Depository Trust Company’s Direct Registration System representing the appropriate number of whole shares of our common stock resulting from the Reverse Stock Split. Stockholders of record upon the effective time of the Reverse Stock Split will be furnished the necessary materials and instructions for the surrender and exchange of their Old Certificate(s) at the appropriate time by our transfer agent, American Stock Transfer & Trust Company, LLC. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective time of the Reverse Stock Split, the transfer agent will send a transmittal letter to each stockholder advising such holder of the procedure for surrendering Old Certificate(s) in exchange for new shares held in book-entry form. Your Old Certificate(s) representing pre-split shares cannot be used for either transfers or deliveries. Accordingly, you must exchange your Old Certificate(s) to effect transfers or deliveries of your shares.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY IF WE EFFECT A REVERSE STOCK SPLIT AND AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will have its records adjusted to reflect that the shares represented by such Old Certificate(s) are held in book-entry form in the name of such person.

Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the effective time of the Reverse Stock Split to represent the number of whole shares of our common stock resulting from the Reverse Stock Split.

Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to new shares in book-entry form only after complying with the requirements that we and our transfer agent, customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate, except that if any book-entry shares are to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Any stockholder who wants to continue holding certificated shares may request new certificate(s) from our transfer agent.

Fractional Shares

If the board of directors elects to implement the Reverse Stock Split, we will not issue fractional shares in connection therewith. Therefore, we will not issue certificates representing fractional shares. Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the board of directors (or any authorized committee of the board of directors) will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares. The cash payment is subject to applicable U.S. federal and state income tax and state abandoned property laws. Stockholders will not be entitled to receive interest for the period of time between the effective time of the Reverse Stock Split and the date payment is received.

We currently anticipate that we will either: (a) cause our transfer agent to aggregate all fractional share interests following the Reverse Stock Split and sell the fractional shares resulting therefrom into the market, or (b) pay cash for the fractional shares based on the trading price, or an average of trading prices, of the common stock. If the fractional share interests are aggregated and sold by the transfer agent, the total amount of cash that will be paid to the stockholders who would otherwise hold fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds (after customary brokerage commissions and other expenses) attributable to such sale. Stockholders who would otherwise hold fractional shares as a result of the Reverse Stock Split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned. Alternatively, if we elect to pay cash for the fractional shares, a stockholder will receive a sum based on the trading price or an average of trading prices of our common stock prior to the effective time of the Reverse Stock Split. Our board of directors (or an authorized committee of the board of directors) will make this decision, in its sole discretion, prior to effecting the Reverse Stock Split and will publicly announce its decision.

After the Reverse Stock Split, a stockholder will have no further interest in the Company with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto except the right to receive a cash payment as described above.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence concerning ownership of such funds has been received by us or our transfer agent within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The amendment to our Certificate of Incorporation will not affect the par value of our common stock per share, which will remain $0.01 per share. As a result, as of the effective time of the Reverse Split Proposal, the stated capital attributable to common stock and the additional paid-in capital on our balance sheet will, in total, not change due to the Reverse Stock Split. However, the allocation between the stated capital attributable to common stock and the additional paid-in capital on our balance sheet will change because there will be fewer shares of common stock outstanding. The stated capital attributable to common stock will decrease, and in turn, the stated capital attributable to the additional paid-in capital will increase. Further, reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Stockholders do not have appraisal rights under the Delaware General Corporation Law or under our Certificate of Incorporation in connection with the Reverse Split Proposal, and we will not independently provide stockholders with any such right.

Material U.S. Federal Income Tax Consequences of the Reverse Split Proposal

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Reverse Stock Split to U.S. Holders (as defined below) of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS") in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Stock Split.

For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion is limited to U.S. Holders who hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a U.S. Holder. In addition, it does not address consequences relevant to U.S. Holders that are subject to special rules, including, without limitation, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers or trades in securities or currencies, stockholders who hold common stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders that have a functional currency other than the U.S. dollar. If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the tax consequences of the Reverse Stock Split.

In addition, the following discussion does not address the U.S. federal estate and gift tax, or state, local and non-U.S. tax law consequences of the proposed Reverse Stock Split. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed Reverse Stock Split, whether or not they are in connection with the proposed Reverse Stock Split.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to the Company. The proposed Reverse Stock Split should constitute a "recapitalization" for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. Accordingly, no gain or loss should be recognized by us as a result of the proposed Reverse Stock Split.

Tax Consequences to the U.S. Holders. A U.S. Holder generally should not recognize gain or loss upon the proposed Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of common stock held immediately after the proposed Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of common stock held immediately before the Reverse Stock Split (reduced by the amount of such basis that is allocated to any fractional share of our common stock). The U.S. Holder’s holding period in the shares of common stock held immediately after the Reverse Stock Split should include the holding period in the shares of common stock held immediately before the Reverse Stock Split. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period among shares of common stock which were acquired by a shareholder on different dates and at different prices. U.S. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period among such shares.

A U.S. Holder that, pursuant to the proposed Reverse Stock Split, receives cash in lieu of a fractional share of our common stock should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of common stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less at the effective time of the Reverse Stock Split and long term if held for more than one year.

Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain U.S. Holders who own more than a minimal amount of our common stock or who exercise some control over the affairs of the Company. U.S. Holders are urged to consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Payments of cash made in lieu of a fractional share of our common stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each U.S. Holder of our common stock that does not otherwise establish an exemption should furnish on applicable Internal Revenue Service forms its taxpayer identification number and comply with the applicable certification procedures.

Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders of our common stock should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Interests of Directors and Executive Officers

Our Directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Proposal 4, except to the extent of their ownership of shares of our common stock.

Reservation of Right to Abandon Reverse Split Proposal

We reserve the right to abandon the Reverse Split Proposal without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the certificate of amendment to our Certificate of Incorporation, even if the authority to effect Proposal 4 has been approved by our stockholders at the Annual Meeting. By voting in favor of Proposal 4, you are expressly also authorizing the board of directors to delay, not to proceed with, and abandon, the Reverse Split Proposal if it should so decide, in its sole discretion, that such action is in the best interests of the Company and our stockholders.

Vote Required and Board Recommendation

Approval of the proposal requires the affirmative vote of the holders of shares of stock representing a majority of the votes represented by all outstanding shares of stock entitled to vote. Your board of directors recommends a vote "FOR" the proposal to amend the Certificate of Incorporation to effect a reverse stock split and corresponding reduction in the number of authorized shares of the Company's common stock.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP ("Deloitte & Touche") has been appointed by the Audit Committee as the independent registered public accounting firm for us and our subsidiaries for the year ending December 31, 2020. This appointment is being presented to the stockholders for ratification. Representatives of Deloitte & Touche are expected to be present at the annual meeting and will be provided an opportunity to make a statement if they desire to do so and to respond to appropriate questions form stockholders.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the appointment of Deloitte & Touche requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote "FOR" such ratification.

If the stockholders fail to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm, it is not anticipated that Deloitte & Touche will be replaced in 2020. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2021.

Fees Paid to Independent Registered Public Accounting Firm

Prior to 2019, PricewaterhouseCoopers LLP ("PricewaterhouseCooopers") served as our principal registered accounting firm. In March 2019, following a competitive tender process, the Audit Committee retained Deloitte & Touche as our principal registered accounting firm. The following table presents fees for professional audit services rendered by Deloitte & Touche in 2019 and PricewaterhouseCoopers in 2018 for the audit of our annual financial statements for the years ended December 31, 2019 and 2018, respectively, and fees billed for other services rendered by such firms during those periods.

	2019	2018
	(In thousands)
Audit Fees (1)	$ 2,599	$ 3,895
Audit-Related Fees	—	—
Tax Fees (2)	—	15
All Other Fees (3)	—	3
Total	$ 2,599	$ 3,913

(1)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and subsidiary audits and services normally provided by the independent registered public accountant in connection with statutory and regulatory filings.
(2)	Tax Fees consisted of fees for tax services.
(3)	All Other Fees consisted of accounting research tool subscription fees.

The Audit Committee preapproves all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in applicable provisions of the Exchange Act and applicable SEC rules. All services provided by Deloitte & Touche in 2019 and by PricewaterhouseCoopers in 2018 were preapproved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of Evelyn M. Angelle (Chairperson), John A. Carrig and John Schmitz. The Audit Committee’s purpose is to assist the board of directors in overseeing (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) the effectiveness and performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Exchange Act and NYSE listing standards.

Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and the effectiveness of the Company’s internal controls over financial reporting, and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with Deloitte & Touche LLP, our independent registered public accounting firm for fiscal year 2019, the matters required to be discussed by Auditing Standard No. 16 issued by the Public Company Accounting Oversight Board. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with Deloitte & Touche LLP its independence from us and received from Deloitte & Touche LLP the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. This discussion and disclosure informed the Audit Committee of the independence of Deloitte & Touche LLP and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by Deloitte & Touche LLP not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of Deloitte & Touche LLP. Finally, the Audit Committee reviewed and discussed our audited financial statements with our management, our internal auditors and Deloitte & Touche LLP. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted,

Evelyn M. Angelle, Chairperson
John A. Carrig
John Schmitz

ADDITIONAL INFORMATION

Stockholder Proposals for the 2021 Annual Meeting

To be included in the proxy materials for the 2021 Annual Meeting of stockholders, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than December 3, 2020. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.

Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to our Secretary at our principal executive offices no later than close of business on the 90th day prior to the anniversary of the prior year’s annual meeting date but not earlier than the 120th day prior to such anniversary date. Accordingly, for the 2021 Annual Meeting of stockholders, notice will have to be delivered to our Secretary at our principal offices no earlier than January 12, 2021 or later than February 11, 2021. If, however, the scheduled annual meeting date is more than 30 days before or more than 70 days after the first anniversary of the prior year’s annual meeting date, then notice of an item to be brought before the annual meeting will be timely if it is so delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of such meeting was first made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to John C. Ivascu, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, are available without charge to stockholders upon request to William Austin, Vice President, Corporate Development and Investor Relations, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064.

Householding

The SEC permits a single copy of the Notice to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the Notice unless any stockholder at that address has given the broker contrary instructions. If any such beneficial stockholder residing at such an address, however, wishes to receive a separate copy of the Notice in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the Notice wishes to receive a single copy of the Notice in the future, that stockholder should contact their broker or send a request to John C. Ivascu, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, Forum Energy Technologies, Inc., 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064, telephone number (713) 351-7900. We will promptly deliver, upon written or oral request to the corporate secretary, a separate copy of the Notice to a beneficial stockholder at a shared address to which a single copy of the Notice was delivered.

APPENDIX A
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in millions)	For the year ended December 31, 2019	For the year ended December 31, 2018
Net loss attributable to common stockholders	(567.1)	(374.1)
Interest expense	31.6	32.5
Depreciation and amortization	63.2	74.6
Income tax expense (benefit)	(1.8)	(15.7)
EBITDA as reported	(474.0)	(282.7)
% of revenue	(49.6)%	(26.6)%
Restructuring charges and other	8.8	17.8
Transaction expenses	1.2	3.4
Inventory and other working capital adjustments	5.4	31.5
Impairments of goodwill, intangibles, property and equipment	532.3	363.5
Contingent consideration benefit	(4.6)	-
Gain on Disposition of Business	(2.3)	-
Gain realized on previously held equity investment	(1.6)	-
Gain on contribution of subsea rentals business	-	(33.5)
Amortization of basis difference for equity method investment	1.2	1.9
Disposal related to equity-method compensation recorded by equity investment subsidiary	1.0	0.0
Loss (gain) on foreign exchange, net	5.3	(5.5)
EBITDA as adjusted	72.7	96.4
% of revenue	7.6%	9.1%

Free cash flow, before acquisitions, reconciliation
Net cash provided by (used in) operating activities	$104.1	$2.4
Capital expenditures for property and equipment	(15.1)	(24.0)
Proceeds from sale of property and equipment	0.5	9.3
Free cash flow, before acquisitions	$89.5	$(12.3)

A-1

APPENDIX B
FORUM ENERGY TECHNOLOGIES, INC.

2016 SECOND AMENDED AND RESTATED STOCK AND INCENTIVE PLAN

(As Established Effective as of May 12, 2020)

I. PURPOSE OF THE PLAN

The purpose of the FORUM ENERGY TECHNOLOGIES, INC. 2016 STOCK AND INCENTIVE PLAN (the "Plan") is to provide a means through which FORUM ENERGY TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and its Affiliates may attract able persons to serve as Directors or Consultants or to enter the employ of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership and receive cash awards, thereby strengthening their concern for the long-term welfare of the Company and its Affiliates. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its Affiliates over the long term. Accordingly, the Plan provides for granting Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Awards, Restricted Stock Unit Awards, Bonus Stock Awards, Cash Awards or any combination of the foregoing, as is best suited to the circumstances of the particular Employee, Consultant, or Director as provided herein.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

(a) "Affiliate" means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) "Award" means, individually or collectively, any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Restricted Stock Unit Award, Bonus Stock Award or Cash Award.

(c) "Board" means the Board of Directors of the Company.

(d) "Bonus Stock Award" means an Award granted under Paragraph XI of the Plan.

(e) "Cash Award" means a Performance Award denominated in cash.

(f) "Cause" shall mean a determination by the Company that the Participant (i) has engaged in gross negligence or willful misconduct in the performance of the Participant’s duties with respect to the Company or any of its Affiliates, (ii) has materially breached any provision of any written agreement or corporate policy or code of conduct established by the Company or any of its Affiliates, (iii) has willfully engaged in conduct that is materially injurious to the Company or any of its Affiliates, or (iv) has been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude (or a crime of similar import in a foreign jurisdiction).

(g) "Change in Control" shall have the meaning assigned to such term in Exhibit A to the Plan.

(h) "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations and interpretations promulgated thereunder. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

(i) "Committee" means the Compensation Committee of the Board, unless and until the Board designates a different committee to serve as the administrator of the Plan under Paragraph IV(a).

(j) "Common Stock" means the common stock, par value $.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XII.

(k) "Company" means Forum Energy Technologies, Inc., a Delaware corporation.

(l) "Consultant" means any person who is not an Employee or a Director and who is providing advisory or consulting services to the Company or any Affiliate.

(m) "Corporate Change" shall have the meaning assigned to such term in Paragraph XII(c) of the Plan.

(n) "Director" means an individual who is a non-employee member of the Board.

(o) "Effective Date" has the meaning set forth in Paragraph III of the Plan.

(p) "Employee" means any person in an employment relationship with the Company or any Affiliate.

(q) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(r) "Fair Market Value" means, as of any specified date, the closing price of the Common Stock, if the Common Stock is listed on a national stock exchange registered under Section 6(a) of the Exchange Act, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, if no closing price is reported on that date, on the last preceding date on which such closing price of the Common Stock is so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deemed appropriate and as is consistent with the requirements of Section 409A of the Code.

(s) "Forfeiture Restrictions" shall have the meaning assigned to such term in Paragraph VIII with respect to Restricted Stock or Paragraph X with respect to Restricted Stock Units, as applicable.

(t) "Good Reason" shall have the meaning assigned to such term in the applicable Award agreement, or, if the Award agreement does not define Good Reason, Good Reason shall mean the occurrence of any of the following events without the Participant’s consent: (i) a material reduction in the Participant’s base rate of compensation from that in effect prior to the Change in Control, (ii) a material diminution in the Participant’s authority, duties or responsibilities from those in effect prior to the Change in Control or (iii) the involuntary relocation of the geographic location of the Participant’s principal place of employment by more than 75 miles from the location of the Participant’s principal place of employment prior to the Change in Control. Notwithstanding the foregoing, any assertion by a Participant of a termination of employment for Good Reason shall not be effective unless: (x) the Participant provides written notice to the Company of such condition within 45 days of the initial existence of the condition; (y) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (z) the date of the Participant’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

(u) "Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Code.

(v) "Minimum Restrictions" shall have the meaning assigned to such term in Paragraph V(a) of the Plan.

(w) "Nonqualified Stock Option" means an Option that is not intended to comply with the requirements set forth in Section 422 of the Code.

(x) "Option" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options and Nonqualified Stock Options.

(y) "Option Agreement" means a written agreement between the Company and a Participant with respect to an Option.

(z) "Participant" means an Employee, Consultant, or Director who has been granted an Award.

(aa) "Performance Award" means an Award granted under Paragraph IX of the Plan.

(bb) "Performance Award Agreement" means a written agreement between the Company and a Participant with respect to a Performance Award.

(cc) "Performance Measure" means one or more performance measures established by the Committee that are based on (i) the price of a share of Common Stock, (ii) earnings per share, (iii) market share, (iv) sales, (v) operating income or operating income margin, (vi) net income or net income margin (before or after taxes), (vii) cash flow or return on investment, (viii) the earnings or earnings margin before or after interest, taxes, depreciation, and/or amortization, (ix) the economic value added, (x) the return on capital, assets, or stockholders’ equity, (xi) the total stockholders’ return, (xii) working capital efficiency, (xiii) safety performance, (xiv) after-tax operating income, (xv) capital efficiency, (xvi) cash from operations, (xvii) cost ratios, (xviii) cost reductions, (xix) customer growth, (xx) debt reduction, (xxi) earnings per share growth, (xxii) increase in cash flow, (xxiii) increase in cash flow return, (xxiv) increased revenue, (xxv) internal rate of return, (xxvi) net cash flow, (xxvii) net cash flow before financing activities, (xxviii) net income per share, (xxix) proceeds from dispositions, (xxx) project completion time and budget goals, (xxxi) return on equity, (xxxii) return on net assets, (xxxiii) return on capital compared to cost of capital, (xxxiv) return on capital employed, (xxxv) return on invested capital, (xxxvi) revenue ratios, (xxxvii) shareholder value, (xxxviii) total market value, (xxxix) such other criteria as determined by the Committee or (xl) any combination of the foregoing. The performance measures described in the preceding sentence may be absolute, relative to one or more other companies, relative to one or more indices, or measured by reference to the Company alone, an Affiliate, an individual, a business unit of the Company or an Affiliate, or the Company together with one or more of its Affiliates. Unless otherwise stated, such Performance Measures need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Committee may provide that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary items as described in FASB ASC Topic No. 360 and/or nonrecurring, unusual or special items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders, Form 10-K or Form 10-Q for the applicable period, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, (h) regulatory requirements, (i) settlement of hedging activities, and (j) other specified significant extraordinary items or events.

(dd) "Plan" means the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan, effective as of May 17, 2016 and as thereafter amended and restated.

(gg) "Required Delay Period" shall have the meaning assigned to such term in Paragraph XV(c) of the Plan

(hh) "Restricted Stock Agreement" means a written agreement between the Company and a Participant with respect to a Restricted Stock Award.

(ii) "Restricted Stock Award" means an Award granted under Paragraph VIII of the Plan.

(jj) "Restricted Stock Unit" means a unit evidencing the right to receive in specified circumstances one share of Common Stock or in the sole discretion of the Committee, an equivalent value in cash that is restricted or subject to forfeiture provisions.

(kk) "Restricted Stock Unit Award" means an Award granted under Paragraph X of the Plan.

(ll) "Restricted Stock Unit Award Agreement" means a written agreement between the Company and a Participant with respect to a Restricted Stock Unit Award.

(mm) "Rule 16b-3" means Securities Exchange Commission Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

(nn) "Stock Appreciation Right" means a right to acquire, upon exercise of the right, Common Stock and/or, in the sole discretion of the Committee, cash having an aggregate value equal to the then excess of the Fair Market Value of the shares with respect to which the right is exercised over the exercise price therefor. The Committee shall retain final authority to determine whether a Participant shall be permitted, and to approve an election by a Participant, to receive cash in full or partial settlement of a Stock Appreciation Right.

(oo) "Stock Appreciation Right Agreement" means a written agreement between the Company and Participant with respect to a Stock Appreciation Right.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan as amended and restated herein will be submitted to the stockholders of the Company for approval at the 2020 annual meeting of the stockholders and, if approved, shall be effective as of the date of such approval (the "Effective Date"). If the stockholders of the Company should fail to so approve the Plan at such meeting, the Plan as amended and restated herein shall terminate and cease to be of any further force or effect, and all grants of Awards hereunder, if any, shall be null and void, and the Plan as in effect immediately prior to the amendment and restatement herein and prior to the stockholder vote shall remain in effect. No Award shall be made under the Plan 10 years or more after the Effective Date.

Subject to the provisions of Paragraph XIV, the Plan shall remain in effect until all Options and Stock Appreciation Rights granted under the Plan have been exercised or expired, all Restricted Stock Awards and Restricted Stock Unit Awards granted under the Plan have vested or been forfeited, and all Performance Awards, Bonus Stock Awards and Cash Awards have been satisfied or expired.

IV. ADMINISTRATION

(a) Composition of Committee. The Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; and (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more "Non-Employee Directors" as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); provided, however, that if any such committee member is found not to have met the qualification requirements set forth in clause (ii) above, any actions taken or Awards granted by such committee shall not be invalidated by such failure to so qualify. In the absence of the Board’s appointment of a committee to administer the Plan, the Board shall serve as the Committee.

(b) Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to (i) determine which Employees, Consultants, or Directors shall receive an Award, (ii) determine the time or times when such Award shall be made, the type of Award that shall be made, the number of shares to be subject to each Award or the value of each Award, and (iii) to accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award or waive any restriction or other provision of the Plan or an Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees, Consultants, or Directors, their present and potential contribution to the Company’s success, and such other factors as the Committee in its sole discretion shall deem relevant. No dividends or dividend equivalents with respect to any Award shall be payable prior to the vesting of such Award or prior to the expiration of the Forfeiture Restrictions applicable to such Award, and in the event an Award is forfeited, any dividends or dividend equivalents with respect to such Award shall also be forfeited.

(c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, to determine the terms, restrictions, and provisions of the agreement relating to each Award, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent the Committee shall deem expedient to carry the Plan or any such agreement into effect. All determinations and decisions made by the Committee on the matters referred to in this Paragraph IV and in construing the provisions of the Plan shall be conclusive.

(d) Delegation of Authority by the Committee. Notwithstanding the preceding provisions of this Paragraph IV or any other provision of the Plan to the contrary, subject to the constraints of applicable law, the Committee may from time to time, in its sole discretion, delegate to the Chief Executive Officer of the Company the administration (or interpretation of any provision) of the Plan, and the right to grant Awards under the Plan, insofar as such administration (and interpretation) and power to grant Awards relates to any person who is not subject to Section 16 of the Exchange Act (including any successor Section to the same or similar effect). Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a Director, and the Committee may revoke such delegation at any time. The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion. In the event of any conflict in a determination or interpretation under the Plan as between the Committee and the Chief Executive Officer of the Company, the determination or interpretation, as applicable, of the Committee shall be conclusive.

V. SHARES SUBJECT TO THE PLAN; AWARD LIMITS; GRANT OF AWARDS

(a) Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph XII with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 4,474,025 shares. To the extent that an Award is forfeited, cancelled, settled in cash, expires unexercised, lapses or the rights of its holder otherwise terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding the forgoing, shares surrendered in payment of the exercise price or purchase price of an Award, shares withheld for payment of applicable employment taxes and/or withholding obligations associated with an Award, and shares reacquired in the open market or otherwise using the cash proceeds from the exercise of Options shall not again be available for the grant of an Award under the Plan. For the avoidance of doubt, with respect to Options and Stock Appreciation Rights that are settled in shares of Common Stock, the number of Options and Stock Appreciation Rights exercised shall be counted in full against the number of shares available for Awards under the Plan regardless of the number of Common Shares issued upon settlement of Options and Stock Appreciation Rights. Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to all Awards made hereunder:

(i) the maximum number of shares of Common Stock that may be subject to Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 2 million shares of Common Stock;

(ii) no Participant may be granted during any calendar year Awards consisting of Options or Stock Appreciation Rights that are exercisable for more than 2 million shares of Common Stock;

(iii) no Participant may be granted during any calendar year Cash Awards having a value determined on the date of grant in excess of $20,000,000;

(iv) any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award; and

(v) Awards to Directors shall not be made in any year in which a sufficient number of shares of Common Stock are not available to make such Awards under the Plan, and no Director may be granted during any calendar year Awards under the Plan (valued as determined on the date of grant) and cash compensation granted under the Plan or otherwise having an aggregate value in excess of $950,000.

Subject to Paragraph XII hereof, any Award other than an Award that is payable solely in cash shall have a minimum restricted period or vesting period of one year from the date of grant (the "Minimum Restrictions"). The foregoing notwithstanding, 5% of the total number of shares of Common Stock that may be issued under the Plan shall not be subject to the Minimum Restrictions. Notwithstanding any provision of the Plan to the contrary, each share of Common Stock acquired under this Plan must be held and transferred in compliance with the Forum Energy Technologies, Inc. Stock Ownership Requirements Policy.

A Participant may be granted Awards in combination such that portions of the Award are subject to differing limitations set out in the clauses in this Paragraph V(a), in which event each portion of the combination Award is subject only to a single appropriate limitation in the clauses above. For example, if an Employee Participant is granted a Performance Award that is in part a stock-based Award and in part a Cash Award, then the stock-based awards shall only be subject to the limitation in clauses (i) and (ii) and the Cash Award shall be subject only to the limitation in clause (iii).

(b) Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. The shares of the Company’s stock to be issued pursuant to any Award may be represented by physical stock certificates or may be uncertificated. Notwithstanding references in the Plan to certificates, the Company may deliver uncertificated shares of Common Stock in connection with any Award.

VI. ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are Employees, Consultants, or Directors. An Award may be granted on more than one occasion to the same person.

VII. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Exercise Period. The term of each Option and Stock Appreciation Right shall be as specified by the Committee at the date of grant, but in no event shall the term exceed 10 years.

(b) Limitations on Exercise. Subject to the Minimum Restrictions, Options and Stock Appreciation Rights shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) of the Company at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Nonqualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury regulations, and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted, the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in Sections 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(d) Option Agreement; Stock Appreciation Right Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under Section 422 of the Code. Each Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Agreement. Each Option Agreement and Stock Appreciation Right Agreement may specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship or (iii) membership on the Board, as applicable, or a Change in Control on the exercisability of the Option or Stock Appreciation Right. An Option Agreement may provide for the payment of the exercise price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such exercise price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, an Option Agreement may provide, on such terms and conditions as the Committee in its sole discretion may prescribe, for the grant of a Stock Appreciation Right in connection with the grant of an Option and, in such case, the exercise of the Stock Appreciation Right shall result in the surrender of the right to purchase a number of shares under the Option equal to the number of shares with respect to which the Stock Appreciation Right is exercised (and vice versa). In the case of any Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the exercise price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements and Stock Appreciation Right Agreements need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Option Agreement and Stock Appreciation Right Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

(e) Exercise Price and Payment. The exercise price shall be determined by the Committee but, subject to adjustment as provided in Paragraph XII, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date an Option is granted. An Option, Stock Appreciation Right or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The exercise price shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Nonqualified Stock Option.

(f) Restrictions on Repricing of Options. Except as provided in Paragraph XII, the Committee may not, without approval of the stockholders of the Company, lower the exercise price of an Option or Stock Appreciation Right after the date of grant nor may any outstanding Option or Stock Appreciation Right granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price, cash or a new Award. Any other action that is deemed to be a repricing under any applicable rule of the New York Stock Exchange shall be prohibited unless there is prior approval by the stockholders of the Company.

(g) Stockholder Rights and Privileges. The Participant shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock delivered to the Participant after exercise of an Option.

(h) Options and Rights in Substitution for Options Granted by Other Employers. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for options and such rights held by individuals providing services to corporations or other entities who become Employees, Consultants, or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

VIII. RESTRICTED STOCK AWARDS

(a) Forfeiture Restrictions to be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject the Minimum Restrictions and to other restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances as determined by the Committee (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Participant’s continued employment with the Company or its Affiliate or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion (including, without limitation, a Change in Control), or (iv) a combination of any of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

(b) Other Terms and Conditions. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other stockholder rights, except that (i) the Participant shall not be entitled to delivery of the stock certificate and dividends until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock and any dividends until the Forfeiture Restrictions have expired, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award and any associated dividends. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock Awards, including, but not limited to, (i) rules pertaining to the termination of employment, or service as a Consultant or Director, of a Participant prior to expiration of the Forfeiture Restrictions, or (ii) if the Award is intended to be a Performance Award, providing that dividends are subject to the same Performance Measures as the underlying Award. If dividends are subject to the same Performance Measures of an Award intended to be a Performance Award, the Participant shall not be entitled to such dividends until the Performance Measures of the Award have been met and payment has been determined by the Committee. Such additional terms, conditions, or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

(c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(d) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Participant shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Participant, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement from time to time in any manner that is not inconsistent with the provisions of the Plan.

IX. PERFORMANCE AWARDS

(a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

(b) Performance Awards. Performance Awards shall be paid, vested or otherwise deliverable, in whole or in part, on account of the attainment of one or more Performance Measures that are contingent upon future performance of the Company, an individual, or any Affiliate, division, or department of the Company during the performance period. Prior to the payment of any compensation based on the achievement of Performance Measures applicable to Performance Awards, the Committee must certify that applicable Performance Measures and any of the material terms thereof were, in fact, satisfied. Subject to the Minimum Restrictions and the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to the Plan shall be determined by the Committee. The amount of cash or shares payable or vested pursuant to Awards that are intended to be Performance Awards may be adjusted by the Committee on a formula or discretionary basis, or any combination, as the Committee determines.

(c) Payment. Following the end of the performance period, the holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined and certified by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Performance Award Agreement. A Participant shall not be entitled to the privileges and rights of a stockholder with respect to a Performance Award covering shares of Common Stock until payment has been determined by the Committee and such shares have been delivered to the Participant.

(d) Termination of Award. A Performance Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable performance period through the payment date, except as may be determined by the Committee.

(e) Performance Award Agreements. At the time any Award is made under this Paragraph IX, the Company and the Participant shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. The terms and provisions of Performance Award Agreements need not be identical.

X. RESTRICTED STOCK UNIT AWARDS

(a) Forfeiture Restrictions to be Established by Committee. Awards of Restricted Stock Units shall be subject to the Minimum Restrictions and to other restrictions and an obligation of the Participant to forfeit the Award under certain circumstances as determined by the Committee (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Participant’s continued employment with the Company or its Affiliate or continued service as a Consultant or Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion (including, without limitation, a Change in Control), or (iv) a combination of any of the foregoing. Each Restricted Stock Unit Award may have different Forfeiture Restrictions, in the discretion of the Committee.

(b) Other Terms and Conditions. The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Unit Award, including, but not limited to, rules pertaining to the termination of the Participant’s service prior to expiration of the Forfeiture Restrictions, as shall be set forth in the Restricted Stock Unit Award Agreement and as are consistent with the terms of the Plan. Cash dividend equivalents may be paid after the vesting period with respect to a Restricted Stock Unit Award and, with respect to Awards intended to be Performance Awards, may be subject to the same Performance Goals as the underlying Award, as determined by the Committee. The Committee, in its sole discretion, may provide for the deferral of a Restricted Stock Unit Award.

(c) Payment. Following the end of the vesting period for a Restricted Stock Unit Award (or at such other time as the applicable Restricted Stock Unit Award Agreement may provide), the holder of a Restricted Stock Unit Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Restricted Stock Unit Award, based on the then vested value of the Award. Payment of a Restricted Stock Unit Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date or such other date as may be specified by the Committee in the Restricted Stock Unit Award Agreement. A Participant shall not be entitled to the privileges and rights of a stockholder with respect to a Restricted Stock Unit Award until the shares of Common Stock have been delivered to the Participant.

(d) Termination of Award. A Restricted Stock Unit Award shall terminate if the Participant does not remain continuously in the employ of the Company and its Affiliates or does not continue to perform services as a Consultant or a Director for the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee.

(e) Restricted Stock Unit Award Agreements. At the time any Award is made under this Paragraph X, the Company and the Participant shall enter into a Restricted Stock Unit Award Agreement setting forth each of the matters contemplated hereby and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Unit Award Agreements need not be identical.

XI. BONUS STOCK AWARDS

Each Bonus Stock Award granted to a Participant shall constitute a transfer of unrestricted shares of Common Stock on such terms and conditions as the Committee shall determine. Bonus Stock Awards shall be made in shares of Common Stock and need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for shares of Common Stock issued in connection with a Bonus Stock Award shall be determined by the Committee in its sole discretion.

XII. RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate, any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock , the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

(c) Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Common Stock or other property covered by an Award theretofore granted and the purchase price of Common Stock or other consideration subject to such Award shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If (i) the Company shall not be the surviving entity in any merger, consolidation or reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges or agrees to sell, lease, or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (x) 10 days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease, or exchange of assets or dissolution and liquidation or such election of Directors or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Participant, shall effect one or more of the following alternatives in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, which alternatives may vary among individual Participants and which may vary among Options or Stock Appreciation Rights held by any individual Participant: (1) accelerate the time at which Options or Stock Appreciation Rights then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all such unexercised Awards and all rights of Participants thereunder shall terminate, (2) require the mandatory surrender to the Company by all or selected Participants of some or all of the outstanding Options or Stock Appreciation Rights held by such Participants (irrespective of whether such Awards are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay (or cause to be paid) to each Participant an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change in Control Value") of the shares subject to such Awards over the exercise price(s) under such Awards for such shares, or (3) make such adjustments to Options or Stock Appreciation Rights then outstanding as the Committee deems appropriate to reflect such Corporate Change and to prevent the dilution or enlargement of rights (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to such Awards then outstanding), including, without limitation, adjusting such an Award to provide that the number and class of shares of Common Stock covered by such Award shall be adjusted so that such Award shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

(d) Change in Control Value. For the purposes of clause (2) in Subparagraph (c) above, the "Change in Control Value" shall equal the amount determined in the following clause (i), (ii) or (iii), whichever is applicable: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution and liquidation transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options or Stock Appreciation Rights being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(e) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges, or other relevant changes in capitalization or distributions (other than ordinary dividends) to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XII, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Paragraph XII, the aggregate maximum number of shares available under the Plan, the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, and the maximum number of shares that may be subject to Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee, whose determination shall be conclusive.

(f) Stockholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action.

(g) No Adjustments Unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

(h) Adjustments in Compliance with Section 409A of the Code. No adjustment pursuant to this Paragraph XII shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.

XIII. TERMINATION ON OR AFTER CHANGE IN CONTROL

The terms of an Award shall not provide for accelerated vesting solely due to the occurrence of a Change in Control. If a Change in Control occurs and, on or within two years after the date of consummation of such Change in Control, a Participant’s employment with the Company and its Affiliates is terminated involuntarily by the Company without Cause or by the Participant for Good Reason, then (a) any Award other than Performance Awards held by the Participant at the time of the Participant’s termination shall become fully vested and exercisable and all Forfeiture Restrictions shall immediately lapse and (b) any Performance Award held by the Participant at the time of the Participant’s termination shall become fully vested and all Forfeiture Restrictions shall immediately lapse and such Performance Award shall be deemed to have been earned at the target level.

XIV. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would materially impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant, and provided, further, that the Board may not, without approval of the stockholders of the Company, (a) amend the Plan to increase the aggregate maximum number of shares that may be issued under the Plan, increase the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, or change the class of individuals eligible to receive Awards under the Plan, or (b) amend or delete Paragraph VII(f).

XV. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE

(a) Intent and Interpretation. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b) Permissible Payments. Notwithstanding anything in the Plan or in any Award agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award agreement by reason of the occurrence of a Corporate Change or Change in Control or the Participant’s separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Corporate Change or Change in Control or separation from service meet any description or definition of "change in control event" or "separation from service", as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award agreement that is permissible under Section 409A of the Code. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c) Required Delay. Notwithstanding anything in the Plan or in any Award agreement to the contrary, if any amount or benefit that would constitute non-exempt "deferred compensation" for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the earlier of (a) the date of the Participant’s death or (b) the date that is six months after the date of the Participant’s separation from service with the Company (in either case, the "Required Delay Period"); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d) Specified Employee Defined. For purposes of the Plan, the term "Specified Employee" has the meaning given such term in Section 409A of the Code and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including the Plan.

XVI. MISCELLANEOUS

(a) No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b) No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee or Consultant any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

(c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

(d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

(f) Clawback. Awards and amounts paid or payable pursuant to or with respect to Awards to a Participant who is (or was) an "officer" of the Company within the meaning of Rule 16a-1(f) promulgated pursuant to the Exchange Act shall be subject to clawback in the event that the Company’s financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under federal securities laws to the extent that the Committee determines, in its discretion, that such restatement is a result of such officer’s commission of fraud or willful misconduct. Notwithstanding any provision of the Plan or any Award agreement to the contrary, the Company reserves the right, without the consent of any Participant, to adopt any additional clawback policies and procedures, including such policies and procedures applicable to the Plan or any Award agreement with retroactive effect.

(g) Foreign Awardees. Without amending the Plan, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdiction in which the Company or its Affiliates operate.

(h) Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

EXHIBIT A
2016 SECOND AMENDED AND RESTATED STOCK AND INCENTIVE PLAN
(Effective as of May 12, 2020)

Except as otherwise provided in an Award agreement, the definitions set forth in this Exhibit A shall also apply in the case of any provision of the Plan or any Award agreement that includes the term "Change in Control:"

Acquiring Person means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

Change in Control means:

(a) The acquisition by any Acquiring Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a) any acquisition by any Acquiring Person pursuant to a transaction which complies with clause (c)(1) of this definition shall not constitute a Change in Control; or

(b) Individuals, who, immediately following the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Acquiring Person other than the Board; or

(c) The consummation of a Corporate Transaction unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company (if it be the ultimate parent entity following such Corporate Transaction) or the corporation resulting from such Corporate Transaction (or the ultimate parent entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (2) at least a majority of the members of the board of directors of the ultimate parent entity resulting from such Corporate Transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. For purposes of the foregoing sentence, only (A) shares of common stock and voting securities of the Company, assuming the Company is the ultimate parent entity following such Corporate Transaction, held by a beneficial owner immediately prior to such Corporate Transaction and any additional shares of common stock and voting securities of the Company issuable to such beneficial owner in connection with such Corporate Transaction in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, or (B) shares of common stock and voting securities of the ultimate parent entity following such Corporate Transaction, assuming the Company is not the ultimate parent entity following such Corporate Transaction, issuable to a beneficial owner in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, in either case shall be included in determining whether or not the fifty percent (50%) ownership test in this subsection (c) has been satisfied.

Corporate Transaction means a reorganization, merger or consolidation of the Company, any of its subsidiaries or sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) or the liquidation or dissolution of the Company.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Person means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

APPENDIX C
FORM OF CERTIFICATE OF AMENDMENT TO THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FORUM ENERGY TECHNOLOGIES, INC.

Forum Energy Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Forum Energy Technologies, Inc.

SECOND: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this certificate of amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, each [_____] shares of the Corporation’s common stock, par value one cent ($0.01) per share, issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value one cent ($0.01) per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Split”). No fractional shares will be issued in connection with the Reverse Split. Stockholders who, immediately prior to the Effective Time, own a number of shares of common stock which is not evenly divisible by the exchange ratio shall, with respect to such fractional interest, be entitled to receive [a cash payment from the Corporation in lieu of fractions of shares of common stock from the disposition of such fractional interest. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests, (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear][an amount in cash (without interest and subject to applicable withholding taxes) equal to the fraction of one share to which such stockholder would otherwise be entitled multiplied by the product of: (i) the closing price per share of our common stock on the New York Stock Exchange on the last trading day immediately preceding the effective date of the Reverse Split and (ii) [__]. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”) shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

THIRD: At the Effective Time, the first paragraph of Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation shall be hereby amended to read in its entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is [_____], consisting of (i) [_____] shares of common stock of the par value of one cent ($0.01) per share (the "Common Stock") and (ii) 3,700,000 shares of preferred stock of the par value of one cent ($0.01) per share (the "Preferred Stock").

C-1

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this [____] day of [___________], 202[__].

FORUM ENERGY TECHNOLOGIES, INC.

By:

C-2

ANNUAL MEETING OF STOCKHOLDERS OF

# FORUM ENERGY TECHNOLOGIES, INC.

**May 12, 2020**

**GO GREEN**

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL**:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17582/

## Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20333030000030000000 0 051220

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3, 4 AND 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Evelyn M. Angelle
- ○ John A. Carrig
- ○ Andrew L. Waite

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1, and "FOR" Proposals 2, 3, 4 and 5.**

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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# FORUM ENERGY TECHNOLOGIES, INC.

**Proxy for Annual Meeting of Stockholders on May 12, 2020**

**Solicited on Behalf of the Board of Directors**

The undersigned hereby appoints C. Christopher Gaut and John C. Ivascu, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Forum Energy Technologies, Inc., to be held May 12, 2020, 8:00 a.m. Central Daylight Time, at 10344 Sam Houston Park Drive, Suite 300, Houston, Texas 77064, and at any adjournments or postponements thereof, as follows:

**(Continued and to be signed on the reverse side.)**

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